   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                                ISS GROUP, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 7372                                58-2362189
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Number)               Identification Number)

                          6600 PEACHTREE-DUNWOODY ROAD
                           300 EMBASSY ROW, SUITE 500
                             ATLANTA, GEORGIA 30328
                                 (678) 443-6000
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                             ----------------------

                                THOMAS E. NOONAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ISS GROUP, INC.
                          6600 PEACHTREE-DUNWOODY ROAD
                           300 EMBASSY ROW, SUITE 500
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (678) 443-6000
                           FACSIMILE: (678) 443-6477
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                CARMELO M. GORDIAN, P.C.                                  KEITH F. HIGGINS, ESQ.
                 S. MICHAEL DUNN, P.C.                                 CHRISTOPHER J. AUSTIN, ESQ.
            BROBECK, PHLEGER & HARRISON LLP                                    ROPES & GRAY
            301 CONGRESS AVENUE, SUITE 1200                              ONE INTERNATIONAL PLACE
                  AUSTIN, TEXAS 78701                                  BOSTON, MASSACHUSETTS 02110
               TELEPHONE: (512) 477-5495                                TELEPHONE: (617) 951-7000
               FACSIMILE: (512) 477-5813                                FACSIMILE: (617) 951-7050

                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO          OFFERING PRICE         AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED          BE REGISTERED (1)     PER SHARE(2)(3)     OFFERING PRICE(2)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.............   2,760,000 shares          $60.44            $166,814,400           $46,375
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Includes 375,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).
(3) A portion of the shares to be registered represents shares that are to be offered outside the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purposes of sales outside the United States.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRANT STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED JANUARY 29, 1999.

                                2,400,000 Shares

                                   (ISS Logo)
                                ISS GROUP, INC.
                                  Common Stock
                             ----------------------
     This is an offering of shares of common stock of ISS Group, Inc. This prospectus relates to an offering of 1,920,000 shares in the United States. In addition, 480,000 shares are being offered outside the United States in an international offering.

     ISS Group is offering 1,200,000 shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 1,200,000 shares. ISS Group will not receive any of the proceeds from the sale of the shares sold by the selling stockholders.

     The common stock is traded on the Nasdaq National Market under the symbol "ISSX". On January 28, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $62.94 per share.

     See "Risk Factors" beginning on page 3 to read about certain factors you should consider before buying shares of the common stock.
                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                                   Per Share        Total
                                                                   ---------        -----
Initial public offering price...............................        $              $
Underwriting discount.......................................        $              $
Proceeds, before expenses, to ISS Group.....................        $              $
Proceeds to the selling stockholders........................        $              $

     The U.S. underwriters may, under certain circumstances, purchase up to an additional 288,000 shares from ISS Group and the selling stockholders at the initial public offering price less the underwriting discount. The international underwriters may similarly purchase up to an aggregate of an additional 72,000 shares.
                             ----------------------
     The underwriters expect to deliver the shares against payment in New York,
New York on             , 1999.

GOLDMAN, SACHS & CO.
            DAIN RAUSCHER WESSELS
               A DIVISION OF DAIN RAUSCHER
                     INCORPORATED
                          WARBURG DILLON READ LLC
                                      BANCBOSTON ROBERTSON STEPHENS
                             ----------------------

                      Prospectus dated             , 1999.

                             ----------------------

                               TABLE OF CONTENTS

                                          Page
                                          ----
Prospectus Summary......................    1
Risk Factors............................    3
Use of Proceeds.........................   12
Price Range of Common Stock.............   12
Dividend Policy.........................   12
Capitalization..........................   13
Dilution................................   14
Selected Consolidated Financial Data....   15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   16
Business................................   24
Management..............................   43
Certain Transactions....................   52
Principal and Selling Stockholders......   54
Description of Securities...............   56
Shares Eligible for Future Sale.........   60
Validity of Common Stock................   62
Experts.................................   62
Additional Information..................   62
Index to Consolidated Financial
  Statements............................  F-1
Underwriting............................  U-1

                       [Inside Front Cover of Prospectus]


     Picture headed "Adaptive Network Security Process" depicts a large circle with three arrows linked together to form the circle. One arrow states the term "monitor", the second arrow states the term "detect" and the third arrow states the term "respond". In the center of this circle is the phrase "Enterprise Security Policy". In the upper right hand section of the graphic outside of the "monitor" section of the circle are the terms "Applications", "Databases", "Operating Systems" and "Networks". In the lower right hand section of the graphic outside of the "detect" section of the circle are the terms "Policy Violations", "Vulnerabilities" and "Threats". In the left hand section of the graphic outside of the "respond" section of the circle are the terms "Alarms", "Corrective Action", "Active Response" and "Actionable Information". At the lower far right hand corner of the graphic is the ISS logo and the terms "ISS Internet Security Systems."

     Our trademarks include Database Scanner, Firewall Scanner, Internet Scanner, Internet Security Systems, ISS, RealSecure, RealSecure Agents, RealSecure Engine, RealSecure Manager, SAFEsuite, SAFEsuite Decisions,
System Scanner, Web Security Scanner and the ISS logo. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and consolidated financial statements and related notes appearing elsewhere in this prospectus. Unless otherwise indicated, all information in this prospectus, including share and per share information, assumes neither the exercise of stock options after December 31, 1998 nor the exercise of the underwriters' over-allotment option.

                                ISS GROUP, INC.

     We are a leading provider of network security monitoring, detection and response solutions that protect the security and integrity of enterprise information systems. Our SAFEsuite family of products protects distributed computing environments, such as internal corporate networks, inter-company networks and the Internet, from attacks, misuse and security policy violations. Our innovative Adaptive Network Security approach uses continuous security risk monitoring and response to develop and enforce an active network security policy. We also offer professional services that enable us to deliver comprehensive solutions to our customers.

     The proliferation and growth of corporate intranets and the growth of electronic commerce have dramatically increased the use and openness of computer networks. Their accessibility and the relative anonymity of users make these systems, and the integrity of the information that is stored on them, vulnerable to security threats. As a result, security breaches of corporate networks have been increasing in recent years. According to the annual Information Week/PricewaterhouseCoopers LLP 1998 Global Information Security Survey of information technology managers and professionals, 59% of those surveyed who are associated with sites selling products or services on the Web reported at least one security breach in the past year. In a separate PricewaterhouseCoopers LLP 1998 survey of chief executive officers, 84% cited security concerns as a barrier to deployment of information technology initiatives. Because of the complexity of vulnerabilities in open systems and the pervasiveness of the threats to such systems, many organizations seek out a trusted security advisor to assist them in developing effective security policies and managing their information risks.

     We pioneered the technology for vulnerability and threat detection and we believe that we have the most comprehensive vulnerability and threat database in existence. Over 3,000 organizations worldwide, including firms in the Global 2000, U.S. and international government agencies and major universities, have licensed our products. Twenty-one of the 25 largest commercial banks in the United States, as ranked by Fortune Magazine, also have licensed our products.

     Our principal executive offices are located at 6600 Peachtree-Dunwoody Road, 300 Embassy Row, Suite 500, Atlanta, Georgia 30328, and our telephone number is (678) 443-6000. Our address on the World Wide Web is "www.iss.net". This prospectus does not incorporate by reference the information on our Web site.

                                  THE OFFERING

     The following information assumes that the underwriters do not exercise their options to purchase additional shares in the offering from us or the selling stockholders. This information is based on shares of common stock outstanding as of December 31, 1998, and excludes 2,379,670 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 1998.

Common stock offered by ISS Group.........................  1,200,000 shares
Common stock offered by selling stockholders..............  1,200,000 shares
Common stock to be outstanding after the offering.........  18,512,462 shares
Nasdaq National Market symbol.............................  ISSX
Use of proceeds...........................................  For general corporate purposes, including working capital and
                                                            possible acquisitions. See "Use
                                                            of Proceeds".

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     APRIL 19, 1994
                                                      (INCEPTION)
                                                        THROUGH              YEAR ENDED DECEMBER 31,
                                                      DECEMBER 31,    -------------------------------------
                                                          1994         1995      1996      1997      1998
                                                     --------------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...........................................      $   38       $   257   $ 4,462   $13,467   $35,929
Operating income (loss)............................          20          (140)   (1,205)   (4,147)   (6,406)
Net income (loss)..................................          20          (140)   (1,131)   (3,919)   (4,102)
Basic and diluted net loss per share...............      $   --       $ (0.03)  $ (0.14)  $ (0.50)  $ (0.28)
Weighted average shares used in basic and diluted
  net loss per share calculation...................       4,586         5,001     7,916     7,907    14,883

                                                                   DECEMBER 31, 1998
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(1)
                                                              ----------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $52,632        $123,972
Working capital.............................................    54,389         125,729
Total assets................................................    78,021         149,361
Stockholders' equity........................................    66,315         137,655

---------------

(1) As adjusted to reflect the application of the net proceeds from the sale of the common stock in this offering at an assumed public offering price of $62.94 per share and after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds".

                                  RISK FACTORS

     You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also adversely impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about ISS and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described in this section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                          WE ARE A YOUNG COMPANY THAT
                           HAS NEVER BEEN PROFITABLE

     We were incorporated in April 1994 and have never achieved profitability. Although our losses have narrowed recently, we cannot be certain that we will become profitable in the future. Even if we become profitable at some point in the future, we cannot be certain that we can sustain such profitability. You should be aware that we have only a limited operating history upon which to evaluate our business and prospects. In deciding to purchase our shares, you must consider the risks, expenses and difficulties frequently encountered by companies that are, like us, in their early stage of development and that depend upon new and rapidly evolving markets. In order to address these risks, we must, among other things:

- respond to competitive developments;

- continue to upgrade and expand our product and services offerings; and

- continue to attract, retain and motivate our employees.

We cannot be certain that we will successfully address these risks.

                          OUR FUTURE OPERATING RESULTS
                          WILL FLUCTUATE SIGNIFICANTLY

     As a result of our limited operating history, we cannot predict our future revenues and operating results. However, we do expect our future revenues and operating results to fluctuate due to a combination of factors, including:

- the growth of private Internet-based networks (often referred to as intranets);

- the extent to which the public perceives that unauthorized access to and use of online information is a threat to network security;

- the volume and timing of orders, including seasonal trends in customer purchasing;

- our ability to develop new and enhanced products and expand our professional services;

- the growth in the acceptance of, and activity on, the Internet and the World Wide Web, particularly by corporate, institutional and government users;

- customer budgets which may limit their ability to purchase our products;

- foreign currency exchange rates that affect our international operations;

- the mix of distribution channels through which we sell our products;

- product and price competition in our markets; and

- general economic conditions, both domestically and in our foreign markets.

     We increasingly focus our efforts on sales of enterprise-wide security solutions, which consist of our entire product suite and related professional services, rather than on the sale of component products. As a result, we expect that each sale may require additional time and effort from our sales staff. In addition, the revenues associated with particular sales vary significantly depending on the number of products licensed by a customer, the number of devices used by the customer and the customer's relative need for our professional services. Large individual sales, or even small delays in customer orders, can cause significant variation in our license revenues and results of operations for a particular period. The timing of large orders is usually difficult to predict and, like many software companies, our customers typically license most of our products in the last month of a quarter.

     Our future operating expenses are expected to increase in future periods as we intend to:

- expand our domestic and international sales and marketing operations;

- increase our investments in product development and our proprietary threat and vulnerability database;

- expand our professional services capabilities;

- seek acquisition candidates that will enhance our products and market share;
  and

- improve our internal operating and financial systems.

     We cannot predict our operating expenses based on our past results. Instead, we establish our spending levels based in large part on our expected future revenues. As a result, if our actual revenues in any future period fall below our expectations, our operating results likely will be adversely affected because very few of our expenses vary with our revenues. Because of the factors listed above, we believe that our quarterly and annual revenues, expenses and operating results likely will vary significantly in the future. Accordingly, period-to-period comparisons of our results of operations are not necessarily meaningful, and investors in our common stock should not rely upon them as indications of our future performance. For these and other reasons, our operating results may fall below market analysts' expectations, which, in turn, could cause the market price of our common stock to decline, and perhaps decline significantly.

                   WE FACE INTENSE COMPETITION IN OUR MARKET

     The market for network security monitoring, detection and response solutions is intensely competitive, and we expect competition to increase in the future. We cannot guarantee that we will compete successfully against our current or potential competitors, especially those with significantly greater financial resources or brand name recognition. Our chief competitors generally fall within one of four categories:

- internal information technology departments of our customers and the consulting firms that assist them in formulating security systems;

- relatively smaller software companies offering relatively limited applications for network and Internet security;

- large companies, including Axent Technologies, Cisco Systems and Network Associates, that sell competitive products, as well as other large software companies that have the technical capability and resources to develop competitive products; and

- software or hardware companies that could integrate features that are similar to our products into their own products.

     Mergers or consolidations among these competitors, or acquisitions of small competitors by larger companies, would make such combined entities more formidable competitors to us. In the last 18 months, both Cisco Systems and Network Associates have acquired privately-held companies with products competitive to ours. Large companies may have advantages over us because of their longer operating histories, greater name recognition, larger customer bases or greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They can also devote greater resources to the promotion and sale of their products than we can. In addition, these companies have reduced, and could continue to reduce, the price of their security monitoring, detection and response products, which increases pricing pressures within our market. In addition, large companies with broad product offerings, such as Network Associates, have bundled their security products with their other products, and we expect them to continue to do so in the future, which makes it more difficult for us to compete with them. These companies may develop security monitoring, detection and response products that are better than our current or future products and this may render our products obsolete.

     Several companies currently sell software products (such as encryption, firewall, operating system security and virus detection software) that our customers and potential customers have broadly adopted. Some of these companies sell products which perform the same functions as some of our products. In addition, vendors of operating system software or networking hardware may enhance their products to include the same kinds of functions that our products currently provide. The widespread inclusion of comparable features to our software in operating system software or networking hardware could render our products obsolete, particularly if such features are of a high quality. Even if security functions integrated into operating system software or networking hardware are more limited than those of our software, a significant number of customers may accept more limited functionality to avoid purchasing additional software.

     For the above reasons, we may not be able to compete successfully against our current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any one of which could materially and adversely affect our business, operating results and financial condition. See "Business -- Competition" for detailed information about our competition.

WE FACE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY AND FREQUENT INTRODUCTIONS OF
                                  NEW PRODUCTS

     Rapid changes in technology pose significant risks to us. We do not control nor can we influence the forces behind these changes, which include:

- the extent to which businesses and others seek to establish more secure networks;

- the extent to which hackers and others seek to compromise secure systems;

- evolving computer hardware and software standards;

- changing customer requirements; and

- frequent introductions of new products and product enhancements.

     To remain successful, we must continue to change, adapt and improve our products in response to these and other changes in technology. Our future success hinges on our ability to both continue to enhance our current line of products and professional services and to introduce new products that address and respond to innovations in computer hacking, computer technology and customer requirements. We cannot be sure that we will successfully develop and market new products that do this. Any failure by us to timely develop and introduce new products, to enhance our current products or to expand our professional services capabilities in response to these changes could adversely affect our business, operating results and financial condition.

     Our products involve very complex technology, and as a consequence, major new products and product enhancements require a long time to develop and test before going to market. Because this amount of time is difficult to estimate, we have had to delay the scheduled introduction of new and enhanced products in the past and may have to delay the introduction of new products and product enhancements in the future.

     The techniques computer hackers use to gain unauthorized access to or to sabotage networks and intranets are constantly evolving and increasingly sophisticated.

Furthermore, because new hacking techniques are usually not recognized until used against one or more targets, we are unable to anticipate most new hacking techniques. To the extent that new hacking techniques harm our customers' computer systems or businesses, affected customers may believe that our products are ineffective, which may cause them or prospective customers to reduce or avoid purchases of our products. In such event, we may lose customer goodwill, which could adversely affect our business.

                           WE MUST EFFECTIVELY MANAGE
                                OUR RAPID GROWTH

     Our business has grown rapidly in the last three years, with total revenues increasing from $4.5 million in 1996 to $35.9 million in 1998. During this period, our workforce has also rapidly expanded, increasing from seven employees in January 1996 to 328 in December 1998. This growth has strained, and if continued, will further strain our management resources and systems. We intend to continue to expand both our business and workforce for the foreseeable future to pursue existing and potential market opportunities. However, if the market for our solutions fails to grow or grows more slowly than we currently anticipate, our business, operating results and financial condition would be materially and adversely affected.

     In addition, our ability to manage future growth will require us to continually improve our financial and management controls, reporting systems and procedures, to implement new systems as necessary and to expand, train and manage our employees. We cannot assure investors in our common stock that we will be able to manage successfully any future expansion. Our inability to do so would materially and adversely affect our business, operating results and financial condition.

                  RISKS ASSOCIATED WITH OUR GLOBAL OPERATIONS

     We have derived approximately 21% and 19% of our total revenues from sales to customers outside of North America in 1997 and 1998, respectively. The expansion of our international operations includes the maintenance of sales offices in dispersed locations throughout the world, including throughout Europe and the Asia/Pacific and Latin America regions. Our international presence and expansion exposes us to risks not present in our U.S. operations, such as:

- the difficulty in managing an organization spread over various countries located across the world;

- unexpected changes in regulatory requirements in countries where we do business;

- excess taxation due to overlapping tax structures;

- fluctuations in foreign currency exchange rates, which may be aggravated in European markets by the recent introduction of the Euro currency;

- import and export licensing requirements;

- trade restrictions;

- changes in tariff and freight rates; and

- depressed regional and economic conditions, such as those currently affecting many regions in Asian markets.

     Despite these risks, we believe that we must continue to expand our operations in international markets to support our growth. To this end, we intend to establish additional foreign sales operations, expand our existing offices, hire additional personnel, expand our international sales channels and customize our products for local markets. If we fail to execute this strategy, our international sales growth will be limited, which, in turn, could materially and adversely affect our business, operating results and financial condition.

     To date, we have primarily denominated our revenues from international operations in United States dollars; however, we will increasingly denominate sales in local foreign currencies in the future. An increase in the value of the United States dollar relative to foreign currencies would make our products more expensive and, therefore, potentially less competitive in foreign markets. In addition, even if we successfully expand our international operations, we may not be able to maintain or increase international market demand for our products.

                            WE INCREASINGLY RELY ON
                         INDIRECT DISTRIBUTION CHANNELS

     Although our direct sales have accounted for a majority of our revenues in 1998, we expect to continue to license a significant percentage of our products to end users through indirect distribution channels in the future. Our indirect distribution channel partners include:

- original equipment manufacturers that bundle our products with products that they sell to their customers;

- managed service providers, such as telecommunications companies and Internet service providers, that host networking and Internet operations for business customers; and

- consultants and systems integrators that incorporate our products into customized solutions that they have implemented for their customers.

     We have established our relationships with many of our channel partners only within the last three years. We cannot predict whether our channel partners will continue to market and sell our products successfully. We have little or no control over the manner in which our channel partners sell our products or integrate our products with their own products or solutions. In addition, many of our channel partners also market and sell our competitors' products. While no one channel partner accounted for more than 10% of our consolidated revenues in 1998, a loss of several of our major channel partners without replacement would adversely affect our business, operating results and financial condition.

     Our future performance will also depend, in part, on our ability to attract new channel partners to market and support our products effectively, especially in new markets. We cannot assure you that revenue from channel partners that accounted for significant revenues in past periods will continue or, if continued, will reach or exceed past performance levels. In addition, we often depend upon our channel partners to install and support our products for end users. If our channel partners fail to provide adequate installation and support, end users of our products could cease using, or improperly implement and operate, our products. Such a failure could substantially increase our customer support costs and materially and adversely affect our business, operating results and financial condition.

                  POTENTIAL FUTURE ACQUISITIONS OR INVESTMENTS

     As part of our growth strategy, we have acquired, and may continue to acquire or make investments in, companies with products, technologies or professional services capabilities complementary to our solutions. In acquiring companies in the future, we could encounter difficulties in assimilating their personnel and operations into our company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. These difficulties could also include accounting requirements, such as amortization of goodwill or in-process research and development expense. We cannot be certain that we will successfully overcome these risks with respect to any future acquisitions or that we will not encounter other problems in connection with our prior or any future acquisitions. In addition, any future acquisitions may require us to incur debt or issue equity securities. The issuance of equity securities could dilute the investment of our existing stockholders.

                         WE DEPEND ON OUR KEY PERSONNEL

     We rely, and will continue to rely, on our senior executive officers and other key management personnel, especially Thomas E. Noonan (our Chairman of the Board, President and Chief Executive Officer) and Christopher Klaus (our founder and Chief Technology Officer). We do not have an employment agreement with either Mr. Noonan or Mr. Klaus. A departure by either of these individuals or any of our other key employees could significantly diminish our level of management, technical, marketing and sales expertise and we would need to find replacements who have these skills. We believe that hiring replacements for key personnel, if necessary, will be difficult.

     Our future success also depends on our continuing ability to attract and retain highly qualified engineers, managers and sales and professional services personnel. The competition for employees at all levels of the software industry, especially those with experience in the relatively new discipline of security software, is increasingly intense. If we do not succeed in attracting new employees or retaining and motivating our current employees, our business could suffer significantly.

   WE DEPEND ON OUR INTELLECTUAL PROPERTY RIGHTS AND USE LICENSED TECHNOLOGY

     We rely primarily on copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that the technological and creative skills of our personnel, new product developments, frequent product enhancements, our name recognition, our professional services capabilities and delivery of reliable product maintenance are essential to establishing and maintaining our technology leadership position. We cannot assure you that our competitors will not independently develop technologies that are similar to ours.

     We seek to protect our software, documentation and other written materials under the trade secret and copyright laws, which afford only limited protection. We have also submitted two United States patent applications. Patents may not issue from these applications or, if issued, may not provide any meaningful competitive advantages to us.

     We generally license our products to end users in a machine-readable format. However, certain customers have required us to place the source code for our products in an escrow account with a third-party software escrow agent. Under these escrow arrangements, our insolvency or our failure to perform our obligations under certain license and maintenance agreements could cause the release of our source code to such customers. Such an event could significantly compromise our ability to protect the use of our software by our competitors or potential competitors.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we cannot determine the extent to which piracy of our software products occurs, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States and many foreign countries do not enforce these laws as diligently as U.S. government agencies and private parties.

     We are not aware that any of our products infringes the proprietary rights of others, but it is conceivable that our current or future products may infringe the proprietary rights of others. In fact, in July 1998 Network Associates, which is one of our competitors, filed a lawsuit against us alleging that our RealSecure product violates a patent claim for intrusion detection technology held by Network Associates. We believe that the lawsuit is without merit and are vigorously defending against Network Associates' claims. However, should Network Associates prevail in the suit, it could materially and adversely affect our business, operating results and financial condition.

     We expect the number of intellectual property infringement lawsuits against software companies to increase. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be made available on terms acceptable to us, which could materially and adversely affect our business, operating results and financial condition.

                      WE LACK CERTAIN TRADEMARK PROTECTION

     We currently cannot obtain trademark protection on the name "Internet Security Systems" due to its general use in a variety of security-related applications. We have in the past asserted and intend to continue to assert our rights to the name "Internet Security Systems". In addition, we have in the past taken and will continue to take action against any use of that name in a manner that may create confusion for our products in our current or future markets. However, we may not be successful in these efforts, which could have a material adverse effect upon our business, operating results and financial condition.

        WE FACE POTENTIAL PRODUCT LIABILITY EXPOSURE AND PRODUCT DEFECTS

     Many organizations use our products for critical functions of monitoring and enhancing network security. As a result, we risk product liability and related claims for our products if they do not adequately perform this function. In our licensing agreements, we typically seek to limit our liability for special, consequential or incidental damages, but these provisions may not in all cases be enforceable under applicable laws. In addition, we currently have $2.0 million of product liability insurance coverage that, subject to customary exclusions, covers claims resulting from failure of our products or services to perform their intended function or to serve their intended purpose. A product liability claim, to the extent not covered by our insurance, could materially and adversely affect our business, operating results and financial condition.

     Complex software products such as ours may contain undetected "bugs" that, despite our testing, are discovered only after installation and use by our customers. The occurrence of these bugs could result in adverse publicity, loss of or delay in market acceptance or claims by customers against us, any of which could have a material adverse effect upon our business, operating results and financial condition. Customers who deploy or use our products improperly or incompletely may experience temporary disruptions to their computer networking systems, which could damage our relationship with them and our reputation. Our current products may not be error-free and it is extremely doubtful that our future products will be error-free. Furthermore, computers are manufactured in a variety of different configurations with different operating systems (such as Windows, Unix, Macintosh and OS/2) and embedded software. As a result, it is very difficult to comprehensively test our software products for programming or compatibility errors. Errors in the performance of our products, whether due to our design or their compatibility with products of other companies, could hinder the acceptance of our products, which, in turn, would impair our business, operating results and financial condition. See "Business -- Products" and "-- Product Development".

                             HACKERS MAY TARGET US

     As a producer of leading security software, we may represent an attractive target for hacker attacks. Should hackers infiltrate our internal network system and obtain sensitive data and information, or create bugs or viruses in an attempt to sabotage the functionality of our products, we may receive negative publicity, or incur direct damage to our systems or liability to our customers. We cannot guarantee our ability to respond to such attacks in a timely or effective manner and any failure to do so could materially and adversely affect our business, operating results and financial condition.

                          GOVERNMENT MAY REGULATE OUR
                               TECHNOLOGY EXPORTS

     Governments, including the United States government, from time to time have imposed controls, export license requirements and restrictions on the export of certain technology, especially encryption technology. Certain of our products incorporate advanced encryption technology and, as a consequence, we have been required to modify the relative sophistication of the encryption technology used in these products in order to license them to customers in certain foreign markets. Our inability to export our domestic version of these products to such customers may reduce our competitiveness in such markets, which may adversely affect our sales. Moreover, any further expansion of export regulations would further restrict our ability to export our products, which may materially and adversely affect our business, operating results and financial condition.

                                YEAR 2000 RISKS

     Many currently installed computer systems and software products accept only two-digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such "Year 2000" requirements. Noncompliant computer systems or software may cause system failure or result in miscalculations that will cause disruptions of normal business activities. Although we have designed all of the products that we currently offer to be Year 2000 compliant, we cannot assure you that our products contain all necessary date code changes, or that, in the year 2000, our products will be compatible with third-party software that may be integrated or used in conjunction with our products. See "Management's Discussion and Analysis -- Year 2000".

                          LIMITED PRIOR MARKET FOR OUR
                      COMMON STOCK AND POSSIBLE VOLATILITY
                               OF OUR STOCK PRICE

     Our common stock has only been publicly traded since our initial public offering on March 24, 1998. We cannot guarantee to purchasers of our shares that the market price of our common stock will be maintained after the offering or that the volume of trading in our shares will increase.

     The risks detailed in this Prospectus may significantly adversely affect the market price of our common stock after the offering by the risks detailed in this prospectus. In particular, the stock prices for many high technology companies, especially those that base their businesses on the Internet, recently have experienced wide fluctuations and extreme volatility which have often been unrelated to the operating performance of such companies. Such fluctuations have adversely affected and may in the future adversely affect the market price of our common stock.

     Furthermore, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, stockholders likely will bring claims, with or without merit, against us. Such litigation would be very expensive to defend and would divert management attention and resources regardless of outcome.

                            ANTI-TAKEOVER PROVISIONS

     Our certificate of incorporation and bylaws contain the following provisions that may deter a takeover, including one on terms that many of our stockholders might consider favorable:

- authority of our board of directors to issue common stock and preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of each series of preferred stock, without any vote or action by our stockholders;

- the existence of large amounts of authorized but unissued common stock and preferred stock;

- staggered, three-year terms for our board of directors;

- supermajority voting requirements to effect certain amendments to our certificate of incorporation and bylaws;

- limitations on who may call special meetings of stockholders;

- prohibition of stockholder action by written consent; and

- advance notice requirements for board of directors nominations and for stockholder proposals.

     The rights and preferences of any series of preferred stock could include a preference over the common stock on the distribution of our assets upon a liquidation or sale of our company, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of any series of preferred stock that may be issued in the future may adversely affect the rights of the holders of the common stock . We have no current plans to issue preferred stock. In addition, certain provisions of Delaware law and our stock option plan may also discourage, delay or prevent a change in control of our company or unsolicited acquisition proposals.

                      SHARES ELIGIBLE FOR FUTURE SALE AND
                              REGISTRATION RIGHTS

     If our stockholders sell substantial amounts of common stock (including shares issued upon the exercise of outstanding stock options) in the public market following this offering, the market price of our common stock could fall. Such sales also could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 18,512,462 shares of common stock (assuming no exercises of options after the date of this prospectus). Of these shares, the 3,450,000 shares sold in our initial public offering in March 1998, the 2,400,000 shares being offered hereby and 5,165,872 shares that have been sold pursuant to Rule 144 under the Securities Act of 1933, as amended, or that are eligible under paragraph (k) of that rule are freely tradeable. This leaves 7,496,590 shares eligible for sale in the public market as follows:

NUMBER OF SHARES       DATE
----------------       ----
  514,192............  At various times after the date of
                       this prospectus pursuant to Rule
                       144
6,982,398............  At various times after 90 days
                       from the date of this prospectus
                       pursuant to Rule 144

     In addition, we have registered for resale the 3,000,000 shares of our common stock reserved for issuance under our Restated 1995 Stock Incentive Plan, as well as 100,000 shares of common stock that were subject to options granted pursuant to written compensation agreements separate from the plan. As of December 31, 1998, options to purchase 244,643 shares of our common stock were outstanding and will be eligible for sale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of 90-day lock-up agreements with the underwriters of this offering. These stock options generally have exercise prices significantly below the current price of our common stock. The possible sale of a significant number of these shares may cause the price of our common stock to fall.

     Certain stockholders, representing approximately 7,189,177 shares of common stock may have the right, subject to certain conditions, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of common stock to fall. In addition, any demand by holders of registration rights to include shares of common stock held by them in a registration initiated by us could adversely affect our ability to raise needed capital. See "Management -- Our Stock Option Plan", "Principal and Selling Stockholders", "Description of Securities -- Registration Rights", "Shares Eligible for Future Sale" and "Underwriting".

                      BROAD DISCRETION IN USE OF PROCEEDS

     We have not yet decided how we will use the proceeds from this offering. Therefore, our management will retain broad discretion to allocate the net proceeds from this offering to uses with which our stockholders may not agree. We cannot assure you that any use of proceeds can or will yield a significant return. See "Use of Proceeds".

                                USE OF PROCEEDS

     Based on an assumed public offering price of $62.94 per share, we estimate that the net proceeds from our sale of shares of common stock in this offering will be approximately $71.3 million (approximately $91.1 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of common stock by the selling stockholders.

     We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, including financing accounts receivable and funding capital expenditures made in the ordinary course of our business. We also may use a portion of the proceeds to fund possible acquisitions of businesses, products and technologies that are complementary to ours. Although we have no current agreements with respect to such transactions, we from time to time evaluate such acquisition opportunities and may engage in negotiations with respect to them. Pending such uses, we will invest the net proceeds from this offering in government securities and other short-term, investment-grade, interest-bearing instruments.

                          PRICE RANGE OF COMMON STOCK

     The common stock has been quoted on the Nasdaq National Market under the symbol "ISSX" since our initial public offering on March 24, 1998. Prior to that offering there had been no public market for the common stock. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market:

1998:                                                      HIGH     LOW
-----                                                     ------   ------
First Quarter (from March 24, 1998).....................  $41.50   $37.00
Second Quarter..........................................   56.63    31.63
Third Quarter...........................................   50.50    25.38
Fourth Quarter..........................................   60.63    17.00

     On January 28, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $62.94 per share. As of December 31, 1998, there were 201 holders of record of the common stock.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock other than a $10,000 dividend paid in each of 1994 and 1995, and we do not intend to pay any cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

     The table below sets forth our capitalization as of December 31, 1998 on an actual basis, and as adjusted to reflect our sale of 1,200,000 shares of common stock in the offering at an assumed public offering price of $62.94 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This table should be read in conjunction with our consolidated financial statements and the other financial information included in this prospectus.

                                                                DECEMBER 31, 1998
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                 (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, $0.001 par value, 20,000,000 shares
     authorized and none issued, actual and as adjusted.....  $    --    $     --
  Common Stock, $0.001 par value, 50,000,000 shares
     authorized; 17,292,087 shares issued and outstanding;
     18,492,087 shares issued and outstanding as adjusted
     (1)....................................................       17          18
  Additional paid-in capital................................   76,110     147,449
  Deferred compensation.....................................     (662)       (662)
  Cumulative adjustment for currency revaluation............      142         142
  Accumulated deficit.......................................   (9,292)     (9,292)
                                                              -------    --------
          Total stockholders' equity........................   66,315     137,655
                                                              -------    --------
          Total capitalization..............................  $66,315    $137,655
                                                              =======    ========

---------------
(1) Excludes 2,379,670 shares of common stock issuable upon exercise of options outstanding as of December 31, 1998, with exercise prices ranging from $0.15 to $48.12 per share and with a weighted average exercise price of $10.98 per share. See "Management -- Our Stock Option Plan" and Note 5 of Notes to Consolidated Financial Statements.

                                    DILUTION

     Our net tangible book value as of December 31, 1998 was $58.5 million, or $3.38 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding. After giving effect to the sale of the 1,200,000 shares of common stock offered by us in this offering at an assumed public offering price of $62.94 per share and the application of the estimated net proceeds, our net tangible book value as of December 31, 1998 would have been $129.9 million, or $7.02 per share of common stock. This represents an immediate increase in the net tangible book value of $3.64 per share to our existing stockholders and an immediate dilution in the net tangible book value of $55.92 per share to new investors of common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share.....................             $62.94
                                                                         ------
  Net tangible book value per share as of December 31,
     1998...................................................  $3.38
  Increase per share attributable to new investors..........   3.64
                                                              -----
Net tangible book value per share after this offering.......               7.02
                                                                         ------
Dilution per share to new investors.........................             $55.92
                                                                         ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The financial data set forth below for each of the three years in the period ended December 31, 1998, and as of December 31, 1997 and 1998, has been derived from the audited consolidated financial statements appearing elsewhere in this prospectus and should be read in conjunction therewith. The financial data for the periods from inception (April 19, 1994) through December 31, 1994, for the year ended December 31, 1995, and as of December 31, 1994, 1995 and 1996, has been derived from audited financial statements not included in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                   APRIL 19, 1994
                                                     (INCEPTION)
                                                       THROUGH
                                                    DECEMBER 31,                 YEAR ENDED DECEMBER 31,
                                                   ---------------     -------------------------------------------
                                                        1994            1995        1996        1997        1998
                                                   ---------------     -------     -------     -------     -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Perpetual licenses.............................      $   38          $   246     $ 4,233     $10,936     $25,936
  Subscriptions..................................          --               --         219       2,465       7,406
  Professional services..........................          --               11          10          66       2,587
                                                       ------          -------     -------     -------     -------
                                                           38              257       4,462      13,467      35,929
Costs and expenses:
  Cost of revenues...............................          --                4          18         676       4,831
  Research and development.......................           5               97       1,225       3,434       9,321
  Charges for in-process research and
    development..................................          --               --          --          --         802
  Sales and marketing............................          11              252       3,768      11,731      22,762
  General and administrative.....................           2               44         656       1,773       4,389
  Amortization...................................          --               --          --          --         230
                                                       ------          -------     -------     -------     -------
                                                           18              397       5,667      17,614      42,335
                                                       ------          -------     -------     -------     -------
Operating income (loss)..........................          20             (140)     (1,205)     (4,147)     (6,406)
Interest income, net.............................          --               --          74         228       2,366
                                                       ------          -------     -------     -------     -------
Income (loss) before income taxes................          20             (140)     (1,131)     (3,919)     (4,040)
Provision for income taxes.......................          --               --          --          --          62
                                                       ------          -------     -------     -------     -------
Net income (loss)................................      $   20          $  (140)    $(1,131)    $(3,919)    $(4,102)
                                                       ------          -------     -------     -------     -------
Basic and diluted net loss per share(1)..........      $   --          $ (0.03)    $ (0.14)    $ (0.50)    $ (0.28)
                                                       ======          =======     =======     =======     =======
Weighted average shares used in basic and diluted
  net loss per share calculation(2)..............       4,586            5,001       7,916       7,907      14,883
                                                       ======          =======     =======     =======     =======
Unaudited pro forma net loss per share(1)........                                              $ (0.29)    $ (0.25)
                                                                                               =======     =======
Unaudited weighted average shares used in
  unaudited pro forma net loss per share
  calculation(2).................................                                               13,644      16,189
                                                                                               =======     =======

                                                                            DECEMBER 31,
                                                   ---------------------------------------------------------------
                                                        1994            1995        1996        1997        1998
                                                        ----           -------     -------     -------     -------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................      $    9          $     6     $ 2,007     $ 3,929     $52,632
Working capital (working capital deficit)........          10              (26)      2,298       2,272      54,389
Total assets.....................................          10              176       4,380       9,866      78,021
Long-term debt, net of current portion...........          --               --         140          70          --
Redeemable, convertible preferred stock..........          --               --       3,614       8,878          --
Stockholders' equity (deficit)...................          10               (7)     (1,160)     (5,058)     66,315

---------------

(1) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements for the determination of shares used in computing basic and diluted net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

                                    OVERVIEW

     We are the leading provider of network security monitoring, detection and response software that protects the security and integrity of enterprise information systems according to market share reports by the Aberdeen Group, Gartner Group and The Yankee Group. Our SAFEsuite family of products protects distributed computing environments, such as internal corporate networks, inter-company networks and the Internet, from attacks, misuse and security policy violations. Our business is focused on maintaining the latest security threat and vulnerability checks within our existing products, creating new products and providing technical and professional services that are consistent with our goal of providing enterprise solutions to address network security.
     We generate a substantial portion of our revenues from our SAFEsuite family of products in the form of perpetual licenses and subscriptions. We recognize perpetual license revenues upon delivery of software or, if the customer has evaluation software, delivery of the software key and issuance of the related license, assuming that no significant vendor obligations or customer acceptance rights exist. Where payment terms are extended over periods greater than 12 months, revenue is recognized as such amounts are billable. Annual renewable maintenance is a separate component of each perpetual license agreement with revenue recognized ratably over the maintenance term. Subscription revenues include maintenance and term licenses. Term licenses allow customers to use the product and receive maintenance coverage for a specified period, generally 12 months. We recognize revenues from each subscription agreement ratably over the subscription term.

     In 1998, training and implementation services represented an increasing portion of our revenues. These professional services, which typically are billed on a time-and-materials basis, assist in the successful deployment of our products within customer networks, the development of customers' security policies and the assessment of security policy decisions. We recognize professional services revenues as such services are performed.

     We believe that each of our current products and products in development, together with maintenance and professional services, will represent important sources of revenue in the future.

     Generally, we base our prices on the number of devices or engines being managed by the customer, scaled to provide discounts for either larger systems or the simultaneous license of several SAFEsuite products. We offer annual maintenance for a separate fee. Our customers virtually always purchase maintenance when they initially license a product. Maintenance fees generally equal 20% of the perpetual license fee. Maintenance packages typically include telephone support, product updates, access to our security advisory notices and error corrections. We recommend that our customers renew their maintenance contracts and, to date, most customers have done so. Because of the dynamic nature of vulnerabilities and threats to computer networks, we expect that a substantial majority of our customers will continue to renew their maintenance contracts.

     We sell our products and services primarily through our direct sales force and telephone sales operations, and we also sell through indirect sales channels, including resellers, security consultants, Internet service providers, and other providers of network management services. We generate less revenue per license from indirect channels than direct sales, as we typically sell our products to channel partners at a 25% to 50% discount from list price. In addition, we have entered into several contracts with original equipment manufacturers, or OEMs, in 1998 that contemplate the incorporation of our products into their product offerings. We expect this OEM channel to be an additional important source of revenue for us in the future.

     We expense research and development costs as incurred. Although we have not capitalized any internal development costs under Statement of Financial Accounting Standards No. 86, we have capitalized core and developed technology assets in connection with two acquisitions that we completed in 1998. The primary assets acquired in these acquisitions were security assessment technologies for Windows NT, Unix and databases. While we expect the expansion of our product offerings to originate primarily from internal development, our strategy includes acquiring products and technologies that fit within our product strategy and that potentially accelerate the timing of the commercial introduction of such products and technologies as integrated components of our enterprise network security solutions.

     Our business has grown rapidly in the last three years, with total revenues increasing from $4.5 million in 1996 to $35.9 million in 1998. However, we have experienced net losses in each of these years and, as of December 31, 1998, had an accumulated deficit of $9.3 million. These losses resulted from significant costs incurred in the development and sale of our products and professional services. During this period, we went from seven employees at January 1, 1996 to 328 employees at December 31, 1998. We expect to expand our domestic and international sales and marketing operations, increase investment in product development and our proprietary threat and vulnerability database, seek acquisition candidates that will enhance our products and market share, and improve our internal operating and financial infrastructure in support of our strategic goals and objectives. All of these initiatives will increase operating expenses. As a result, while operating losses have narrowed over the course of 1998, we cannot be certain that we will become profitable in the future. Even if we become profitable in the future, we cannot be certain that we can sustain such profitability.

     Due to our fast growth over the past several years in an emerging market, period-to-period comparisons of our operating results are not meaningful. Although we recently have experienced significant revenue growth, we cannot assume that we can sustain such growth and, therefore, investors should not rely on our past growth as a predictor of future performance. Rather, our prospects must be considered in light of the risks and difficulties frequently encountered by companies in new and rapidly evolving markets. There can be no assurance that we will be successful in addressing such risks and difficulties. See "Risk Factors -- We Are a Young Company That Has Never Been Profitable", "-- Our Future Operating Results Will Fluctuate Significantly" and "-- We Must Effectively Manage Our Rapid Growth".

                             RESULTS OF OPERATIONS

     The following table sets forth our consolidated historical operating information, as a percentage of total revenues, for the periods indicated.

                                                                  YEAR ENDED DECEMBER 31,
                                                                 -------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:                       1996      1997      1998
------------------------------------------                       -----     -----     -----
Revenues:
  Perpetual licenses........................................      94.9%     81.2%     72.2%
  Subscriptions.............................................       4.9      18.3      20.6
  Professional services.....................................       0.2       0.5       7.2
                                                                 -----     -----     -----
                                                                 100.0     100.0     100.0
Costs and expenses:
  Cost of revenues..........................................       0.4       5.0      13.5
  Research and development..................................      27.5      25.5      25.9
  Charges for in-process research and development...........        --        --       2.2
  Sales and marketing.......................................      84.4      87.1      63.4
  General and administrative................................      14.7      13.2      12.2
  Amortization..............................................        --        --       0.6
                                                                 -----     -----     -----
                                                                 127.0     130.8     117.8
                                                                 -----     -----     -----
Operating loss..............................................     (27.0)%   (30.8)%   (17.8)%
                                                                 =====     =====     =====

                                    REVENUES

     Our revenues increased from $4.5 million in 1996, to $13.5 million in 1997 and to $35.9 million in 1998. Revenues from perpetual licenses increased during these periods from $4.2 million in 1996, to $10.9 million in 1997 and to $25.9 million in 1998. Historically, we have generated most of our revenues from perpetual licenses, but perpetual license revenues have decreased as a percentage of total revenues from 95% in 1996, to 81% in 1997 and to 72% in 1998. Subscription revenues have increased substantially during these periods, from $219,000 in 1996, to $2.5 million in 1997 and to $7.4 million in 1998, representing 5%, 18% and 21%, respectively, of total revenues. We continue to diversify our mix of sales within the SAFEsuite family of products, especially due to the significant increases in the sale of licenses for RealSecure, our intrusion detection product. As a result, sales of licenses for our initial product, Internet Scanner, continued to grow in absolute dollars but decreased as a percentage of license revenues from 93% in 1996, to 57% in 1998, and to less than 45% of license revenues in the fourth quarter of 1998. With the continued introduction of new product offerings, both from internal development and acquisitions consummated in 1998, we expect this trend to continue.

     A key initiative in 1998 was to address the demand from customers for implementation, training and consulting services. As a result, professional services revenues increased from less than 1% of revenues in each of 1996 and 1997 to 7% of total revenues in 1998. Professional services revenues increased principally in the latter half of 1998 and comprised 12% of our total revenues in the fourth quarter of 1998.

     On a geographic basis, we derived the majority of our revenues from sales to customers within North America. However, international operations continue to contribute significantly to revenues. Sales to customers outside of North America represented 19% of our total revenues in 1998 compared with 21% in 1997 and 4% in 1996. No customer represented more than 10% of total revenues in any of these periods.

                               COSTS AND EXPENSES

COST OF REVENUES

     Cost of revenues includes packaging and distribution costs for our software licenses. Since we use the Internet to distribute product updates and keys necessary to activate a customer's software, this is a minor cost. Cost of revenues also includes costs associated with a technical support group that provides assistance to maintenance customers. Finally, the category includes the costs we incur to provide professional services to customers. During the first half of 1998, we built up our professional services management team who then developed a billable consulting staff over the balance of the year. The growth in professional services has caused gross margin, represented by total revenues less cost of revenues expressed as a percentage of total revenues, to trend downward from 99% and 95% in 1996 and 1997, respectively, to 87% in 1998. We expect gross margin to settle at a few percentage points below the 1998 level.

RESEARCH AND DEVELOPMENT

     Research and development expenses consist of salary and related costs of research and development personnel, including costs for employee benefits and depreciation of related computer equipment. Research and development expenses include costs associated with maintaining the "X-Force", a team composed of security experts dedicated to understanding new vulnerabilities and real-time threats and attacks and developing solutions to address these security issues. We continue to increase research and development expenditures because we regard primary research and product development as a requirement for retaining our leadership position in the market. We also increased the number of our development personnel as we expanded our suite of products, upgraded our existing products with enhanced functionality and began development efforts in connection with OEM arrangements that were executed in the last half of 1998 but for which no revenues have yet been generated. Accordingly, research and development expenses increased in absolute dollars from $1.2 million in 1996, to $3.4 million in 1997 and to $9.3 million in 1998. These costs remained at a relatively constant percentage of revenues, although we anticipate that this percentage will trend downward in future periods.

     We have reflected a charge of $802,000 in our 1998 statement of operations for identified in-process research and development in connection with our October 1998 acquisitions of two companies engaged in Windows NT, Unix and database security assessment technologies. The charge was based on a valuation of products under development using estimated future cash flows, reduced for the core technology component of such products and the percentage of product development remaining at the time of the acquisition.

SALES AND MARKETING

     Sales and marketing expenses consist of salaries, travel expenses, commissions, advertising, maintenance of our Web site, trade show expenses, personnel recruiting costs and costs of marketing materials. Sales and marketing expenses were $3.8 million in 1996, $11.7 million in 1997 and $22.8 million in 1998. Sales and marketing expenses increased during these periods primarily from a significant increase in the number of regional United States sales locations and personnel, increased commissions commensurate with increased direct sales revenues and expanded international operations in Europe and the Asia/Pacific region. Sales and marketing expenses were 84% and 87% of our total revenues in 1996 and 1997, respectively, but decreased to 63% of revenues in 1998. This decrease occurred because we had employed a larger proportion of our sales force for a sufficient period of time to enable them to achieve greater levels of productivity. If we are able to maintain low rates of attrition within our sales force, we expect this trend to continue.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses of $656,000 in 1996, $1.8 million in 1997 and $4.4 million in 1998, represented approximately 15%, 13% and 12%, respectively, of our total revenues. General and administrative expenses consist of personnel-related costs for executive, administrative, finance and human resources, information systems and other support services and legal, accounting and other professional services fees. During 1998, we upgraded our internal financial reporting and information systems, and we expect to continue to expend resources to enhance our management's ability to obtain and analyze information about our domestic and international operations. In addition, we incurred approximately $720,000 of amortization of deferred compensation in 1998, the majority of which is recorded in the general and administrative category. This charge is related to the valuation of stock options to employees and directors granted around the time of our initial public offering of our common stock in March 1998.

INCOME TAXES

     No provision for federal or state income taxes has been recorded because we have experienced cumulative net losses since inception. We recorded a minor amount of income tax expense in 1998 related to our European operations. At December 31, 1998, we had net operating loss carryforwards of approximately $13.6 million for federal tax purposes which will expire, if not utilized, in 2011 through 2018. These carryforwards include $7.7 million related to exercises of stock options for which the income tax benefit, if realized, would increase additional paid-in-capital. We also had approximately $800,000 of net operating loss carryforwards related to certain foreign operations which will expire, if not utilized, in 2002 and 2003. We have not recognized any benefit from the future use of loss carryforwards for these periods or any other periods since inception because management's evaluation of all the available evidence in assessing realizability of the tax benefits of such loss carryforwards indicates that the underlying assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such benefits currently.

                        QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited consolidated quarterly statement of operations data for the eight quarters ended December 31, 1998, as well as such data expressed as a percentage of our total revenues for the periods indicated. This data has been derived from unaudited consolidated financial statements that, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                     QUARTER ENDED
                            -----------------------------------------------------------------------------------------------
                            MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                              1997        1997         1997        1997        1998        1998         1998        1998
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
                                                                    (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Perpetual licenses......     $1,872      $2,150      $ 2,767     $ 4,147     $ 4,875     $ 5,559      $ 6,596     $ 8,906
  Subscriptions...........        349         513          691         912       1,169       1,487        2,152       2,598
  Professional services...          4           8           15          39          29         285          682       1,591
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
                                2,225       2,671        3,473       5,098       6,073       7,331        9,430      13,095
Costs and expenses:
  Cost of revenues........         87         137          176         276         513         892        1,559       1,867
  Research and
    development...........        493         569          895       1,477       1,636       1,832        2,541       3,312
  Charge for in-process
    research and
    development...........         --          --           --          --          --          --           --         802
  Sales and marketing.....      1,754       2,342        3,051       4,584       4,648       5,431        5,632       7,051
  General and
    administrative........        320         301          443         709         981       1,100        1,046       1,262
  Amortization............         --          --           --          --          --          --           --         230
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
                                2,654       3,349        4,565       7,046       7,778       9,255       10,778      14,524
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
Operating loss............       (429)       (678)      (1,092)     (1,948)     (1,705)      (1924)      (1,348)     (1,429)
Interest income, net......         35          68           66          59          66         841          765         694
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
  Loss before income
    taxes.................       (394)       (610)      (1,026)     (1,889)     (1,639)     (1,083)        (583)       (735)
  Provision for income
    taxes.................         --          --           --          --          --          --           --          62
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
Net loss..................     $ (394)     $ (610)     $(1,026)    $(1,889)    $(1,639)    $(1,083)      $ (583)     $ (797)
                            =========   =========   ==========   =========   =========   =========   ==========   =========

                                                                     QUARTER ENDED
                            -----------------------------------------------------------------------------------------------
                            MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                              1997        1997         1997        1997        1998        1998         1998        1998
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
AS A PERCENTAGE OF TOTAL
  REVENUES:
Revenues:
  Perpetual licenses......       84.1%       80.5%        79.7%       81.3%       80.3%       75.8%        70.0%       68.0%
  Subscriptions...........       15.7        19.2         19.9        17.9        19.2        20.3         22.8        19.8
  Professional services...        0.2         0.3          0.4         0.8         0.5         3.9          7.2        12.2
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
                                100.0       100.0        100.0       100.0       100.0       100.0        100.0       100.0
Costs and expenses:
  Cost of revenues........        3.9         5.1          5.1         5.4         8.5        12.2         16.5        14.3
  Research and
    development...........       22.2        21.3         25.8        29.0        26.9        25.0         27.0        25.3
  Charge for in-process
    research and
    development...........         --          --           --          --          --          --           --         6.1
  Sales and marketing.....       78.8        87.7         87.8        89.9        76.5        74.1         59.7        53.8
  General and
    administrative........       14.4        11.3         12.7        13.9        16.2        15.0         11.1         9.6
  Amortization............         --          --           --          --          --          --           --         1.8
                            ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
                                119.3       125.4        131.4       138.2       128.1       126.2        114.3       110.9
Operating loss............      (19.3)      (25.4)       (31.4)      (38.2)      (28.1)      (26.2)       (14.3)      (10.9)
Net loss..................      (17.7)%     (22.8)%      (29.5)%     (37.1)%     (27.0)%     (14.8)%       (6.2)%      (6.1)%
                            =========   =========   ==========   =========   =========   =========   ==========   =========

     As a result of our limited operating history, we are unable to predict our future revenues and operating results. See "Risk Factors -- Our Future Operating Results Will Fluctuate Significantly".

                        LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations to date primarily through sales of our equity securities. The net proceeds of $61.5 million from our March 1998 initial public offering were the primary source of cash provided by financing activities in 1998. In February 1996 and February 1997, we received aggregate net proceeds of $8.9 million from the sale of our preferred stock, all of which automatically converted into common stock when we completed our initial public offering.

     Net cash used in operations of approximately $4.3 million in 1998 included $4.1 million of net loss. This loss, however, included $3.8 million of non-cash expense for depreciation of equipment, amortization of acquisition related intangibles and deferred compensation, and a charge for the write-off of acquired in-process research and development. The other use of cash in operations was working capital associated with our growth. An increase in accounts receivable of $8.1 million was only partially offset by an increase in deferred revenues of $4.5 million. Growth in annual maintenance contracts, the upfront billing of multi-year maintenance arrangements with certain customers and an increase in term licenses increased the deferred revenues balance.

     Our primary investing activity of 1998 was our acquisition of March Information Systems Limited and the technology assets of DbSecure. The $5.2 million cash component of these acquisitions included cash consideration and direct transaction costs. We also invested in equipment totaling $3.6 million in 1998 as we provided existing and new personnel with the computer hardware and software necessary to perform their job functions. This included engineering lab equipment, expanded information systems and a telephone switch installed in connection with our relocation to our new headquarters facilities. We expect a similar level of equipment investment in 1999, assuming continued growth in our number of employees.

     At December 31, 1998, we had $52.6 million of cash and cash equivalents, consisting primarily of money market accounts and short-term, commercial paper carrying the highest investment grade rating. We believe that these investments, together with the proceeds from this offering, will be sufficient to fund any operating losses and capital expenditures and meet our working capital needs for the foreseeable future. We currently intend to use the net proceeds of this offering for general corporate purposes, including possible acquisitions of or investments in businesses, products and technologies that are complementary to ours. Although we have not identified any specific businesses, products or technologies that we intend to acquire or invest in, and there are not any current agreements or negotiations with respect to any such transactions, from time to time we evaluate such opportunities. Pending such uses, we will invest the net proceeds in government securities and other short-term, investment-grade, interest-bearing instruments.

                                   YEAR 2000

     We have reviewed our products and believe that they are designed to properly function through and beyond the year 2000. Furthermore, we only support the current and most recent prior version of our products. While we have conducted tests of our software and have informed our customers that our products are Year 2000 compliant, we cannot guarantee that our products, particularly when they incorporate third-party software, will contain all date code changes necessary to ensure Year 2000 compliance.

     In addition, we use several internal management and other information systems in the operation of our business. Since we have experienced most of our growth in systems and personnel since January 1, 1997, purchases and upgrades of systems have occurred principally during 1997 and 1998. Internal systems for financial, human resources and sales reporting, as well as telephone, voice mail and other office support systems, have all been purchased during 1998 and are reflected either on the balance sheet as capital purchases or expensed under our standard policy. We used our best efforts to ensure that these new systems are Year 2000 compliant.

     We are in the process of contacting providers of various tools used in our product development process and the providers of desktop systems (primarily Microsoft) to determine that these recognized systems, such as Windows NT and Windows 95/98, will be Year 2000 compliant with appropriate fixes. We do not depend on any suppliers or manufacturers whose failure to be Year 2000 compliant would have any significant impact on our financial condition or results of operations. We expect to complete our Year 2000 project for these remaining items by the middle of 1999. We do not expect to expend any significant funds to correct Year 2000 issues. Any minor expenses will be funded through cash provided by operations.

     Based on available information, we do not believe we have any material exposure to significant business interruptions as a result of Year 2000 compliance issues, or that the cost of remedial actions will have a material adverse effect on our business, financial condition or results of operations. Accordingly, we have not adopted any formal contingency plan in the event we do not achieve Year 2000 compliance.

                                    BUSINESS

                                    OVERVIEW

     We are the leading provider of monitoring, detection and response software that protects the security and integrity of enterprise information systems, according to market share reports by Aberdeen Group, Gartner Group and the Yankee Group. Our SAFEsuite family of products is designed to enforce "best practice" information risk management automatically across distributed computing environments. Our products use an innovative Adaptive Network Security, or ANS, approach that entails continuous security risk monitoring, detection and response to develop and enforce an active network security policy. In addition, we offer professional services which enable us to deliver comprehensive network and Internet security solutions to our customers. We pioneered the technology for vulnerability and threat detection through a dedicated security research and development team and we believe that we have the most comprehensive vulnerability and threat database in existence. We have licensed our network security solutions to over 3,000 organizations worldwide, including firms in the Global 2000, U.S. and international government agencies, and major universities. Twenty-one of the 25 largest commercial banks in the United States, as ranked by Fortune, have licensed our products. We also have established strategic relationships with industry leaders, including Check Point, GTE, IBM, MCI WorldCom, Microsoft and Nortel, to enable worldwide distribution of our core monitoring technology.

                              INDUSTRY BACKGROUND

     Network computing has evolved from client/server-based local area networks to distributed computing environments based on the integration of inter-company wide area networks via the Internet. The proliferation and growth of corporate intranets and the increasing importance of electronic commerce have dramatically increased the openness of computer networks, with the Internet becoming a widely accepted platform for many business-to-business and direct-to-customer transactions. International Data Corporation ("IDC") estimates that the number of Internet users will grow from 97 million in 1998 to 320 million in 2002, and that the value of electronic commerce transactions will grow from $32 billion to $426 billion over the same period. Additionally, IDC estimates that the number of devices accessing the Web will increase from 120 million in 1998 to 515 million in 2002. To capitalize on these trends, organizations are increasingly connecting their enterprise networks to the Internet to facilitate and support strategic business objectives, including:

- electronic data interchange (EDI);

- supply chain systems integration;

- Web-based access to account information and delivery schedules; and

- secure messaging and online purchases and payments.

     With the increased use of the Internet by businesses and consumers, organizations increasingly network their key systems in order to reduce costs and increase revenues. For example, businesses can implement supply chain management applications through standards enabled by the Internet. To optimize the supply chain, businesses use the Internet to provide suppliers with access to sensitive internal information, such as engineering designs, product development plans, raw material inventories and product schedules. Organizations also strengthen their ties with customers through "corporate Internet portals" that provide comprehensive information for purchasing products, checking order status and managing customer billings. This increased level of access provided by open systems carries with it the risk of unauthorized access to and use of sensitive information or malicious disruptions of important information-exchange systems.

                         THE NEED FOR NETWORK SECURITY

     Although open computing environments have many business advantages, their accessibility and the relative anonymity of users make these systems, and the integrity of the information that is stored on them, vulnerable to security threats. Open systems present inviting opportunities for computer hackers, curious or disgruntled employees, contractors and competitors to compromise or destroy sensitive information within the system or to otherwise disrupt the normal operation of the system. In addition, open computing environments are complex and typically involve a variety of hardware, operating systems and applications supplied by a multitude of vendors, making these networks difficult to manage, monitor and protect from unauthorized access. Each new addition of operating system software, applications or hardware products to the distributed computing environment may introduce a vast number of new vulnerabilities and security risks. To adequately secure a network, information technology, or IT, managers must have the resources to not only correctly configure the security measures in each system, but also to understand the risks created by any change to existing systems on the network. This situation is made worse by the limited supply of personnel knowledgeable in information security issues.

     Executives must understand and manage the risks involved when integrating their systems with the systems of suppliers and customers to achieve strategic objectives. According to the annual Information Week/PricewaterhouseCoopers LLP 1998 Global Information Security Survey of IT managers and professionals, 59% of those surveyed who are associated with sites selling products or services on the Web reported at least one security breach in the past year. In addition, sites integrated with supply-chain network or enterprise resource planning applications reported security violations 10% more often than sites without such applications. In a separate PricewaterhouseCoopers 1998 survey of chief executive officers, 84% cited security concerns as a barrier to deployment of IT initiatives. Despite the convenience and the compelling economic incentives for the use of Internet-protocol networks, they cannot reach their full potential as a platform for global communication and commerce until organizations can implement an effective platform to manage information risk.

     Historically, organizations have responded to perceived security threats by implementing passive point tools, such as encryption, firewall, authentication and other technologies designed to protect individual components of their internal networks from unauthorized use or outside attacks. These technologies address some security concerns, but are often ineffective because:

- encryption protects information during transmission; however, it does not typically protect information at either the source or the destination;

- a firewall, which controls the flow of data between an internal network and outside networks or the Internet, is necessary for rudimentary access control, but must be regularly reconfigured to accommodate new business applications, users and business partners on the network. Thus, firewalls can be left vulnerable to hackers and others seeking to compromise network integrity and fail to protect against improper use by authorized users;

- operating system security mechanisms, such as user authentication, passwords and multi-level access rights, can prevent unauthorized access by internal and external users. However, deployment issues such as easily guessed passwords or default accounts left on newly installed devices diminish the effectiveness of these measures.

     Passive point tools do not address the fundamental issue that the inherent utility of open systems is itself the source of their vulnerability. This conflict between the benefits of open systems and the risks of their unauthorized use or disruption has not been widely recognized or addressed by passive security tools.

     Many organizations have developed security policies that define the appropriate use of network resources, establish the proper configuration of network services, operating systems and applications and describe the actions to be taken if there is an attack on the network. These security policies attempt to define the organization's acceptable level of risk. Organizations, however, have not had the systems to automatically enforce and implement such policies across their entire IT infrastructure. Without such systems, the dynamic nature of enterprise networks causes the organization's actual security practice to diverge from the stated security policy, potentially exposing the organization to additional unanticipated risks.

     To be effective, passive point tools need to be coordinated through enterprise-wide systems that automatically evaluate and eliminate the vulnerabilities and threats. Direct observation of vulnerabilities and threats can allow an organization to define and automatically enforce an integrated, enterprise-wide information risk management process that can be managed centrally and implemented on a distributed basis. Any security solution must be:

- easy to use by both management and the organization's existing IT personnel;

- compatible with existing security technologies as well as be flexible enough to incorporate new technologies; and

- able to provide a comprehensive and accurate picture of security issues across the organization's entire distributed network such that the managers of the system trust the objectivity of the security system in monitoring, detecting and responding to vulnerabilities and threats.

                                THE ISS SOLUTION

     Our dynamic, process-driven Adaptive Network Security approach to enterprise-wide information risk management relies on the principles of monitoring, detection and response to the ever-changing vulnerabilities in and threats to the hardware products, operating systems and applications that comprise every network system. We designed our SAFEsuite family of products to enable an organization to centrally define and manage an information risk policy for its existing network system infrastructure, including all Internet protocol-enabled devices. Our solutions provide the ability to visualize, measure and analyze real-time security vulnerabilities and control threats across the entire enterprise computing infrastructure, keeping the organization's IT personnel informed of changing risk conditions and automatically making adjustments as necessary. Through custom policies or by using our "best practice" templates, our customers can minimize security risks without closing off their networks to the benefits of open computing environments and the Internet.

     Our solutions reach beyond the traditional approaches to network security in the following respects:

ADAPTIVE NETWORK SECURITY

     ANS is a proactive, risk management-based approach to enterprise security that links security practice and security policy through a continuous improvement process. ANS achieves this objective through four critical processes:

- continuously monitoring network, system and user activity and configuring devices, systems and applications on the network;

- detecting security risks in network traffic and within systems;

- responding to security threats to minimize risks; and

- analyzing and reporting dynamic risk conditions and response actions and updating security policies.

COMPREHENSIVE ENTERPRISE SECURITY SOLUTION

     We combine ANS principles with our extensive knowledge of network, system and application vulnerabilities and threats to provide scalable security solutions. Our SAFEsuite family of products provides a comprehensive network and system security framework. In addition, we sell our products individually as solutions for a particular function. We also offer a broad range of professional services to assist in the development and enforcement of an effective security policy and to facilitate the deployment and use of our software. Our solutions are interoperable with a broad range of platforms and complement the products of leading security and network management vendors.

They provide a single point of management and control for an enterprise-wide security policy. In this manner, our SAFEsuite family of products serves as a critical enhancement to traditional passive point tools, such as encryption, firewalls and authentication. We have designed our products to be easily installed, configured, managed and updated by a system administrator through an intuitive graphical user interface without interrupting or affecting network operation. The software automatically identifies systems and activities that do not comply with a customer's policies, and provides a critical feedback mechanism for adjusting the security levels of networked systems based upon its findings. Our products generate easy-to-understand reports ranging from executive-level trend analysis to detailed step-by-step instructions for eliminating security risks.

THE X-FORCE

     Because there are few IT professionals specifically trained in network and system security issues, we have assembled a senior research and development team composed of security experts who are dedicated to understanding new vulnerabilities and real-time threats and attacks, and developing solutions to address these security issues. The team is known in the industry as the "X-Force" and represents one of our competitive advantages. Because of the collective knowledge and experience of the members of the X-Force, we believe that they comprise one of the largest and most sophisticated groups of IT security experts currently researching vulnerability and threat science. Organizations such as CERT (Computer Emergency Response Team), the FBI and leading technology companies routinely consult the X-Force on network security issues. Through the X-Force, we maintain a proprietary and comprehensive knowledge base of computer exploits and attack methods, including what we believe is the most extensive publicly-available collection of Windows NT vulnerabilities and threats in existence. To respond to an ever-changing risk profile, the X-Force continually updates this knowledge base with the latest network vulnerability information, which aids in the design of new products and product enhancements.

                                    STRATEGY

     Our objective is to be the leading provider of information risk management systems that, through our ANS approach, proactively protect the integrity and security of enterprise-wide information systems from vulnerabilities, misuse, attacks and other information risks. We focus on developing innovative and automated software solutions to provide customers with a comprehensive framework for protecting their networks and systems by monitoring for vulnerabilities and real-time threats. Our solutions allow customers to enforce "best practice" network and system security policies. Key elements of our strategy include:

CONTINUE OUR LEADERSHIP POSITION IN SECURITY TECHNOLOGY

     We intend to maintain and enhance our technological leadership in the enterprise security market by hiring additional network and Internet security experts, broadening our proprietary knowledge base, continuing to invest in product development and product enhancements and acquiring innovative companies and technologies that complement our solutions. By remaining independent of other providers of system software, applications and hardware and by solidifying our position as a best-of-breed provider of monitoring, detection and response software, we believe that customers and potential customers will view us as the firm of choice for establishing and maintaining effective security practices and policies.

EXPAND DOMESTIC SALES CHANNELS

     We intend to increase the distribution and visibility of our products by expanding our regional direct sales program and increasing our market coverage through the establishment of additional indirect channels with key managed service providers, Internet service providers, systems integrators, resellers, OEMs and other channel partners. We believe that a multi-channel sales approach will build customer awareness of the need for our products and enable us to more rapidly build market share across a wide variety of industries.

ENHANCE AND PROMOTE PROFESSIONAL SERVICES CAPABILITIES

     We are establishing long-term relationships with our customers by serving as a "trusted advisor" in addressing network security issues. To continue to fulfill this responsibility to our customers, we are expanding our professional services capabilities. These capabilities will allow us to provide our customers with additional security system design, planning, installation, testing and consulting services to assist in developing and maintaining effective information risk management solutions. By providing professional services, we also can heighten customer awareness about network security issues, which creates opportunities for us to sell new products or product enhancements to our existing customers.

EXPAND INTERNATIONAL OPERATIONS

     We plan to continue to aggressively expand our international operations to address the rapid global adoption of distributed computing environments. Many foreign countries do not have laws recognizing network intrusion or misuse as a crime or the resources to enforce such laws if they do exist. As a consequence, we believe that organizations in such countries will have greater need for effective security solutions. We currently maintain international offices in Australia, Belgium, Brazil, Canada, England, France, Germany, Japan and Mexico and plan to expand in those regions where businesses, governments and other institutional users are using distributed networks and the Internet for their mission-critical needs.

BROADEN ANS CATEGORY AWARENESS

     We intend to increase and broaden awareness of the need for ANS and our information risk management solutions. In 1998, we led the formation of the Adaptive Network Security Alliance, or ANSA, as a means to offer Adaptive Network Security to support a wide range of network management and security products. In addition, by increasing our level of public relations, educational events, seminars, advertising, direct marketing and trade show participation, we intend to increase the public's recognition of the risks and dangers associated with the adoption of open computing systems and commerce initiatives, as well as the ability to manage such risks through an effective ANS-based solution.

                              PRODUCT ARCHITECTURE

     The SAFEsuite family of products delivers our ANS approach to network security through a flexible architecture designed to be integrated with existing security and network system infrastructures. Our SAFEsuite products enhance the effectiveness of passive point tools by monitoring them for threats and vulnerabilities and responding with actions that align customers' security practices with their security policies. SAFEsuite complements network and security management frameworks by providing information required for informed decisions to minimize security risks while maintaining the desired level of network functionality. Thus, our products provide a risk management-based approach to security with scalable deployment of best-of-breed products and integrated enterprise-wide implementations.

     The following depicts the SAFEsuite product architecture:

                     [SAFESUITE PRODUCT ARCHITECTURE LOGO]


     Picture headed "SAFEsuite Architecture" depicts a rectangle segmented into 12 parts: One segment spans the top of the top of the rectangle and is titled "Information Risk Management". Immediately below that segment is another segment spanning the top of the rectangle entitled "SAFEsuite Decisions" and includes that product's square logo. Immediately below that segment are two segments of half the length of the rectangle. The left segment is entitled "Vulnerability Management" and the right segment is entitled "Threat Management". Below the Vulnerability Management segment are three segments, entitled (from left to right) "Internet Scanner", "Database Scanner" and "System Scanner", each with a circular product logo. Below the "Threat Management" segment are two segments (on a level even with the three segments below "Vulnerability Management") entitled "RealSecure Engine" and "RealSecure Agent", both with a circular product logo. Below these five segments is a segment spanning the length of the rectangle entitled "Security Knowledge Base". Below that segment is another segment spanning the width of the rectangle with 4 rectangular "X-Force" logos. Along the right edge of the rectangle is a segment entitled "Professional Services" with the words "Implementation" "Consulting" "Training" and "Advisory Service" underneath the title.

     The SAFEsuite policy management interface lets customers choose among "best practice" templates or policies that establish the acceptable level of risk appropriate for their networks. Our individual products then automatically verify compliance with the chosen policy in terms of actual system configuration and network activity. Graphical reports describe the deviations from the established policy, including the measures required to reduce the risk.

     This product architecture allows all the SAFEsuite technologies to connect directly into common standards, providing comprehensive security reports for the entire enterprise. To ensure communication confidentiality between individual SAFEsuite components and to prevent their misuse, SAFEsuite uses RSA encryption algorithms, which have become de facto encryption standards. The SAFEsuite Security Knowledge Base, a database containing information about the devices and security risks on a customer's network, utilizes an open database connectivity, or ODBC, interface and allows customers to select their preferred database such as Informix, Microsoft SQL Server, Oracle, Sybase or any ODBC-compliant database for data storage. The various SAFEsuite products consolidate security data, enabling users to quickly determine their risk profiles and respond. In addition, SAFEsuite products provide automated decision support by assessing priorities and providing a graphical representation of important security risk data sets. This feature allows key decision-makers to prioritize their program strategies for effective deployment of resources to minimize security risks.

     Each SAFEsuite product can be deployed as a stand-alone, best-of-breed solution to meet the needs of the local administrator or departmental user. Through support for remote, multi-level management consoles and the SAFEsuite Security Knowledge Base, enterprise-level users can analyze security risk conditions for the entire network. The SAFEsuite Security Knowledge Base allows the customer to address both vulnerabilities and threats, thereby minimizing network security risk and associated costs. SAFEsuite's frequent updates integrate the latest identified security vulnerabilities and threats into the operations of an existing product installation.

                                    PRODUCTS
     The following table lists our current offering of SAFEsuite products, and includes a brief description of each product's functionality and current list prices (dollar amounts are for the indicated scope of use, with prices discounted for larger networks):


                                                                                           INTRODUCTION
                              DESCRIPTION                SCOPE         U.S. LIST PRICE         DATE
----------------------------------------------------------------------------------------------------------
   NETWORK SECURITY VULNERABILITY DETECTION, ANALYSIS AND REPORTING
----------------------------------------------------------------------------------------------------------
 Internet Scanner     Comprehensive security              50 devices      $  3,495       October 1992
                      assessment for all                1000 devices        19,945
                      devices on an enterprise          3000 devices        39,500
                      network
----------------------------------------------------------------------------------------------------------

   INTERNAL SYSTEM SECURITY VULNERABILITY DETECTION, ANALYSIS AND REPORTING
----------------------------------------------------------------------------------------------------------
 System Scanner --    Internal security                 50 computers      $  1,950       December 1998
                      assessment
  desktop version     for desktop operating            400 computers        11,950
                      systems                         1000 computers        25,500
----------------------------------------------------------------------------------------------------------
 System Scanner --    Internal security                  5 computers      $  3,250       January 1997
                      assessment
  server version      for server operating              30 computers        17,500
                      systems
                                                       100 computers        50,000
----------------------------------------------------------------------------------------------------------

   DATABASE SECURITY VULNERABILITY DETECTION, ANALYSIS AND RESPONSE
----------------------------------------------------------------------------------------------------------
 Database Scanner     Comprehensive security               5 servers      $  4,475       December 1998
                      assessment for SQL                  10 servers         8,500
                      databases                           50 servers        41,250
----------------------------------------------------------------------------------------------------------

   NETWORK SECURITY THREAT AND MISUSE DETECTION, ANALYSIS AND RESPONSE
----------------------------------------------------------------------------------------------------------
 RealSecure Engine    Real-time attack                      1 engine      $  8,995       December 1996
                      recognition,
                      misuse detection and                10 engines        69,900
                      response for network                25 engines       149,900
                      traffic
----------------------------------------------------------------------------------------------------------

   INTERNAL SYSTEM SECURITY THREAT AND MISUSE DETECTION, ANALYSIS AND RESPONSE
----------------------------------------------------------------------------------------------------------
 RealSecure Agent     Real-time attack                   5 computers      $  3,750       December 1998
                      recognition,
                      misuse detection and              25 computers        15,000
                      response for activities          100 computers        50,000
                      within systems
----------------------------------------------------------------------------------------------------------

   ENTERPRISE INFORMATION RISK MANAGEMENT
----------------------------------------------------------------------------------------------------------
 SAFEsuite Decisions  Decision support system      Small enterprise       $ 25,000       December 1998
                      for information risk         Medium enterprise       100,000
                      management                   Large enterprise        250,000
----------------------------------------------------------------------------------------------------------

INTERNET SCANNER

     Internet Scanner quickly finds and fixes security holes through automated and comprehensive network security vulnerability detection and analysis. Internet Scanner scans and detects vulnerabilities, prioritizes security risks and generates an array of meaningful reports ranging from executive-level trend analysis to detailed step-by-step instructions for eliminating security risks. Internet Scanner initiates a scan from a workstation placed inside or outside a corporate firewall. These scans measure the actual implementation of an organization's security policies. Scans may be as simple as determining the basic computing services available on the network or as comprehensive as a thorough testing using Internet Scanner's vulnerability database -- the most comprehensive in the industry. Internet Scanner's intranet module methodically examines intranet servers, routers, operating systems and key applications for potential violations in security policy. The firewall module works through the network to find firewalls and provide an accurate assessment of their configuration and degree of protection. Finally, the Web security module locates intranet, extranet and Internet Web servers, checking them for possible misconfigurations and security weaknesses. After completing their scans, the Internet Scanner modules return lists of discovered vulnerabilities and prepare in-depth reports to assist administrators with follow-up and review.

SYSTEM SCANNER

     System Scanner serves as a security assessment system that helps manage security risks through comprehensive detection and analysis of operating system, application and user-controlled security weaknesses. System Scanner identifies potential security risks by comparing security policy with actual host computer configurations. Potential vulnerabilities include missing security patches, dictionary-crackable passwords, inappropriate user privileges, incorrect file system access rights, unsecure service configurations and suspicious log activity that might indicate an intrusion. System Scanner stores scanned operating system configurations, placing an electronic "fingerprint" on individual hosts. Routine reviews of these records help identify damaged or maliciously altered systems before they become a security or performance liability. Furthermore, System Scanner helps restore suspicious or damaged Unix systems, generating automated fix scripts for file ownerships and permissions. System Scanner augments its automated policy compliance testing with a database of over 600 vendor patches and other system enhancements. This powerful built-in knowledge base quickly pinpoints high risk activity, such as password sniffing, remote access programs or unauthorized dial-up modems and remote control software. System Scanner returns a list of discovered vulnerabilities and prepares in-depth reports to assist administrators with follow-up and review.

DATABASE SCANNER

     Database Scanner provides security risk assessment for database management systems. Database Scanner allows a user to establish a database security policy, audit a database and present a database's security risks and exposures in easy-to-read reports. Most database security violations occur not because databases have inherently weak security, but rather because systems are not set up correctly and security policies are not established and enforced. Even in a properly configured system, settings can be changed -- either accidentally or maliciously -- leaving sensitive information at risk. Database Scanner develops, implements and maintains appropriate database system security strategies, policies and procedures. It examines database systems for adherence to accepted operational standards for account creation, access control, account suspensions and renewals along with software upgrades, patches and hot fixes. The security risks in internal applications utilizing database management systems can be measured and managed with Database Scanner. The easy to read reports provide detailed graphical analysis with recommended fixes and promote effective communication of security risks across departments and levels of management.

REALSECURE

     RealSecure is an integrated network- and host-based intrusion detection and response system. RealSecure's around-the-clock surveillance extends unobtrusively across the enterprise, allowing administrators to automatically monitor network traffic and host logs, detect and respond to suspicious activity and intercept and respond to internal or external host and network abuse before system security is compromised. RealSecure's multi-point management architecture allows for rapid enterprise-wide deployment and operation across geographic and organizational boundaries in both Unix and Windows NT environments. RealSecure's innovative Manager-Engine-Agent architecture provides flexible deployments to meet the requirements of diverse corporate networks.

     REALSECURE ENGINE. The RealSecure Engine runs on dedicated workstations to provide network intrusion detection and response. Each RealSecure Engine monitors the packet traffic on a specific network segment for attack signatures -- telltale evidence that an intrusion attempt is taking place. Recognition occurs in real time and triggers user-definable alarms and responses as soon as the attack is detected. RealSecure utilizes our Digital FingerPrinting technology to recognize a large number of attack patterns on high-speed networks. Additionally, our Adaptive Filtering Algorithm tunes the packet filter rules in response to network load, allowing the engine to effectively function during bursts in network traffic. When a RealSecure Engine detects an attack or misuse, it transmits an alarm to the RealSecure Manager or a third-party network management console for administrative follow-up and review. In addition, RealSecure responds immediately by terminating the connection, sending email or pager alerts, recording the session, reconfiguring select firewalls or taking other user-definable actions.

     REALSECURE AGENT. RealSecure Agent is a host-based complement to RealSecure Engine. RealSecure Agent analyzes host logs to recognize attacks, determine whether an attack was successful and provide other forensic information not available in real time. Based on what is discovered, RealSecure Agent reacts to prevent further incursions by terminating user processes and suspending user accounts. It also logs events, sends, alarms and emails and executes user-defined actions. Each RealSecure Agent installs on a workstation or host, thoroughly examining that system's logs for telltale patterns of network misuse and breaches of security. Like RealSecure Engine, RealSecure Agent sends an alarm to the RealSecure Manager or third-party network management console when it detects evidence of improper usage. Based on what it discovers, RealSecure Agent also automatically reconfigures RealSecure Engines and select firewalls to prevent future incursions.

SAFESUITE DECISIONS

     SAFEsuite Decisions is the initial product in our new SAFEsuite Enterprise family of enterprise security management solutions. SAFEsuite Decisions delivers continuous security improvement across the enterprise from a single application. SAFEsuite Decisions leverages the value of our SAFEsuite products to provide an adaptive enterprise network security system for ongoing, active information risk management. SAFEsuite Decisions integrates critical security data generated by our Internet Scanner, System Scanner, RealSecure and third-party firewalls, into a closed, automated feedback loop. This information is condensed into a comprehensive reporting system, enabling timely, focused and informed decisions for effective information risk management. SAFEsuite Decisions enables managers and administrators to take immediate action to protect online resources. SAFEsuite Decisions facilitates efficient management of enterprise security risk and maximizes the security of large-scale networking and Internet-based commerce.

                             PROFESSIONAL SERVICES

     We enhance the value of our products by offering professional consulting services to assure customers' success in the use of our products. We have network security professionals ready to assist customers with their particular security policy development and enforcement needs. Our professional services can range from providing network security resources for overburdened IT departments to conducting investigations of serious breaches in security. Our professional services offerings include:

- Quick Assist -- Customer assistance for determining a client's risk condition and development of an Adaptive Network Security business case;

- JumpStart -- High-value, customized on-the-job training and quick-start implementation programs;

- Incident Response & Post-Attack Support -- Data recovery and business resumption planning services, investigation and forensics, litigation and expert witness support;

- Triage -- High-impact, rapid turnaround network emergency support services including vulnerability assessment and corrective action support;

- Security Architecture Design & Engineering -- Adaptive Network Security architecture and design services;

- Enterprise Threat & Vulnerability Battle Planning -- Logical, systematic approach for project and budget planning, acquisition and technology strategy and security program development and implementation; and

- Network Operations Support -- On-site and remote network monitoring and response, coupled with standard network security operations services.

     We complement our service offerings with a full range of training and certification programs. Our Certified User courses are available at our education center in Atlanta, Georgia, and at approved training centers around the world. These classes address planning, installation and basic operation of our products in a hands-on, interactive environment. For more advanced needs, our ISS Certified Engineer training courses cover advanced topics specific to each SAFEsuite or SAFEsuite Enterprise product. Our training goes beyond simple "how to" exercises. Upon completion of instructor-led discussions and exercises, students respond to actual, on-the-job scenarios. These simulations allow students to apply their new skills to real-world situations, reinforcing both basic and advanced skills. Our training courses encompass the complete life cycle of our SAFEsuite products, from installation and operations to advanced troubleshooting.

                                PRODUCT PRICING

     We use a range of fee structures to license our products, depending on the type of product and the intended use. We license our vulnerability detection products, Internet Scanner, System Scanner and Database Scanner, based on the number of devices being scanned. The pricing scheme is scalable, providing low entry points for departmental users without limiting our revenue potential from customers with large networks. Pricing for our threat detection products, RealSecure Engine and RealSecure Agent, is based on the number of engines deployed on the network. Thus, licensing fees for our products are ultimately determined by the size of the customer's network, as size dictates the number of devices to be scanned or the number of engines to be deployed. In addition to license fees, customers virtually always purchase maintenance agreements in conjunction with their initial purchase of a software license, with annual maintenance fees typically equal to 20% of the product's license fee. Maintenance agreements include annually renewable telephone support, product updates, access to our X-Force Security Alerts and error corrections. Our continuing research into new security risks and resulting product updates provide significant ongoing value. As a result, a substantial majority of our customers renew their maintenance agreements. Customers who use our products to provide IT consulting services have license agreements that are based on a revenue sharing model. We have historically sold fully-paid perpetual licenses with a renewable annual maintenance fee and, more recently, have licensed our products on a subscription basis (which includes maintenance) for one or two year periods and are exploring other alternatives for customers desiring longer term arrangements or multi-year commitments.

                              PRODUCT DEVELOPMENT

     We developed our SAFEsuite products to operate in heterogeneous computing environments. Products are compatible with other vendors' products across a broad range of platforms, including HP-UX, IBM AIX, Linux, SGI IRIX, SunOS, Sun Solaris, Windows 95/98 and Windows NT. We have incorporated a modular design in our products to permit plug-and-play capabilities, although customers often use our professional services or our strategic partners to install and configure products for use in larger or more complex network systems.

     We employ a two-pronged product development strategy to achieve our goal of providing the most comprehensive security coverage within the monitoring, detection and response market. First, we continue to develop best-of-breed security products to address particular network configurations. Such new products, and our existing products like Internet Scanner, System Scanner and RealSecure, are updated approximately every four to six months to add new features, improve functionality and incorporate timely responses to vulnerabilities and threats that have been added to our vulnerability and threat database. These updates are usually provided as part of separate maintenance agreements sold with the product license.

     Second, to complement our existing products and provide more comprehensive network security coverage, we are expanding our existing SAFEsuite products by developing additional enterprise-level products that incorporate ANS principles. These products will allow customers to protect their networks by continuously measuring and analyzing the status of their network's security, and by monitoring and controlling the security risks in real time across the enterprise network. These SAFEsuite enterprise products are interoperable with our existing products, allowing modular implementation.

     Expenses for product development were $1.2 million, $3.4 million and $9.3 million in 1996, 1997 and 1998, respectively. All product development activities are conducted at our principal offices in Atlanta, and at our research and development facilities in Mountain View, California and Reading, England, where, as of December 31, 1998, an aggregate of 108 personnel were employed in product development teams. In addition, our personnel include members of the Computer Security Institute, Forum for Incident Response and Security Technicians (FIRST), Georgia Tech Industrial Partners Association, Georgia Tech Information Security Center and the International Computer Security Association (ICSA), enabling us to actively participate in the development of industry standards in the emerging market for network and Internet security systems and products.

                                   CUSTOMERS

     As of December 31, 1998, we had licensed versions of our SAFEsuite family of products to over 3,000 customers. No customer accounted for more than 10% of our consolidated revenues in 1996, 1997 or 1998. Our target customers include both public and private sector organizations that utilize Internet protocol-enabled information systems to facilitate mission-critical processes in their operations. Our customers represent a broad spectrum of organizations within diverse sectors, including financial services, technology, telecommunications, government and information technology services.

     The following is a list of certain of our customers that have purchased licenses and services from us with an aggregate price of at least $15,000 and which we believe are representative of our overall customer base:

FINANCIAL SERVICES                  IT SERVICES                         GOVERNMENT
  Charles Schwab                    EDS                                 NASA
  First Union                       KPMG Peat Marwick                   Salt River Project
  KeyCorp                           Perot Systems                       U.S. Department of the
  Merrill Lynch                     PricewaterhouseCoopers              Air Force
  PNC Bank                          SAIC                                U.S. Department of the
                                    SITA                                Army
TELECOMMUNICATIONS                                                      U.S. Department of
  America Online                    TECHNOLOGY                          Defense
  Bell Atlantic                     Hewlett-Packard                     U.S. State Department
  BellSouth                         IBM
  GTE Internetworking               Intel                               OTHER
  NETCOM On-Line                    Lucent Technologies                 Lockheed Martin
     Communications                 Microsoft                           Merck
  Nippon Telephone &                NCR                                 REI
     Telegraph                      Siemens
                                    VeriSign
                                    Xerox

                              SALES AND MARKETING

SALES ORGANIZATION

     Our sales organization is divided regionally among the Americas, Europe and the Asia/Pacific region. In the Americas, we market our products primarily through our direct sales organization augmented by our indirect channels, including security consultants, resellers, OEMs and systems consulting and integration firms. The direct sales organization for the Americas consists of regionally-based sales representatives and sales engineers and a tele-sales organization located in Atlanta. As of December 31, 1998, we maintained sales offices in the Atlanta, Austin, Boston, Chicago, Cincinnati, Dallas, Denver, Los Angeles, Minneapolis, Monterrey (Mexico), New York, Palo Alto, Philadelphia, Portland, San Francisco, Sao Paulo (Brazil), Seattle, Toronto (Canada) and Washington, D.C. metropolitan areas. A dedicated group of professionals in our Atlanta headquarters covers Latin America. As of December 31, 1998, we employed 92 people in the Americas direct sales and professional services organization. The regionally-based direct sales representatives focus on opportunities where we believe we can realize more than $200,000 in revenues per year.

     In Europe and the Asia/Pacific region, substantially all of our sales occur through authorized resellers. Internationally, we have established regional sales offices in Brussels, London, Munich, Paris, Reading (England), Stuttgart, Sydney and Tokyo. Personnel in these offices are responsible for market development, including managing our relationships with resellers, assisting them in winning and supporting key customer accounts and acting as a liaison between the end user and our marketing and product development organizations. As of December 31, 1998, 50 employees were located in our European and Asia/Pacific regional offices. We expect to continue to expand our field organization into additional countries in these regions.

SECURITY PARTNERS PROGRAM

     We have established a Security Partners Program to train and organize security consulting practices, Internet service providers, systems integrators and resellers to match our products with their own complementary products and services. By reselling SAFEsuite products, Security Partners provide additional value for specific market and industry segments, while maintaining our ongoing commitment to quality software and guaranteed customer satisfaction. We have established three different levels of partnership opportunities:

- PREMIER PARTNERS. Premier Partners are value-added resellers and systems integrators with focused security practices. Many Premier Partners are experienced in the sales and implementation of leading firewall technology, as well as authentication and encryption technologies. These partners leverage their expertise with our vulnerability assessment and intrusion detection products. Premier Partners receive direct distribution of our products, sales training, financial incentives, access to our Web site for placing orders and partner-only communications, including a link to the ISS Partner Web site.

- AUTHORIZED PARTNERS. Authorized Partners generally consist of organizations that provide security-focused consulting services, but elect not to commit to the minimum annual purchase commitments and entry fees applicable to Premier Partners. Authorized Partners may purchase products directly from us and may access our Web site to place orders and receive partner-only communications.

- REGISTERED PARTNERS. Unlike Premier Partners and Authorized Partners, Registered Partners are not required to maintain an ISS Certified Engineer on their staffs. Registered Partners receive partner-only communications and may purchase products directly from us, including through our online Web order system.

ADAPTIVE NETWORK SECURITY ALLIANCE

     In 1998, we formed the Adaptive Network Security Alliance, or ANSA, as a means to offer Adaptive Network Security to support a wide range of network management and security products. ANSA currently has 53 members, including leading security software vendors. ANSA delivers the flexibility of best-of-breed products, enhanced enterprise security, accelerated implementation of enterprise management and security solutions and additional value for existing products and services. ANSA provides Adaptive Network Security modules for firewalls, virtual private networks (VPNs), antivirus/malicious code software, public key infrastructure (PKI) and enterprise systems management products. Through ANSA, we, together with our technology partners, deliver self-correcting security and management systems that provide maximum value for organizations with limited IT security resources.

     ANSA provides functionality in the following four key areas:

- ACTIVE RESPONSE. Security breaches require rapid response to identify and stop threats before they place critical online assets at risk. Through ANSA, firewalls, routers, switches, virtual private networks and other technologies are reconfigured automatically and in real time to break off the attack and prevent future penetrations.

- LOCK DOWN. Improper configurations can make any technology vulnerable to attack and misuse. We work with ANSA partners to develop customized templates that enable the secure configuration of network devices. With this "lock down" functionality, customers can be assured that the ANSA partner's product will function as designed and will be securely configured.

- DECISION SUPPORT. Effective security decision-making and planning requires timely analysis of enormous amounts of data across disparate systems and network devices. ANSA enables fast and informed enterprise-wide security decisions by collecting, integrating and analyzing data from security and network infrastructure products of ANSA partners. Resulting high value information is routed to network and systems management consoles for immediate action.

- ADAPTIVE NETWORK SECURITY MANAGEMENT. ANSA integrates Adaptive Network Security management with enterprise system management platforms. This integration simplifies the enforcement and implementation of security policies across the enterprise leveraging existing IT resources.

     ANSA is an open initiative and membership is offered free of charge to vendors providing security, and enterprise and network infrastructure products and services with a commitment to interoperability.

MARKETING PROGRAMS

     We conduct a number of marketing programs to support the sale and distribution of our products. These programs are designed to inform existing and potential end-user customers, OEMs and resellers about the capabilities and benefits of our products. Marketing activities include:

- press relations and education;

- publication of technical and educational articles in industry journals and our on-line magazine, ISS Alert;

- participation in industry tradeshows;

- product/technology conferences and seminars;

- competitive analysis;

- sales training;

- advertising and development and distribution of marketing literature; and

- maintenance of our Web site.

     A key element of our marketing strategy is to establish our products and our ANS model as the leading approach for enterprise-wide security management. We have implemented a multi-faceted program to leverage the use of our SAFEsuite product family and increase its acceptance through relationships with various channel partners:

- STRATEGIC RESELLERS. Although we have numerous resellers, certain of these relationships have generated significant leverage for us in targeted markets. Our strategic resellers, which include EDS, IBM, Lucent, Siemens and Softbank, provide broad awareness of our brand through enhanced marketing activity, access to large sales forces, competitive control points and access to larger strategic customer opportunities.

- CONSULTANTS. The use of our products by security consultants not only generates revenue from the license sold to the consultant, but also provides us with leads to potential end users with a concern for network security. Consultants who have generated substantial leads for our sales organization include Andersen Consulting, Arthur Andersen, Deloitte Touche Tohmatsu International, Ernst & Young, IBM, KPMG Peat Marwick, PricewaterhouseCoopers and SAIC Global Integrity.

- MANAGED SERVICE PROVIDERS AND INTERNET SERVICE PROVIDERS. We license our products to certain managed service providers and Internet service providers to be used as part of their value-added services for their customers, With our products, Internet service providers can offer their users perimeter vulnerability scanning and assessment, and intrusion detection for Web services and applications that typically reside outside the firewalled perimeter. We license our products to GTE, Intermedia Communications (Digex), IRE, MCI Worldcom and PSINet and other Internet service providers for these purposes and receive a percentage of the value-added revenue stream.

- OEMS. A number of vendors of security products, including Check Point, Entrust, Lucent, NCR, Nortel and ODS Networks, have signed OEM agreements with us. These agreements enable OEMs to incorporate our products into their own product offerings to enhance their security features and functionality. We receive royalties from OEM vendors and increased acceptance of our products under these arrangements, which, in turn, promotes sales of our other products to the OEM's customers.

We typically enter into written agreements with our strategic resellers, consultants, managed service providers, Internet service providers and OEMs. These agreements generally do not provide for firm dollar commitments from the strategic parties, but are intended to establish the basis upon which the parties will work together to achieve mutually beneficial objectives.

                                 ADVISORY BOARD

     We established an Advisory Board in February 1998 to further our sales and recruiting efforts. Members of the Advisory Board currently consist of the following:

          SAM NUNN. Mr. Nunn has been a partner in the Atlanta law firm of King & Spalding since January 1997. Previously, he served in the United States Senate for four terms starting in 1972. Mr. Nunn is a director of The Coca-Cola Company, General Electric Company, National Service Industries, Scientific-Atlanta, Texaco and Total System Services. He also serves as Chairman of the Board of the Center for Strategic and International Studies
     (CSIS), a Washington, D.C. think tank.

          JOHN P. IMLAY, JR. Mr. Imlay is Chairman of Imlay Investments, and serves on the board of directors of the Atlanta Falcons, Gartner Group, Metromedia International Group, and several other organizations. He was Chairman of Dun & Bradstreet Software Services from March 1990 until November 1996. Prior to that, Mr. Imlay served as Chairman and Chief Executive Officer of Management Science America, a company that was acquired by Dun & Bradstreet Software Services.

     The Advisory Board members advise us on long-term strategic growth, including strategies for selling to key industries, recruitment of board members and other key personnel, and trends in national and international policy influencing our products and services. We also anticipate that Advisory Board members will provide high visibility for us at industry events and will play key roles in leading customer user groups to support our growth and industry prominence. Members of the Advisory Board meet individually or as a group with our management from time to time and are compensated through issuances of common stock or options to acquire common stock.

                          CUSTOMER SERVICE AND SUPPORT

     We provide ongoing product support services under license agreements. Maintenance contracts are typically sold to customers for a one-year term at the time of the initial product license and may be renewed for additional periods. Under our maintenance agreements with our customers, we provide, without additional charge, telephone support, documentation and software updates and error corrections. Customers that do not renew their maintenance agreements but wish to obtain product updates and new version releases are generally required to purchase such items from us at market prices. In general, major new product releases come out annually, minor updates come out every four to six months and new vulnerability and threat checks come out every two to four weeks. Customers with current maintenance agreements may download product updates from our Web site.

     We believe that providing a high level of customer service and technical support is necessary to achieve rapid product implementation which, in turn, is essential to customer satisfaction and continued license sales and revenue growth. Accordingly, we are committed to continued recruiting and maintenance of a high-quality technical support team. We provide telephone support to customers who purchase maintenance agreements along with their product license. A team of dedicated engineers trained to answer questions on the installation and usage of the SAFEsuite products provides telephone support from 8:00 a.m. to 6:00 p.m., Eastern time, Monday through Friday, from our corporate office in Atlanta. We provide telephone support 24 hours a day, seven days a week through a call-back procedure to certain customers who pay an additional fee for the service. In the United States and internationally, our resellers provide telephone support to their customers with technical assistance from us.

                                  COMPETITION

     The market for network security monitoring, detection and response solutions is intensely competitive, and we expect competition to increase in the future. We believe that the principal competitive factors affecting the market for network security products include security effectiveness, manageability, technical features, performance, ease of use, price, scope of product offerings, professional services capabilities, distribution relationships and customer service and support. Although we believe that our solutions generally compete favorably with respect to such factors, there can be no assurance that we can maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other competitive resources. Our chief competitors generally fall within one of four categories:

- internal IT departments of our customers and the consulting firms that assist them in formulating security systems;

- relatively smaller software companies offering relatively limited applications for network and Internet security;

- large companies, including Axent Technologies, Cisco Systems and Network Associates, that sell competitive products, as well as other large software companies that have the technical capability and resources to develop competitive products; and

- software or hardware companies that could integrate features that are similar to our products into their own products.

     Due to a lack of appreciation of the complexity involved in the development of automated systems to establish and maintain comprehensive and effective security within a distributed computing environment, potential customers often rely on their IT departments to internally formulate security systems or retain consultants to undertake such a project. However, because experts in security issues are in extremely short supply, such in-house solutions typically fail to provide a comprehensive and sophisticated approach to security, are not designed to adapt to changing security risks and are extremely expensive to develop. As IT departments learn of our products and their relative cost, we believe that these departments will be less inclined to independently develop systems with functionalities similar to our products.

     In addition, a number of smaller companies currently market or have under development software applications to provide network and Internet security. We believe that, to date, none of these companies offers products that are as robust in features or as comprehensive in scope as the SAFEsuite family of products. Although it is likely that the product development efforts of these companies will eventually enable them to offer a line of products to compete with our current product line, we intend to continue to dedicate significant resources for product development and recruiting in order to expand our product capabilities ahead of these competitors. Notwithstanding, we expect additional competition from these established competitors and from other emerging companies.

     Mergers or consolidations among our competitors, or acquisitions of small competitors by larger companies, would make such combined entities more formidable competitors to us. In the last 18 months, both Cisco Systems and Network Associates have acquired privately-held companies with products competitive to ours. Although we believe that Cisco Systems and Network Associates will continue to integrate these security products with their other product offerings, we believe that our products will compete favorably based on our product and platform functionality and Adaptive Network Security approach. Notwithstanding, large companies may have advantages over us because of their longer operating histories, greater name recognition, larger customer bases or greater financial, technical and marketing resources. We believe that the entry of larger, more established companies into our market will require them to undertake operations that are currently not within their core areas of expertise, thus exposing them to significant uncertainties in the product development process. In addition, if larger companies were to enter our market, they could have a greater ability to adapt more quickly to new or emerging technologies and changes in customer requirements. They also could devote greater resources to the promotion and sale of their products than we can. In addition, these companies have reduced, and could continue to reduce, the price of their security monitoring, detection and response products, which increases pricing pressures within our market. In addition, large companies with broad product offerings, such as Network Associates, have bundled their security products with their other products, and we expect them to continue to do so in the future, which makes it more difficult for us to compete with them. These companies may develop security monitoring, detection and response products that are better than our current or future products and this may render our products obsolete.

     Several companies currently sell software products (such as encryption, firewall, operating system security and virus detection software) that our customers and potential customers have broadly adopted. Some of these companies sell products which perform the same functions as some of our products. In addition, vendors of operating system software or networking hardware may enhance their products to include the same kinds of functions that our products currently provide. The widespread inclusion in operating system software or networking hardware of features comparable to our software could render our products obsolete, particularly if such features are of a high quality. Even if security functions integrated into operating system software or networking hardware are more limited than those of our software, a significant number of customers may accept more limited functionality to avoid purchasing additional software.

     For the above reasons, we may not be able to compete successfully against our current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any one of which could materially and adversely affect our business, operating results and financial condition.

                    PROPRIETARY RIGHTS AND TRADEMARK ISSUES

     We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Furthermore, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We seek to protect our software, documentation and other written materials under the trade secret and copyright laws, which afford only limited protection. We also have submitted two United States patent applications. There can be no assurance that any patents will issue from these applications or, if issued, that any such patent would provide meaningful competitive advantages to us. We generally license our SAFEsuite products to end users in object code (machine-readable) format. Certain customers have required us to maintain a source-code escrow account with a third-party software escrow agent, and a failure by us to perform our obligations under any of the related license and maintenance agreements, or our insolvency, could conceivably cause the release of our product source code to such customers. The standard form agreement allows the end user to use our SAFEsuite products solely on the end user's computer equipment for the end user's internal purposes, and the end user is generally prohibited from sublicensing or transferring the products.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that our competitors will not independently develop similar technologies.

     We are not aware that any of our products infringes the proprietary rights of others, but it is possible that our current or future products may infringe proprietary rights of others. In fact, in July 1998, Network Associates, which is one of our competitors, filed a lawsuit against us alleging that our RealSecure product violates a patent claim for intrusion detection technology held by Network Associates. Although we believe that the lawsuit is without merit and are vigorously defending against Network Associates' claims, should Network Associates prevail in the suit, it could result in us having to pay significant damages and cease the licensing of our RealSecure product. Such a result would materially and adversely affect our business, operating results and financial condition.

     It is conceivable that other third parties, in addition to Network Associates, could claim infringement by us with respect to our current or future products. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect upon our business, operating results and financial condition.

     The name "Internet Security Systems" is not currently subject to trademark registration in the United States, and may not be a name for which a trademark is registrable due to its general use in a variety of security-related applications. Although we have in the past asserted and intend to continue to assert our rights with respect to the name "Internet Security Systems" and we have taken and will take action against any use of such name in a manner that may create confusion with our products in relevant markets, there can be no assurance that we will be successful in such efforts, which could have a material adverse effect upon our business, operating results and financial condition.

                                   EMPLOYEES

     As of December 31, 1998, we had 328 employees, of whom 108 were engaged in product research and development, 103 were engaged in sales, 16 were engaged in customer service and support, 46 were engaged in professional services, 35 were engaged in marketing and business development and 20 were engaged in administrative functions. We believe that we have good relations with our employees.

                                   FACILITIES

     Our Atlanta headquarters and research and development facilities consist of approximately 72,000 square feet of office space occupied pursuant to a lease and a sublease expiring in June 2002, which provide for minimum annual lease obligations of approximately $1,240,000. We also lease office space in Mountain View, California, New York City, Washington, D.C., Brussels, London, Paris, Reading (England), Stuttgart and Tokyo, as well as small executive suites in several United States cities. We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

                               LEGAL PROCEEDINGS

     On June 25, 1998, Network Associates filed a lawsuit against us in the U.
S. District Court for the Northern District of California (the "Court") which alleges that our RealSecure product infringes a patent claim for intrusion detection technology held by Network Associates. Network Associates claims that this alleged infringement is deliberate and willful and is seeking treble damages in an unspecified amount and attorneys' fees, in addition to an injunction prohibiting the alleged infringement. The Court conditionally dismissed the original complaint based on the parties' representation to the Court that they would attempt to reach a settlement. However, on January 13, 1999, Network Associates notified the Court that no settlement had been reached and requested that the Court place the case on the Court's calendar. On January 25, 1999, we filed our answer to the complaint with the Court. In our answer, we asserted several affirmative defenses and made counterclaims against Network Associates for unfair competition and antitrust violations under federal and state laws. We believe that Network Associates' lawsuit is without merit and we will continue to vigorously defend against it. However, should Network Associates prevail in the suit, it could materially and adversely affect our business, operating results and financial condition.

     Except as noted above, we are not a party to any material legal proceedings.

                                   MANAGEMENT
                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning our directors and executive officers.

NAME                                                     AGE                              POSITION(S)
---------------------------------------------------    -------    -----------------------------------------------------------
Thomas E. Noonan...................................      38       President, Chief Executive Officer and Chairman of
                                                                    the Board of Directors
Christopher W. Klaus...............................      25       Chief Technology Officer, Secretary and Director
Richard Macchia....................................      47       Vice President and Chief Financial Officer
H. Keith Cooley....................................      45       Vice President (Engineering)
M. Thomas McNeight.................................      54       Vice President (Americas Sales)
Alex Bogaerts......................................      49       Vice President (Europe)
Lin Ja Hong........................................      40       Vice President (Asia/Pacific)
Richard S. Bodman..................................      60       Director
Robert E. Davoli...................................      50       Director
Kevin J. O'Connor..................................      37       Director
David N. Strohm....................................      50       Director

     MR. NOONAN has served as our President and as a director since August 1995, and as our Chief Executive Officer and Chairman of the Board of Directors since November 1996. Prior to joining our company, Mr. Noonan served as Vice President, Sales and Business Development with TSI International, an electronic commerce company then owned by Warburg Pincus and Dun & Bradstreet, from October 1994 until August 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software. Prior to 1989, Mr. Noonan co-founded Actuation Electronics, a motion control company for precision applications, and founded Leapfrog Technologies, an object-oriented software development tools company for networked applications. Mr. Noonan holds a B.S. in mechanical engineering from the Georgia Institute of Technology and a C.S.S. in business administration and management from Harvard University.

     MR. KLAUS founded ISS in April 1994 and served as our President until August 1995 and as our Chief Executive Officer until November 1996. Mr. Klaus continues to serve as our Chief Technology Officer and as a director. Prior to founding our company, Mr. Klaus developed a shareware version of Internet Scanner while attending the Georgia Institute of Technology.

     MR. MACCHIA has been our Vice President and Chief Financial Officer since December 1997. From December 1989 until December 1997, Mr. Macchia was employed by First Financial Management Corporation as its Executive Vice President (Finance), and by First Data Corporation as its Senior Vice President (Finance) following its merger with First Financial Management Corporation. Mr. Macchia received a B.B.A. in accounting from the University of Notre Dame.

     MR. COOLEY has served as our Vice President (Engineering) since January 1996. Mr. Cooley has over 20 years of executive-level experience in software development and customer support, most recently as a founding partner for Value Sourcing Group, an Atlanta-based management consultancy specializing in information technology, from 1995 to 1996. Prior to that, Mr. Cooley was employed by Dun & Bradstreet Software for over 16 years where he held various management and executive-level positions in marketing, development and support, and ended his tenure as Chief Information Officer. Mr. Cooley holds a B.S. in industrial engineering from the Georgia Institute of Technology.

     MR. MCNEIGHT has served as our Vice President (Americas Sales) since August 1996. Prior to joining our company, Mr. McNeight was employed for more than 20 years in various sales, sales management and executive management positions with technology and service companies, having most recently been a principal in The Complex Sale, a strategic sales consulting and training firm, from December 1995 to August 1996. In 1995, Mr. McNeight was Senior Vice President, Americas Operations, for TSW International, Inc., a supplier of plant performance and maintenance management software. Additionally, Mr. McNeight was Chief Executive Officer of Aurum Software Inc., a provider of sales, marketing and customer service software that was subsequently acquired by Baan Company, from 1993 to 1994 and, prior to that, spent 13 years at Dun & Bradstreet, ending his tenure there as Executive Vice President for the Americas. Mr. McNeight serves on the board of directors of Firstwave Technologies, Inc. Mr. McNeight has a B.S. in chemistry from Oklahoma State University and an M.S. in management information sciences from Texas Christian University.

     MR. BOGAERTS joined us as our Vice President (Europe) in February 1996. Before joining us, Mr. Bogaerts was an independent technology consultant from September 1995 to February 1996, and prior to that held sales, marketing and strategic marketing, and general management positions with Dun & Bradstreet Software from 1992 to September 1995, and with Ethica N.V., an enterprise IT management and consulting firm, from 1989 to 1992. Mr. Bogaerts received a degree in applied economics and management sciences from the University of Leuven, Belgium, and an M.B.A. through a joint program of the University of Leuven, the University of Chicago and Cornell University Business Schools.

     MR. LIN has served as our Vice President (Asia/Pacific) since January 1997 and manages the Company's Asia/Pacific operations from the Company's office in Tokyo. Mr. Lin has over 20 years of sales and marketing experience in the Asia/Pacific software market. From 1984 to December 1996, he held a number of sales, marketing and development positions with Dun & Bradstreet Technology Asia (formerly known as Ashisuto KK), most recently as its Vice President and General Manager of Sales and Operations. Mr. Lin holds a B.A. in business administration from Aoyama Gakuin University in Tokyo.

     MR. BODMAN joined our Board in July 1997. Since May 1996, Mr. Bodman has served as the Managing General Partner of AT&T Ventures, LLC, which manages numerous venture capital investments. Before joining AT&T Ventures, LLC, Mr. Bodman served AT&T Corporation in various senior management positions. Mr. Bodman serves on the board of directors of several public companies, including Tyco International, Inc., LIN Television, Inc., NHP, Inc., Reed Elsevier plc. and Young & Rubicam, and several private companies. Mr. Bodman holds a B.S. in engineering from Princeton University and an M.S. in industrial management from the Massachusetts Institute of Technology.

     MR. DAVOLI has been a director since February 1996. Mr. Davoli has been a general partner of or an advisor to Sigma Partners, a venture capital firm, since January 1995. Mr. Davoli was President and Chief Executive Officer of Epoch Systems, Inc., a client/server storage management provider, from February 1993 to September 1994. From May 1986 through June 1992, Mr. Davoli was the President and Chief Executive Officer of SQL Solutions, a relational database management systems consulting and tools company that he founded and sold to Sybase, Inc. in January 1990. Mr. Davoli serves as a director of several privately held companies. Mr. Davoli received a B.A. in history from Ricker College.

     MR. O'CONNOR has served as a director since October 1995. Mr. O'Connor has been the Chief Executive Officer and Chairman of DoubleClick Inc., a provider of Internet advertising services, since January 1996. From September 1994 to December 1995, Mr. O'Connor served as Director of Research for Digital Communications Associates, a data communications company (now Attachmate Corporation), and from April 1992 to September 1994, as its Chief Technical Officer and Vice President, Research. From its inception in May 1983 until its sale in April 1992, Mr. O'Connor served as Vice President, Research of Intercomputer Communications

Corp., a software development company. Mr. O'Connor received his B.S. in electrical engineering from the University of Michigan.

     MR. STROHM has served as a director since January 1996. Since 1980, Mr. Strohm has been an employee of Greylock Management Corporation, a venture capital group and has been a general partner of several venture capital funds affiliated with Greylock. Mr. Strohm currently serves as a director of DoubleClick, Banyan Systems, Inc., an enterprise networking software company, and Legato Systems, Inc., a data storage management software company. Mr. Strohm received his B.A. from Dartmouth College and his M.B.A. from Harvard Business School.

                              CLASSES OF DIRECTORS

     Our charter and bylaws provide that the size of the board shall be determined by resolution of the board. The board is currently composed of six members. Each director holds office until their next election at an annual meeting of stockholders or until his or her successor is duly elected and qualified. Our charter and bylaws also provide that, beginning with our 1999 annual meeting of stockholders, the board will be divided into three classes serving staggered three-year terms as follows:

CLASS    CURRENT DIRECTORS      NEXT ELECTION
-----    -----------------      -------------
  I      Messrs. Bodman       1999 Annual
         and O'Connor         Meeting
 II      Messrs. Noonan       2000 Annual
         and Strohm           Meeting
 III     Messrs. Davoli       2001 Annual
         and Klaus            Meeting

                                BOARD COMMITTEES

     The board established an audit committee in January 1998. The members of the audit committee are Messrs. Bodman, Davoli and Noonan. The audit committee reviews, acts on and reports to the board with respect to various auditing and accounting matters, including the selection of the auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the independent auditors and our accounting practices.

     The board established a compensation committee in February 1996 and re-authorized it in January 1998. The members of the compensation committee are Messrs. Davoli, O'Connor and Strohm. The compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our various incentive compensation, stock and benefit plans.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The board established a compensation committee in February 1996. During 1997, Messrs. Davoli, O'Connor and Strohm served as members of the compensation committee. None of these individuals has served at any time as one of our officers or employees. Prior to the establishment of the compensation committee, all decisions relating to executive compensation were made by the board. For a description of the transactions between us and members of the compensation committee and entities affiliated with such members, see "Certain Transactions". None of our executive officers serve as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the board or compensation committee.

                           COMPENSATION OF DIRECTORS

     Except for grants of stock options, directors generally do not receive compensation for services rendered as a director. We also do not pay compensation for committee participation or special assignments of the board. We reimburse each director for all out-of-pocket expenses incurred in attending meetings of the board and committees thereof. Non-employee board members receive option grants at periodic intervals under the automatic option grant program of our stock option plan and also are eligible to receive discretionary option grants under the discretionary option grant program of such plan. See "-- Our Stock Option Plan".

     On December 8, 1997, we granted to each of Messrs. Bodman, Davoli, O'Connor and Strohm an option to purchase 20,000 shares of common stock at an exercise price of $7.00 per share. These options are immediately exercisable for all of the option shares. However, the shares purchasable upon exercise of the options are unvested, and subject to repurchase at the option exercise price paid per share, upon an early termination of the optionee's board service. The shares subject to each option grant will vest as to 25% of the option shares upon the optionee's completion of each year of board service after the grant date. These options expire 10 years from the grant date, subject to earlier termination following the cessation of the optionee's board service. These options will immediately vest in the event of either certain changes in the ownership or control of our company (except upon assumption of such options by the successor), or the death or disability of the optionee while serving as a board member.

                                INDEMNIFICATION

     The bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware law, except if limited by contract. We have indemnification agreements with all of our directors and have purchased directors' and officers' liability insurance. In addition, our charter limits the personal liability of board members to our company or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. See "Description of Securities -- Certain Anti-Takeover, Limited Liability and Indemnification Provisions".

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Our officers serve at the discretion of the board. We do not presently have an employment contract in effect with any of our executive officers. The compensation committee, as plan administrator of our stock option plan, has the authority to accelerate vesting of the shares of common stock subject to outstanding options held by the chief executive officer and our other executive officers or any unvested shares actually held by those individuals under our stock option plan, in the event that we are acquired by merger, consolidation or asset sale or there is a change in control effected by a successful tender or exchange offer for more than 50% of our outstanding voting securities or a change in the majority of the board as a result of one or more contested elections for board membership. Alternatively, the compensation committee may condition such accelerated vesting upon the individual's position with us being replaced with a lesser position or the termination of the individual's service within a designated period following the acquisition or takeover. In addition, we have agreements with certain management members regarding acceleration of option vesting in the event of the consummation of a transaction that results in a change of control.

                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table provides certain summary information concerning the compensation earned by our chief executive officer and certain other executive officers (collectively, the "Named Officers") whose salary and bonus exceeded $100,000 for services rendered in all capacities to us and our subsidiaries during 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                           ANNUAL COMPENSATION      ---------------------
                                                           --------------------     SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION(S)                      YEAR    SALARY       BONUS             OPTIONS
--------------------------------------------------  ----   --------     -------     ---------------------
Thomas E. Noonan..................................  1998   $185,486     $95,000            120,000
  President, Chief Executive Officer and Chairman   1997    130,000      60,000                 --
  of the Board
Alex Bogaerts.....................................  1998    100,000     104,401                 --
  Vice President (Europe)                           1997     89,000(1)   76,000(1)          25,000
Lin Ja Hong.......................................  1998    110,000      62,642             15,000
  Vice President (Asia/Pacific)                     1997    110,000      43,890             27,500
Richard Macchia...................................  1998    135,000      35,320                 --
  Vice President and Chief Financial Officer        1997      1,688(2)       --                 --
M. Thomas McNeight................................  1998    125,000     240,874                 --
  Vice President (Americas Sales)                   1997    125,000      91,300                 --

---------------
(1) Mr. Bogaerts' compensation, other than options, was paid to a consulting company owned by Mr. Bogaerts.
(2) Mr. Macchia joined our company in December 1997.

     OPTION GRANTS IN LAST YEAR. The following table provides certain information concerning stock options granted to each of the Named Officers during 1998. No stock appreciation rights were granted to these individuals during 1998.

                             OPTION GRANTS IN 1998

                                           % OF TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF     OPTIONS                                         ASSUMED ANNUAL RATES OF
                             SECURITIES     GRANTED     EXERCISE   MARKET                STOCK PRICE APPRECIATION FOR
                             UNDERLYING        TO        PRICE     PRICE                        OPTION TERM(1)
                               OPTIONS     EMPLOYEES      PER       PER     EXPIRATION   -----------------------------
NAME                           GRANTED      IN 1998      SHARE     SHARE       DATE           5%              10%
---------------------------  -----------   ----------   --------   ------   ----------   -------------   -------------
Thomas E. Noonan...........      20,000(2)     2.1%      $22.00    $20.00   3/13/2003     $  121,564      $  268,624
                                100,000(3)    10.4        20.00     20.00   3/13/2008      1,257,789       3,187,485
Alex Bogaerts..............          --         --           --        --          --             --              --
Lin Ja Hong................      15,000(4)     1.6        20.00     20.00   3/13/2008        188,668         478,123
Richard Macchia............          --         --           --        --          --             --              --
M. Thomas McNeight.........          --         --           --        --          --             --              --

---------------
(1) Future value assumes appreciation in the market value of the common stock of 5% and 10% per year over the ten-year option period as mandated by the rules and regulations of the Securities and Exchange Commission and does not represent the our estimate or projection of the future value of the common stock. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(2) The option is immediately exercisable with respect to 5,000 shares and becomes exercisable for an additional 5,000 shares on January 1 of each of 1999, 2000 and 2001. The option shares are initially unvested and subject to repurchase by us. Our repurchase right shall lapse with respect to, and Mr. Noonan shall vest in all of the option shares on March 12, 2003, provided that Mr. Noonan remains in our service through such date. In addition, our repurchase right lapses on an accelerated basis based upon achievement of prescribed revenue levels. Based upon 1988 revenues, 5,000 additional shares vested on December 31, 1998.

(3) The option is exercisable in its entirety on March 12, 2004, subject to acceleration based upon achievement of prescribed revenue levels. Based upon our 1998 revenues, 25,000 shares became exercisable on December 31, 1998.

(4) The shares underlying these options vest 25% per year over a four-year period and are subject to repurchase by us at the exercise price should Mr. Lin cease his employment with us prior to full vesting. If we are acquired by merger, consolidation or asset sale, the option shares will accelerate in full unless the successor assumes these options. In the event that the successor assumes these options, if within 12 months following the acquisition, Mr. Lin's position is reduced to a lesser position or Mr. Lin's employment is involuntarily terminated, the option shares will accelerate in part so that the next annual installment of option shares scheduled to vest will immediately vest in full and, to the extent Mr. Lin continues in our service, each installment of option shares scheduled to vest thereafter will vest on each subsequent anniversary of the acceleration date. Each option expires on the earlier of ten years from the date of grant or termination of Mr. Lin's employment with us. All options were granted at fair market value as determined by the board on the date of grant.

     AGGREGATE OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES. The following table provides certain information concerning option exercises and option holdings for the fiscal year ended December 31, 1998 with respect to each of the Named Officers.

           AGGREGATE 1998 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                        SHARES                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                       ACQUIRED               OPTIONS AT DECEMBER 31, 1998     AT DECEMBER 31, 1998(1)
                          ON        VALUE     ----------------------------   ---------------------------
NAME                   EXERCISE   REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------  --------   ---------   -----------    -------------   -----------   -------------
Thomas E. Noonan.....       --    $      --      35,000(2)      85,000(2)    $1,205,000     $2,955,000
Alex Bogaerts........   16,250      519,969      28,750(3)          --        1,568,500             --
Lin Ja Hong..........       --           --      27,500(3)      15,000        1,448,000        525,000
Richard Macchia......       --           --     125,000(3)          --        6,000,000             --
M. Thomas McNeight...  100,000    2,742,356     135,000(3)          --        7,404,750             --

---------------
(1) Value determined by subtracting the exercise price from the closing price per share of the common stock on the Nasdaq National Market on December 31, 1998 ($55.00 per share).

(2) Mr. Noonan's options vest as described in footnotes (2) and (3) to the table captioned "Option Grants in 1998".

(3) The shares purchasable upon exercise of these options are subject to repurchase by us at the exercise price upon the optionee's termination of employment prior to vesting in the shares. Our repurchase right lapses with respect to, and the optionee vests in, 25% of the option shares upon the optionee's completion of each year of service. As of December 31, 1998, the number of exercisable vested option shares for each named officer was as follows: Mr. Bogaerts -- no shares; Mr. Lin -- 6,875 shares; Mr.
    Macchia -- 31,250 shares; Mr. McNeight -- 17,500 shares.

                             OUR STOCK OPTION PLAN

     The board of directors of Internet Security Systems, Inc. first adopted the Restated 1995 Stock Incentive Plan on September 6, 1995, and its stockholders approved this stock option plan on January 31, 1996. On December 8, 1997, we assumed this stock option plan and all outstanding options thereunder and converted such options on a share-for-share basis into options to purchase shares of our common stock. As of December 31, 1998, we had reserved 3,000,000 shares of common stock for issuance under our stock option plan. We will automatically increase this share reserve on the first trading day of each calendar year beginning with 1999 by an amount equal to three percent of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. Accordingly, on January 4, 1999, 518,762 additional shares of common stock were reserved for issuance under our stock option plan. No single participant in our stock option plan may receive option grants or direct stock issuances for more than 300,000 shares per calendar year.

     Our stock option plan has three separate components:

- the discretionary option grant program, which allows the plan administrator to grant options to purchase shares of common stock to eligible individuals at an exercise price equal to, greater than or less than their fair market value on the grant date;

- the stock issuance program, which allows the plan administrator to issue shares of common stock directly to eligible individuals for a price equal to, greater than or less than their fair market value at the time of issuance, or as a bonus for services rendered; and

- the automatic option grant program, which automatically grants options to purchase shares of common stock at an exercise price equal to 100% of the fair market value of such shares on the grant date at periodic intervals to eligible non-employee board members.

     The compensation committee of the board administers the discretionary option grant program and the stock issuance program. The compensation committee, as current plan administrator, has complete discretion to determine:

- which eligible individuals are to receive option grants or stock issuances;

- the time or times when such option grants or stock issuances are to be made;

- the number of shares subject to each such grant or issuance;

- the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws;

- the vesting schedule to be in effect for the option grant or stock issuance;
  and

- the maximum term for which any granted option is to remain outstanding.

     The administration of the automatic option grant program is self-executing in accordance with its express provisions.

     The exercise price for the shares of common stock subject to option grants made under our stock option plan may be paid in cash or in shares of common stock (held for the requisite period necessary to avoid a charge to our earnings for financial reporting purposes) valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to optionees in the exercise of outstanding options by allowing optionees to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise. During the 90-day period following the date of this prospectus, optionees exercising options under our stock option plan will be required to enter into lock-up agreements with the representatives of the underwriters.

     If we are acquired by merger, consolidation or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by our successor will automatically become fully exercisable, and all unvested shares under the stock issuance program will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to our successor. In the event an outstanding option is assumed and our repurchase rights are assigned to our successor, and within 12 months following the merger, consolidation or asset sale, either the optionee is offered a lesser position compared to the position held by the optionee prior to the acquisition or the optionee's service is terminated, either involuntarily or through resignation as a result of being offered a lesser position, then the option will accelerate in part so that it will become immediately exercisable with respect to the next annual installment of option shares scheduled to vest. The plan administrator also has the authority under the discretionary option grant and stock issuance programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual is offered a lesser position or the individual's service is terminated, whether involuntarily or through a resignation as a result of being offered a lesser position, within a specified period (not to exceed 12 months) following a change in control effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of directors. The plan administrator also has the discretion to provide for the automatic acceleration of outstanding options and the lapse of any outstanding repurchase rights upon certain changes in the ownership or control.

     In February 1998, we entered into an Amended and Restated Agreement Regarding Acceleration of Vesting of Future Optionees with Greylock Equity Limited Partnership ("Greylock"), Sigma Associates III, L.P., Sigma Investors III, L.P. and Sigma Partners III, L.P. (collectively, the "Sigma Entities"), AT&T Venture Fund II, L.P. and Venture Fund I, L.P. (collectively, the "AT&T Entities") and Kleiner, Perkins, Caufield & Byers VIII, KPCB Information Sciences Zaibatsu Fund II and KPCB Java Fund (collectively, the "KPCB Entities") which provides that, in all option grants made after the date of the agreement, we will provide that no more than the greater of (i) 50% of the unvested shares issued pursuant to such grant or (ii) the options which would be vested in such optionee's next vesting installment may become immediately vested in the event that (x) we sell, convey or otherwise dispose of all or substantially all of our property or business, or merge into or effect a reorganization with any corporation (other than a wholly-owned subsidiary corporation) in which our stockholders immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent), and (y) the optionee is not offered a position with the surviving entity which (I) offers compensation equivalent to or greater than that provided to the optionee by us immediately prior to the change in control, and (II) offers duties and responsibilities comparable to those associated with the position held by the optionee with us immediately prior to the change in control such that the duties and responsibilities of the optionee with the surviving entity are not materially diminished from those of the optionee at our company.

     The discretionary option grant program authorizes the issuance of stock appreciation rights, which provide their holders with the election, subject to the plan administrator's approval, to surrender their outstanding options for an appreciation distribution from us equal to the excess of the fair market value of the vested shares of common stock subject to the surrendered option over the aggregate exercise price payable for such shares. In addition, the plan administrator has the authority to grant to certain officers and directors limited stock appreciation rights which, upon a hostile take-over (as defined in our stock option plan), generally provide the holders with the automatic right to surrender his or her outstanding options for an appreciation distribution from us equal to the excess of the tender price paid in the hostile take-over for the vested shares subject to the surrendered options over the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock.

     The plan administrator also has the authority to effect the cancellation of outstanding options under the discretionary option grant program with the consent of the affected option holders in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

     Under the automatic option grant program, each individual who first joins the board as a non-employee director will receive an option to purchase 20,000 shares of common stock on the date he or she is first elected or appointed to the board, provided he or she has not otherwise been in our prior employ. In addition, at each annual stockholders meeting each individual who is to continue to serve as a non-employee board member after the meeting will receive an additional option to purchase 2,500 shares of common stock.

     Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase by us should the optionee's service as a non-employee board member cease prior to vesting in the shares. An initial 20,000-share grant will vest in four equal successive annual installments over an optionee's period of board service. However, the shares subject to each initial automatic grant will immediately vest upon certain changes in the ownership or control of our company or upon the death or disability of the optionee while serving as a board member. Each additional 2,500-share grant will vest immediately.

     The board may amend or modify our stock option plan at any time. Our stock option plan will terminate on the earliest of September 6, 2005, the date on which all available shares have been issued as vested shares or the termination of all outstanding options in connection with certain changes in the ownership or control.

                              CERTAIN TRANSACTIONS

                        SALE OF SERIES A PREFERRED STOCK

     In February 1996, we sold an aggregate of 3,650,000 shares of our Series A preferred stock for $1.00 per share in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933. The purchasers of the Series A preferred stock included, among others, Greylock and the Sigma Entities. The Series A preferred stock automatically converted into common stock on a one-for-one basis upon the completion of our initial public offering. Concurrently with the closing of the financing, David N. Strohm, an employee of Greylock and the general partner of several venture capital funds associated with Greylock, and Robert E. Davoli, a general partner of the Sigma Entities, joined the board.

     In connection with the sale of the Series A preferred stock, we entered into an agreement with Greylock and Sigma Partners concerning certain of the shares of the common stock sold by the underwriters of the initial public offering of the common stock to persons designated by us ("Directed Shares"). This agreement required us to use our best efforts to cause Greylock and the Sigma Entities to receive up to 100,000 Directed Shares at the initial public offering price. Pursuant to this right, Greylock and the Sigma Entities purchased 36,488 and 27,674 Directed Shares, respectively, in our initial public offering. Also in connection with the 1996 Series A preferred stock financing, we:

- entered into an Agreement Regarding Acceleration of Vesting of Future Optionees with Greylock and the Sigma Entities, which was later amended and restated to make certain technical clarifications;

- entered into a Rights Agreement, which was amended and restated in connection with the sale of our Series B preferred stock; and

- repurchased 100,000 shares of common stock from Christopher W. Klaus, a founder, officer and director of the Company, for $15,000.

                        SALE OF SERIES B PREFERRED STOCK

     In February 1997, we sold an aggregate of 2,086,957 shares of our Series B preferred stock for $2.53 per share in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933. The purchasers of the Series B preferred stock included, among others, Greylock, the Sigma Entities, the AT&T Entities and the KPCB Entities. The Series B preferred stock automatically converted into common stock on a one-for-one basis upon the closing of our initial public offering. Richard S. Bodman, the managing general partner of the AT&T Entities, joined our board in July 1997.

     In connection with the sale of the Series B preferred stock, we entered into an agreement with the AT&T Entities and Kleiner, Perkins, Caufield & Byers ("KPCB") concerning Directed Shares. This agreement required us to use our best efforts to cause the AT&T Entities and KPCB to receive up to 100,000 Directed Shares at the initial public offering price. Pursuant to this right, the AT&T Entities and KPCB purchased 15,141 and 19,789 Directed Shares, respectively in our initial public offering.

     In connection with the sale of the Series B preferred stock, we also entered into an Agreement Regarding Acceleration of Vesting of Future Optionees with the AT&T Entities and the KPCB Entities, which was later amended and restated to make certain technical clarifications. We also entered into an Amended and Restated Rights Agreement. Pursuant to this agreement, purchasers of the Series A preferred stock and Series B preferred stock have the right, subject to certain conditions and limitations, to require us to file a registration statement, including, if requested, a shelf registration statement, under the Securities Act of 1933 in order to register all or part of their shares of common stock. In certain circumstances, we may defer such registrations, and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. In the event that we propose to register any of our securities under the

Securities Act of 1933, either for our account or for the account of other security holders, the purchasers of the Series A preferred stock and Series B preferred stock and certain holders of the common stock, including Christopher
W. Klaus, Thomas E. Noonan and Kevin J. O'Connor, are entitled to include their shares of common stock in such registration, subject to marketing and other limitations. Generally, we are required to bear all expenses associated with such registrations.

   AMENDED AND RESTATED AGREEMENT REGARDING ACCELERATION OF FUTURE OPTIONEES

     In February 1998, we entered into an Amended and Restated Agreement Regarding Acceleration of Vesting of Future Optionees with Greylock, the Sigma Entities, the AT&T Entities and the KPCB Entities which restricts the acceleration of vesting of shares subject to options in certain situations. For a more detailed description of this agreement, see "Management -- Our Stock Option Plan".

                              FUTURE TRANSACTIONS

     All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board, including a majority of the independent and disinterested outside directors on the board, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the common stock as of January 28, 1999 adjusted to reflect the sale of shares offered hereby for

- each person who is known by us to own beneficially more than five percent of the common stock;
- each Named Officer;
- each director;
- each selling stockholder; and
- all current executive officers and directors as a group.

     Unless otherwise indicated, the address for the following stockholders is c/o ISS Group, Inc., 6600 Peachtree-Dunwoody Road, 300 Embassy Row, Suite 500, Atlanta, Georgia 30328.

                                       SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                         OWNED BEFORE THE                       OWNED AFTER THE
                                             OFFERING            NUMBER         OFFERING(1)(2)
                                     ------------------------   OF SHARES   -----------------------
BENEFICIAL OWNER                       NUMBER      PERCENTAGE    OFFERED      NUMBER     PERCENTAGE
-----------------------------------  -----------   ----------   ---------   ----------   ----------
Christopher W. Klaus...............    3,915,276      22.6%      800,000     3,115,276      16.8%
Ark Asset Management Co., Inc.(3)..    2,740,000      15.8            --     2,740,000      14.8
Thomas E. Noonan(4)................    1,621,070       9.3       140,000     1,481,070       8.0
Greylock Equity Limited
  Partnership(5)...................      885,991       5.1            --       885,991       4.8
Alex Bogaerts(6)...................       42,600         *         3,000        39,600         *
Lin Ja Hong(7).....................       31,250         *         2,500        28,750         *
Rich Macchia(8)....................      125,600         *        12,500       112,500         *
M. Thomas McNeight(9)..............      135,000         *        17,000       118,000         *
Richard S. Bodman(10)..............      281,638       1.6            --       281,638       1.5
Robert E. Davoli(11)...............      841,762       4.9            --       841,762       4.5
Kevin J. O'Connor(12)..............      473,980       2.7        70,000       403,980       2.2
David N. Strohm(5).................      885,991       5.1            --       885,991       4.8
Nancy Blair(13)....................      157,500         *        20,000       137,500         *
H. Keith Cooley(14)................      130,000         *        30,000       100,000         *
Glenn M. McGonnigle(15)............      166,590         *        60,000       106,590         *
Charles Meyers(16).................       90,000         *        20,000        70,000
Patrick J.D. Taylor(17)............       59,500         *        25,000        34,500         *
All directors and officers as a
  group (11 persons)(18)...........    8,484,167      47.5      1,075,000    7,409,167      38.9

---------------

   * Indicates less than 1%.

 (1) Assumes no exercise of the underwriters' over-allotment option.

 (2) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following January 28, 1999, are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (3) Based solely on information provided by Ark Asset Management Co., Inc. on its Schedule 13G filed December 9, 1998 with the Securities and Exchange Commission. The address for Ark Asset Management Co., Inc. is 125 Broad Street, New York, New York 10004.

 (4) Includes 168,822 shares held in family trusts and options immediately exercisable for 35,000 shares of common stock.

 (5) Includes 83,760 shares of common stock held by Mr. Strohm and 802,231 shares held by Greylock Equity Limited Partnership. The general partner of Greylock Equity Limited Partnership is Greylock Equity GP Limited Partnership. Mr. Strohm, a director of our company, is a general partner of Greylock Equity GP Limited Partnership. Mr. Strohm disclaims beneficial ownership of the shares held by Greylock Equity Limited Partnership except to the extent of his pecuniary interest therein arising from his general partnership interest in Greylock Equity GP Limited Partnership. The address of Greylock Equity Limited Partnership and Mr. Strohm is c/o Greylock Equity Limited Partnership, 755 Page Mill Road, Building A, Palo Alto, California 94304.

 (6) Includes options immediately exercisable for 28,750 shares of common stock.

 (7) Includes options immediately exercisable for 31,250 shares of common stock.

 (8) Includes option immediately exercisable for 125,000 shares of common stock.

 (9) Includes options immediately exercisable for 135,000 shares of common stock.

(10) Includes 66 shares of common stock and options immediately exercisable for 20,000 shares of common stock held by Mr. Bodman and 261,572 shares held by AT&T Venture Fund II, L.P. The general partner of AT&T Venture Fund II, L.P. is Venture Management LLC. Mr. Bodman is a managing member of Venture Management LLC. Mr. Bodman disclaims beneficial ownership of the shares held by AT&T Venture Fund II, L.P. except to the extent of his pecuniary interest therein from his management interest in Venture Management LLC. Mr. Bodman's address is c/o AT&T Ventures, L.L.C., Two Wisconsin Circle, Chevy Chase, Maryland 20815.

(11) Includes 49,340 shares of common stock and options immediately exercisable for 20,000 shares of common stock held by Mr. Davoli, 125,472 shares held by Sigma Associates III, L.P., 10,175 shares held by Sigma Investors III, L.P. and 636,775 shares held by Sigma Partners III, L.P. Mr. Davoli, a director of our company, is also a general partner of Sigma Management III, L.P., which is the general partner of Sigma Associates III, L.P., Sigma Investors III, L.P. and Sigma Partners III, L.P. Mr. Davoli disclaims beneficial ownership of the shares held by Sigma Associates III, L.P., Sigma Investors III, L.P. and Sigma Partners III, L.P. except to the extent of his pecuniary interest therein from his general partnership interest in Sigma Management III, L.P. The address of Mr. Davoli and the Sigma Entities is 20 Custom House Street, Suite 830, Boston, Massachusetts 02110.

(12) Includes options immediately exercisable for 20,000 shares of common stock. In addition to the number of shares shown as offered for sale in the table, Mr. O'Connor has granted the underwriters the right to purchase up to an additional 20,000 shares pursuant to the underwriters' over-allotment option. Mr. O'Connor's address is c/o DoubleClick Inc., 41 Madison Avenue, New York, New York 10010.

(13) Includes options immediately exercisable for 157,500 shares of common stock.

(14) Includes options immediately exercisable for 130,000 shares of common stock.

(15) Includes options immediately exercisable for 85,500 shares of common stock. In addition to the number of shares shown as offered for sale in the table, Mr. McGonnigle has granted the underwriters the right to purchase up to an additional 10,000 shares pursuant to the underwriters' over-allotment option.

(16) Includes options immediately exercisable for 90,000 shares common stock.

(17) Includes options immediately exercisable for 14,500 shares of common stock.

(18) Includes options immediately exercisable for 545,000 shares of common stock.

                           DESCRIPTION OF SECURITIES

                    AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. Upon consummation of this offering, no shares of preferred stock and 18,512,462 shares of common stock (18,842,462 shares if the underwriters' over-allotment option is exercised in full) will be outstanding. The following summary is qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

                                  COMMON STOCK

     As of December 31, 1998, there were 17,292,087 shares of common stock outstanding that were held by 201 stockholders of record. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available therefor. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

                                PREFERRED STOCK

     The board has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any shares of preferred stock.

                                 STOCK OPTIONS

     As of December 31, 1998, options to purchase a total of 2,379,670 shares of common stock were outstanding. The total number of shares of common stock that may be subject to the granting of options under our stock option plan shall be equal to 3,000,000 shares plus the number of shares with respect to options previously granted under our stock option plan that terminate without being exercised, expire, are forfeited or canceled, and the number of shares of common stock that are surrendered in payment of any options or any tax withholding requirements. In addition, on the first trading date of each year, the share reserve will be increased by an amount equal to three percent of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. Pursuant to this automatic increase provision, on January 4, 1999 an additional 518,762 shares of common stock were reserved for issuance under our stock option plan. See "Management -- Our Stock Option Plan" and "Shares Eligible for Future Sale".

     On May 21, 1998, we filed a registration statement with the Securities and Exchange Commission pursuant to which we registered the 3,000,000 shares of common stock issued or issuable at that time upon the exercise of options granted under our stock option plan. Such registration statement became immediately effective upon filing. We have outstanding a large number of stock options to purchase common stock with exercise prices significantly below the current market price of the common stock. The possible sale of a significant number of such shares by the holders thereof may have an adverse effect on the price of the common stock.

    CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended from time to time. Subject to certain exceptions,
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire our company.

CHARTER AND BYLAW PROVISIONS

     Our charter and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

     CLASSIFIED BOARD OF DIRECTORS. Our charter and bylaws provide for the board to be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of board members.

     SUPERMAJORITY VOTING.  Our charter requires that holders of at least
66 2/3% of our company's combined voting power approve certain amendments to the charter unless such amendments are approved by a majority of the directors not affiliated or associated with any person holding (or which has announced an intention to acquire) 26% or more of the voting power of our outstanding capital stock. Either a majority of the board or holders of a majority of voting stock may amend the bylaws, but certain amendments approved by stockholders require the approval of at least 66 2/3% of our combined voting power unless such amendments are approved by a majority of the directors not affiliated or associated with any person holding (or which has announced an intention to acquire) 26% or more of the voting power of our outstanding capital stock.

     AUTHORIZED BUT UNISSUED OR UNDESIGNATED CAPITAL STOCK. Our charter authorizes 50,000,000 shares of common stock and 20,000,000 shares of preferred stock. No preferred stock will be designated upon consummation of this offering. After this offering, 18,512,462 shares of common stock will be outstanding (18,842,462 shares if the underwriters' over-allotment option is exercised in full). The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board in one or more transactions. In this regard, our charter grants the board broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

     SPECIAL MEETINGS OF STOCKHOLDERS. Our bylaws provide that special meetings of our stockholders may be called only by our board, chairman or President.

     NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Our charter and bylaws provide that an action required or permitted to be taken at any annual or special meeting of the stockholders may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the board.

     NOTICE PROCEDURES. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our charter or bylaws. These procedures require notice of such stockholder proposals to be given timely and in writing to our corporate secretary prior to the meeting. Generally, to be timely, notice must be received by our corporate secretary not less than 120 days prior to the meeting. The notice must contain certain information specified in our bylaws.

     OTHER ANTI-TAKEOVER PROVISIONS. See "Management -- Our Stock Option Plan" for a discussion of certain provisions of our stock option plan which may have the effect of discouraging, delaying or preventing a change in control or unsolicited acquisition proposals.

     LIMITATION OF DIRECTOR LIABILITY. Our charter limits the liability of directors (in their capacity as directors but not in their capacity as officers) to our company or our stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

- for any breach of the director's duty of loyalty to our company or our stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

- for any transaction from which the director derived an improper personal benefit.

     INDEMNIFICATION ARRANGEMENTS. Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers that will provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

REGISTRATION RIGHTS

     Pursuant to the terms of the Amended and Restated Rights Agreement between our company and certain existing stockholders, the holders of 2,222,761 shares of common stock have the right, subject to certain conditions and limitations, to require us to file a registration statement, including, if requested, a shelf registration statement, under the Securities Act of 1933 in order to register all or part of such stockholders' shares of common stock. We may in certain circumstances defer such registrations, and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. In the event that we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders, certain stockholders holding 7,189,177 shares of common stock are entitled to include their shares of common stock in such registration, subject to marketing and other limitations. Generally, we are required to bear the expense of all such registrations.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is SunTrust Bank, Atlanta, located in Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of the offering, we will have an aggregate of 18,512,462 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock after December 31, 1998.

     Of these shares, the 3,450,000 shares sold in our IPO in March 1998, the 2,400,000 shares being offered hereby and 5,165,872 shares that have been sold in accordance with Rule 144 are freely tradeable.

     Of the remaining outstanding shares of common stock, (i) approximately 6,982,398 shares are subject to 90-day lock-up agreements, approximately 6,851,580 of which are also "restricted securities" as that term is defined under Rule 144, and (ii) approximately 514,192 shares are "restricted securities", as that term is defined under Rule 144, and not subject to lock-up agreements. The 6,982,398 shares that are subject to 90-day lock-up agreements will be eligible for immediate sale in the public market without restriction on their expiration except that the 6,941,308 shares which are also held by our "affiliates" may only be sold in compliance with the volume and other limitations of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately 185,125 shares immediately after the offering) or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the share volume limitations described above. To the extent that shares were acquired from an affiliate of us, such affiliates' holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     On May 21, 1998, we filed a registration statement with the Commission pursuant to which it registered the 3,000,000 shares of common stock issued or issuable upon the exercise of options granted or that may be granted in the future under our stock option plan, as well as 100,000 shares of common stock that were subject to options granted pursuant to written compensation agreements separate from our stock option plan. Such registration statement became immediately effective upon filing. At December 31, 1998, options to purchase 2,379,670 shares were issued and outstanding under our stock option plan and options to purchase 60,000 shares were issued and outstanding outside of our stock option plan, all of which shares will be eligible for sale in the public market from time to time, subject to vesting and, in the case of certain of such options, the expiration of lock-up agreements. These stock options generally have exercise prices significantly below the current market price of the common stock. The possible sale of a significant number of such shares by the holders thereof may have an adverse affect on the price of the common stock.

     The market price of the common stock after the offering may be significantly affected by the risks detailed in this prospectus, including, but not limited to, those set forth under the caption "Risk Factors". In particular, the stock prices for many high technology companies, especially those that base their respective businesses on the Internet, recently have experienced wide fluctuations and extreme volatility which have often been unrelated to the operating performance of such companies. Such fluctuations have adversely affected and may in the future adversely affect the market price of the common stock. Furthermore, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of the common stock falls dramatically in any period of time, there is a high likelihood that claims, with or without merit, will be brought against us. Such litigation would be very expensive to defend and would divert management attention and resources regardless of outcome.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock offered hereby will be passed upon for ISS by Brobeck, Phleger & Harrison LLP, Austin, Texas, U.S. counsel to ISS. Certain legal matters in connection with the offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts, U.S. counsel for the underwriters.

                                    EXPERTS

ISS GROUP, INC.

     The consolidated financial statements and schedule audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

MARCH INFORMATION SYSTEMS LIMITED

     The financial statements audited by Ernst & Young have been included in reliance on their report given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act of 1933 with respect to the shares to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares to be sold in the offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission, including the registration statement of which this prospectus is a part, are also available to you on the Securities and Exchange Commission's Internet site (http://www.sec.gov). In addition, reports, proxy statements and other information concerning our company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ISS GROUP, INC.
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998..........................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1996, 1997 and 1998......   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
MARCH INFORMATION SYSTEMS LIMITED
Report of Independent Auditors..............................  F-18
Consolidated Balance Sheets as of March 31, 1997 and 1998
  and September 30, 1998 (unaudited)........................  F-19
Consolidated Statements of Operations for the Years Ended
  March 31, 1997 and 1998 and the Six Months Ended September
  30, 1997 and 1998 (unaudited).............................  F-20
Consolidated Statements of Shareholders' Equity for the
  Years Ended March 31, 1997 and 1998 and the Six Months
  Ended September 30, 1998 (unaudited)......................  F-21
Consolidated Statements of Cash Flows for the Years Ended
  March 31, 1997 and 1998 and the Six Months Ended September
  30, 1997 and 1998 (unaudited).............................  F-22
Notes to Consolidated Financial Statements..................  F-23
Unaudited Pro Forma Consolidated Statement of Operations....  F-30

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
ISS Group, Inc.

     We have audited the accompanying consolidated balance sheets of ISS Group, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ISS Group, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

January 15, 1999

                                ISS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997         1998
                                                              ----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $3,929,000   $52,632,000
  Accounts receivable, less allowance for doubtful accounts
     of $255,000 and $287,000, respectively.................   4,038,000    12,586,000
  Prepaid expenses and other current assets.................     281,000       743,000
                                                              ----------   -----------
          Total current assets..............................   8,248,000    65,961,000
Property and equipment:
  Computer equipment........................................   1,688,000     4,370,000
  Office furniture and equipment............................     268,000     1,027,000
  Leasehold improvements....................................      15,000       275,000
                                                              ----------   -----------
                                                               1,971,000     5,672,000
  Less accumulated depreciation.............................     402,000     1,655,000
                                                              ----------   -----------
                                                               1,569,000     4,017,000
Goodwill, less accumulated amortization of $77,000..........          --     3,094,000
Other intangible assets, less accumulated amortization of
  $154,000..................................................          --     4,692,000
Other assets................................................      49,000       257,000
                                                              ----------   -----------
       Total assets.........................................  $9,866,000   $78,021,000
                                                              ==========   ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $2,002,000   $   692,000
  Accrued expenses..........................................   1,798,000     4,202,000
  Deferred revenues.........................................   2,106,000     6,678,000
  Current portion of long-term debt.........................      70,000            --
                                                              ----------   -----------
       Total current liabilities............................   5,976,000    11,572,000
Long-term debt..............................................      70,000            --
Other liabilities...........................................          --       134,000
Commitments and contingencies
Redeemable, Convertible Preferred Stock (5,737,000 shares
  authorized):
  Series A; $.001 par value; 3,650,000 and 0 shares issued
     and outstanding, respectively (liquidation preference
     $1 per share)..........................................   3,621,000            --
  Series B; $.001 par value; 2,087,000 and 0 shares issued
     and outstanding, respectively (liquidation preference
     $2.53 per share).......................................   5,257,000            --
Stockholders' equity (deficit):
  Preferred stock; $.001 par value; 20,000,000 shares
     authorized, none issued or outstanding
  Common stock, $.001 par value, 50,000,000 shares
     authorized, 7,921,000 and 17,292,000 shares issued and
     outstanding, respectively..............................       8,000        17,000
  Additional paid-in capital................................     695,000    76,110,000
  Deferred compensation.....................................    (571,000)     (662,000)
  Cumulative adjustment for currency revaluation............          --       142,000
  Accumulated deficit.......................................  (5,190,000)   (9,292,000)
                                                              ----------   -----------
       Total stockholders' equity (deficit).................  (5,058,000)   66,315,000
                                                              ----------   -----------
       Total liabilities and stockholders' equity
        (deficit)...........................................  $9,866,000   $78,021,000
                                                              ==========   ===========

See accompanying notes.

                                ISS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1996          1997          1998
                                                      -----------   -----------   -----------
Revenues:
  Perpetual licenses................................  $ 4,233,000   $10,936,000   $25,936,000
  Subscriptions.....................................      219,000     2,465,000     7,406,000
  Professional services.............................       10,000        66,000     2,587,000
                                                      -----------   -----------   -----------
                                                        4,462,000    13,467,000    35,929,000
Costs and expenses:
  Cost of revenues..................................       18,000       676,000     4,831,000
  Research and development..........................    1,225,000     3,434,000     9,321,000
  Charge for in-process research and development....           --            --       802,000
  Sales and marketing...............................    3,768,000    11,731,000    22,762,000
  General and administrative........................      656,000     1,773,000     4,389,000
  Amortization......................................           --            --       230,000
                                                      -----------   -----------   -----------
                                                        5,667,000    17,614,000    42,335,000
                                                      -----------   -----------   -----------
Operating loss......................................   (1,205,000)   (4,147,000)   (6,406,000)
Interest income.....................................       77,000       245,000     2,382,000
Interest expense....................................       (3,000)      (17,000)      (16,000)
                                                      -----------   -----------   -----------
Loss before income taxes............................   (1,131,000)   (3,919,000)   (4,040,000)
Provision for income taxes..........................           --            --        62,000
                                                      ===========   ===========   ===========
Net loss............................................  $(1,131,000)  $(3,919,000)  $(4,102,000)
                                                      ===========   ===========   ===========
Basic and diluted net loss per share of Common
  Stock.............................................  $     (0.14)  $     (0.50)  $     (0.28)
                                                      ===========   ===========   ===========
Weighted average number of shares used in
  calculating basic and diluted net loss per share
  of Common Stock...................................    7,916,000     7,907,000    14,883,000
                                                      ===========   ===========   ===========
Unaudited pro forma net loss per share of Common
  Stock.............................................                $     (0.29)  $     (0.25)
                                                                    ===========   ===========
Unaudited weighted average number of shares used in
  calculating unaudited pro forma net loss per share
  of Common Stock...................................                 13,644,000    16,189,000
                                                                    ===========   ===========

See accompanying notes.

                                ISS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                  ACCUMULATED       RETAINED
                                                 COMMON STOCK       ADDITIONAL                       OTHER          EARNINGS
                                             --------------------     PAID-IN       DEFERRED     COMPREHENSIVE    (ACCUMULATED
                                               SHARES     AMOUNT      CAPITAL     COMPENSATION       INCOME         DEFICIT)
                                             ----------   -------   -----------   ------------   --------------   -------------
Balance at December 31, 1995...............   8,002,000   $8,000    $   125,000    $      --        $     --       $  (140,000)
  Comprehensive income (loss)
    Net loss...............................          --       --             --           --              --        (1,131,000)
  Repurchase of Common Stock from
    founder................................    (100,000)      --        (15,000)          --              --                --
  Accretion related to Redeemable,
    Convertible Preferred Stock............          --       --         (7,000)          --              --                --
                                             ----------   -------   -----------    ---------        --------       -----------
Balance at December 31, 1996...............   7,902,000    8,000        103,000           --              --                --
  Comprehensive income (loss)
    Net loss...............................          --       --             --           --              --        (3,919,000)
  Accretion related to Redeemable,
    Convertible Preferred Stock............          --       --        (11,000)          --              --                --
  Deferred compensation related to stock
    options................................          --       --        571,000     (571,000)             --                --
  Issuance of Common Stock.................      19,000       --         32,000           --              --                --
                                             ----------   -------   -----------    ---------        --------       -----------
Balance at December 31, 1997...............   7,921,000    8,000        695,000     (571,000)             --        (5,190,000)
  Comprehensive income (loss)
    Net loss...............................          --       --             --           --              --        (4,102,000)
    Translation adjustment.................          --       --             --           --         142,000                --
                                                     --       --             --           --              --                --
  Issuance of Common Stock:
    Initial public offering................   3,070,000    3,000     61,528,000           --              --                --
    Conversion of Redeemable, Convertible
      Preferred Stock in connection with
      the initial public offering..........   5,737,000    6,000      8,872,000           --              --                --
    Acquisitions...........................     158,000       --      3,901,000           --              --                --
    Exercise of stock options..............     405,000       --        292,000           --              --                --
    Issuance to consultant.................       1,000       --         11,000           --              --                --
  Deferred compensation related to stock
    options................................          --       --        811,000     (811,000)             --                --
  Amortization of deferred compensation in
    connection with stock options..........          --       --             --      720,000              --                --
                                             ----------   -------   -----------    ---------        --------       -----------
Balance at December 31, 1998...............  17,292,000   $17,000   $76,110,000    $(662,000)       $142,000       $(9,292,000)
                                             ==========   =======   ===========    =========        ========       ===========

                                                                 TOTAL
                                                             STOCKHOLDERS'
                                             COMPREHENSIVE       EQUITY
                                                INCOME         (DEFICIT)
                                             -------------   --------------
Balance at December 31, 1995...............            --     $    (7,000)
  Comprehensive income (loss)
    Net loss...............................   $(1,131,000)     (1,131,000)
                                              ===========
  Repurchase of Common Stock from
    founder................................            --         (15,000)
  Accretion related to Redeemable,
    Convertible Preferred Stock............            --          (7,000)
                                                              -----------
Balance at December 31, 1996...............                    (1,160,000)
  Comprehensive income (loss)
    Net loss...............................   $(3,919,000)     (3,919,000)
                                              ===========
  Accretion related to Redeemable,
    Convertible Preferred Stock............            --         (11,000)
  Deferred compensation related to stock
    options................................            --              --
  Issuance of Common Stock.................            --          32,000
                                                              -----------
Balance at December 31, 1997...............            --      (5,058,000)
  Comprehensive income (loss)
    Net loss...............................   $(4,102,000)     (4,102,000)
    Translation adjustment.................       142,000         142,000
                                              -----------
                                              $(3,960,000)             --
                                              ===========
  Issuance of Common Stock:
    Initial public offering................            --      61,531,000
    Conversion of Redeemable, Convertible
      Preferred Stock in connection with
      the initial public offering..........            --       8,878,000
    Acquisitions...........................            --       3,901,000
    Exercise of stock options..............            --         292,000
    Issuance to consultant.................            --          11,000
  Deferred compensation related to stock
    options................................            --              --
  Amortization of deferred compensation in
    connection with stock options..........                       720,000
                                                              -----------
Balance at December 31, 1998...............                   $66,315,000
                                                              ===========

See accompanying notes.

                                ISS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1996          1997          1998
                                                      -----------   -----------   -----------
OPERATING ACTIVITIES
Net loss............................................  $(1,131,000)  $(3,919,000)  $(4,102,000)
Adjustments to reconcile net loss to net cash used
  in operating activities:
     Depreciation...................................       66,000       334,000     1,253,000
     Amortization of goodwill and intangibles.......           --            --       231,000
     Charge for in-process research and
       development..................................           --            --       802,000
     Amortization of deferred compensation..........           --            --       720,000
     Other non-cash expense.........................           --        31,000       118,000
     Changes in assets and liabilities, excluding
       the effects of acquisitions:
          Accounts receivable.......................   (1,802,000)   (2,089,000)   (8,107,000)
          Prepaid expenses and other assets.........     (146,000)     (179,000)     (501,000)
          Accounts payable and accrued expenses.....      955,000     2,728,000       776,000
          Deferred revenues.........................      607,000     1,462,000     4,461,000
                                                      -----------   -----------   -----------
          Net cash used in operating activities.....   (1,451,000)   (1,632,000)   (4,349,000)
                                                      -----------   -----------   -----------
INVESTING ACTIVITIES
Acquisitions, net of cash acquired..................           --            --    (5,206,000)
Purchases of property and equipment.................     (320,000)   (1,630,000)   (3,567,000)
                                                      -----------   -----------   -----------
Net cash used in investing activities...............     (320,000)   (1,630,000)   (8,773,000)
                                                      -----------   -----------   -----------
FINANCING ACTIVITIES
Proceeds from (payments on) long-term debt..........      210,000       (70,000)     (140,000)
Net proceeds from Redeemable, Convertible Preferred
  Stock issuances...................................    3,607,000     5,253,000            --
Payments on notes payable to shareholder............      (30,000)           --            --
Net proceeds from initial public offering...........           --            --    61,531,000
Other Common Stock activities.......................      (15,000)        1,000       292,000
                                                      -----------   -----------   -----------
Net cash provided by financing activities...........    3,772,000     5,184,000    61,683,000
                                                      -----------   -----------   -----------
Foreign currency impact on cash.....................           --            --       142,000
Net increase in cash and cash equivalents...........    2,001,000     1,922,000    48,703,000
Cash and cash equivalents at beginning of year......        6,000     2,007,000     3,929,000
                                                      -----------   -----------   -----------
Cash and cash equivalents at end of year............  $ 2,007,000   $ 3,929,000   $52,632,000
                                                      ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid.......................................  $     1,000   $    17,000   $    16,000
                                                      ===========   ===========   ===========

See accompanying notes.

                                ISS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION AND DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts of ISS Group, Inc. and its subsidiaries ("ISS"). All significant intercompany investment accounts and transactions have been eliminated in consolidation.

     On March 27, 1998, ISS completed an initial public offering ("IPO") of its Common Stock. A total of 3,450,000 shares were sold at $22 per share, including 450,000 shares sold pursuant to the underwriters over-allotment option and 380,000 sold by certain selling stockholders. ISS did not receive any of the proceeds from the sale of shares by the selling stockholders. The net proceeds to ISS were approximately $61,531,000 and certain of such proceeds have been used for general corporate purposes. ISS's shares are traded on the Nasdaq National Market under the ticker symbol "ISSX".

     ISS Group, Inc. was incorporated in the State of Delaware on December 8, 1997 to be a holding company for Internet Security Systems, Inc., a Georgia company incorporated on April 19, 1994, to design, market, and sell computer network security assessment software. In addition, ISS has various other subsidiaries in Europe and the Asia/Pacific region with primary marketing and sales responsibilities for ISS's products and services in their respective markets.

     The financial statements of foreign subsidiaries have been translated into United States dollars in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52 Foreign Currency Translation. Revenues from international customers, except in Japan, were denominated in U.S. dollars. Revenues from Japanese customers and international expenditures were denominated in the respective local currencies and translated using the average exchange rates for the year. The effect on the statements of operations related to transaction gains and losses is insignificant for all years presented. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date.

     ISS's business is focused on maintaining the latest security threat and vulnerability checks within existing products and creating new products and services that are consistent with ISS's goal of providing an adaptive solution approach to enterprise network security. This approach entails continuous security risk monitoring and response to develop an active and informed network security policy.

REVENUE RECOGNITION

     ISS recognizes its perpetual license revenues upon (i) delivery of software or, if the customer has evaluation software, delivery of the software key, and
(ii) issuance of the related license, assuming no significant vendor obligations or customer acceptance rights exist. For perpetual license agreements when payment terms extend over periods greater than twelve months, revenue is recognized as such amounts are billable. In October 1997, the AICPA issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, which ISS adopted, effective January 1, 1997. Such adoption had no effect on ISS's methods of recognizing revenue from license and maintenance activities. Prior to 1997, ISS's revenue recognition policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition.

                                ISS GROUP, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Subscriptions revenues include maintenance and term licenses. Annual renewable maintenance is a separate component of perpetual license agreements with revenue recognized ratably over the maintenance contract term. Term licenses allow customer use of the product and maintenance for a specified period, generally 12 months, for which revenues are also recognized ratably over the contract term. Professional services revenues are recognized as such services are performed.

COST OF REVENUES

     Cost of revenues include amounts related to ISS's technical support group who provide assistance to customers with maintenance agreements and the costs related to ISS's professional services.

CASH AND CASH EQUIVALENTS

     Cash equivalents include all highly liquid investments with a maturity of three months or less when purchased. Such amounts are stated at cost, which approximates market value.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject ISS to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. ISS maintains cash and cash equivalents in short-term money market accounts with two financial institutions and short-term, investment grade commercial paper. ISS's sales are primarily to companies located in the United States, Europe and the Asia/Pacific region. ISS performs periodic credit evaluations of its customers' financial condition and does not require collateral. Accounts receivable are due principally from large U.S. companies under stated contract terms. ISS provides for estimated credit losses, which have not been significant to date, as required.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the assets (primarily three years).

                                ISS GROUP, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL AND INTANGIBLES

     The major classes of intangible assets, including goodwill (excess of cost over acquired net assets), at December 31, 1998 are as follows:

                                                              LIFE
                                                              ----
Goodwill....................................................   10    $3,171,000
less accumulated amortization...............................            (77,000)
                                                                     ----------
                                                                     $3,094,000
                                                                     ==========
Core technology.............................................    8    $3,853,000
Developed technology........................................    5       778,000
Work force..................................................    6       215,000
                                                                     ----------
                                                                      4,846,000
less accumulated amortization...............................           (154,000)
                                                                     ----------
                                                                     $4,692,000
                                                                     ==========

     Goodwill and other intangible assets are amortized using the straight-line method for the period indicated. They are reviewed for impairment whenever events indicate that their carrying amounts may not be recoverable. In such reviews, undiscounted cash flows associated with these assets are compared with their carrying values to determine if a write-down to fair value is required.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to expense as incurred. ISS has not capitalized any such development costs under SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, because the cost incurred between the attainment of technological feasibility for the various software products through the date when such products are made available for general release to customers has been insignificant.

INCOME TAXES

     ISS uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING COSTS

     ISS incurred $485,000, $572,000 and $486,000 of advertising costs for the years ended December 31, 1996, 1997 and 1998, respectively, which are expensed as incurred and are included in sales and marketing expense in the statements of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts

                                ISS GROUP, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences may be material to the consolidated financial statements.

STOCK-BASED COMPENSATION

     ISS generally grants stock options for a fixed number of shares to certain employees with an exercise price equal to the fair value of the shares at the date of grant. ISS accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense only if the fair value of the underlying Common Stock exceeds the exercise price of the stock option on the date of grant. In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. As permitted by SFAS No. 123, ISS continues to account for stock-based compensation in accordance with APB Opinion No. 25 and has elected the pro forma disclosure alternative of SFAS No. 123 (see Note 5).

LOSS PER SHARE

     Basic and diluted historical net loss per share (see Note 9) was computed by dividing net loss plus accretion of the Series A and Series B Redeemable, Convertible Preferred Stock by the weighted average number of shares of Common Stock. Common Stock equivalents were antidilutive and therefore were not included in the computation of weighted average shares used in computing diluted loss per share. Also, ISS has no Common Stock equivalents due to "cheap stock" as defined in Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 98.

     Unaudited pro forma net loss per share was computed by dividing net loss by the unaudited weighted average number of shares of Common Stock outstanding plus the assumed conversion of the Redeemable, Convertible Preferred Stock into 5,737,000 shares of Common Stock as of the later of (i) January 1, 1997 or (ii) the date of issuance of such preferred stock, instead of March 27, 1998 when such shares of preferred stock automatically converted into Common Stock.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements for periods beginning after December 15, 1997. The Statement requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. Since ISS is organized as, and operates in, a single business segment that provides products, technical support and consulting and training services as components of its enterprise solution for network security, this Statement did not have an impact on financial reporting for the year ended December 31, 1998.

     ISS adopted SFAS No. 130, Reporting Comprehensive Income, on January 1, 1998. ISS reported comprehensive income in its statement of changes in stockholders' equity (deficit). The

                                ISS GROUP, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) adoption of SFAS No. 130 resulted in revised and additional disclosures but had no effect on the financial position, results of operations, or liquidity of ISS.

RECLASSIFICATIONS

     Certain reclassifications were made to the prior years' financial statements to conform with the 1998 presentation.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate their fair values. The carrying amounts reported in the balance sheet at December 31, 1997 for long-term debt approximated its fair values as the interest rate related to such debt was variable and commensurate with the credit worthiness of ISS.

3. BUSINESS COMBINATION AND ASSET ACQUISITION

     In October 1998, ISS acquired March Information Systems Limited ("March"), a United Kingdom-based developer of Windows NT and Unix-based security assessment technologies. Also in October 1998, ISS acquired the technology assets of DbSecure, Inc., a developer of database security risk assessment software. ISS issued 158,000 shares of ISS Common Stock and paid $5,206,000 in cash, net of cash acquired, and direct transaction costs for these acquisitions.

     Both of these acquisitions have been accounted for as purchases and their results have been included in the results of ISS's operations from the effective dates of acquisition. Substantially all of the aggregate consideration of $9,144,000 was allocated to identified intangibles, including core and developed technologies, in-process research and development, work force and goodwill (see
Note 1).

     The valuations of core and developed technologies and in-process research and development were based on the present value of estimated future cash flows over the lesser of: (i) five years or (ii) the period in which the product is expected to be integrated into an existing ISS product. The resulting values were reviewed for reasonableness based on the time and cost spent on the effort, the complexity of the development effort and, in the case of in-process development projects, the stage to which it had progressed. For in-process research and development, the valuation was reduced for the core technology component of such product and the percentage of product development remaining at the acquisition date. The resulting in-process research and development amount of $802,000 is reflected as a charge in the 1998 statement of operations.

                                ISS GROUP, INC.

3. BUSINESS COMBINATION AND ASSET ACQUISITION (CONTINUED)
     The following table summarizes pro forma unaudited results of operations as if the acquisition of March was concluded on January 1, 1997. The effect of the DbSecure acquisition is not included as its impact was immaterial. The adjustments to the historical data reflect the reduction of interest income in connection with the cash portion of the purchase price and amortization of goodwill and intangibles. This unaudited pro forma financial information is not necessarily indicative of what the combined operations would have been if ISS had control of such combined businesses for the periods presented.

                                                                 1997          1998
                                                              -----------   -----------
Revenues....................................................  $15,513,000   $37,735,000
Operating loss..............................................   (4,901,000)   (6,838,000)
Net loss....................................................   (4,946,000)   (4,828,000)
Per share:
  Basic and diluted net loss................................  $     (0.62)  $     (0.32)
  Pro forma net loss........................................  $     (0.36)  $     (0.30)

4. REDEEMABLE, CONVERTIBLE PREFERRED STOCK

     Redeemable, Convertible Preferred Stock consisted of the following:

                                                        GROSS              NET
SERIES                       DATE OF ISSUANCE          PROCEEDS          PROCEEDS         SHARES ISSUED
------                       -----------------        ----------        ----------        --------------
  A                          February 2, 1996         $3,650,000        $3,607,000          3,650,000
  B                          February 14, 1997         5,280,000         5,253,000          2,087,000
                                                      ----------        ----------          ---------
                                                      $8,930,000        $8,860,000          5,737,000
                                                      ==========        ==========          =========

     Accretion related to the Series A and Series B Redeemable, Convertible Preferred Stock was recorded over the respective redemption period by charges against additional paid-in capital with corresponding increases to the carrying value of the Series A and Series B Redeemable, Convertible Preferred Stock. Such increases aggregated $7,000 and $11,000 for the years ended December 31, 1996 and 1997, respectively, and were immaterial in 1998.

     All of the outstanding shares of Redeemable, Convertible Preferred Stock were automatically converted into an aggregate of 5,737,000 shares of Common Stock on March 27, 1998 in connection with the IPO.

5. STOCK OPTION PLANS

     ISS's Incentive Stock Plan (the "Plan") provides for the granting of qualified or nonqualified options to purchase shares of ISS's Common Stock. Under the Plan, there are 3,000,000 shares reserved for future issuances, which increases automatically on the first trading day of each year, beginning with 1999, by an amount equal to 3% of the number of shares of Common Stock outstanding on the last trading day of the immediately preceding year.

     Certain options granted under the Plan prior to the IPO are immediately exercisable, subject to a right of repurchase by ISS at the original exercise price for all unvested shares. Options granted subsequent to the IPO are generally exercisable as vesting occurs. Vesting is generally in equal annual installments over four years, measured from the date of the grant.

                                ISS GROUP, INC.

5. STOCK OPTION PLANS (CONTINUED)
     During the quarters ended December 31, 1997 and March 31, 1998, deferred compensation of $571,000 and $811,000, respectively, was recorded for options granted with an exercise price less than the fair value of the Common Stock on the date of grant. The deferred compensation was determined by comparing the exercise price of stock options issued in December 1997 to the estimated price range for the IPO as set forth in the initial filing on January 20, 1998 of ISS's Registration Statement on Form S-1. The fair value of ISS's Common Stock in January and February 1998 was based on the final estimated price range contained in ISS's pre-effective amendment to its Registration Statement filed in March 1998. The amounts are being charged to operations proportionately over the four-year vesting period of the related stock options. Amortization of deferred compensation for the year ended December 31, 1998 was $720,000. All other options were issued at fair market value on the date of grant.

     On December 8, 1997, the Board of Directors granted to each of the four non-employee directors a nonstatutory option to purchase up to 20,000 shares of Common Stock outside the Plan, on the same terms as if those options had been granted under the 1995 Plan. ISS reserved 80,000 shares of Common Stock for issuance under these options.

     A summary of ISS's stock option activity is as follows:

                                                           1997                    1998
                                                   ---------------------   ---------------------
                                                                WEIGHTED                WEIGHTED
                                                                AVERAGE                 AVERAGE
                                                     NUMBER     EXERCISE     NUMBER     EXERCISE
                                                   OF SHARES     PRICE     OF SHARES     PRICE
                                                   ----------   --------   ----------   --------
Outstanding at beginning of year.................     810,000    $0.16      1,888,000    $ 2.71
  Granted........................................   1,103,000     4.54        961,000     22.78
  Exercised......................................      (7,000)    0.15       (405,000)     0.72
  Canceled.......................................     (18,000)    0.50        (64,000)     9.32
                                                   ----------              ----------
Outstanding at end of year.......................   1,888,000     2.71      2,380,000     10.98
                                                   ==========              ==========
Exercisable at end of year.......................   1,888,000     2.71      1,585,000      3.85
                                                   ==========              ==========
Weighted average fair value of options granted
  during the year................................  $     2.34              $    12.77
                                                   ==========              ==========

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                 OPTIONS OUTSTANDING              OPTIONS FULLY
                                             ----------------------------     VESTED AND EXERCISABLE
                                               NUMBER OF       WEIGHTED     --------------------------
                                                OPTIONS         AVERAGE         NUMBER        WEIGHTED
                                             OUTSTANDING AT    REMAINING      EXERCISABLE     AVERAGE
RANGE OF                                      DECEMBER 31,    CONTRACTUAL   AT DECEMBER 31,   EXERCISE
EXERCISE PRICES                                   1998           LIFE            1998          PRICE
---------------                              --------------   -----------   ---------------   --------
$0.15-0.60.................................     695,000        7.7 years        289,000        $0.26
$1.00-7.00.................................     741,000        8.9 years        185,000         5.99
$8.00-20.00................................     612,000        9.2 years             --           --
$21.00-30.00...............................     181,000        9.8 years             --           --
$31.00-50.00...............................     150,000        9.7 years             --           --

     ISS has reserved 2,379,000 shares of ISS common stock for the future exercise of stock options at December 31, 1998.

                                ISS GROUP, INC.

5. STOCK OPTION PLANS (CONTINUED)
     Pro forma information regarding net income and net income per share is required by SFAS No. 123, which also requires that the information be determined as if ISS had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method prescribed by that Statement. The fair value for options granted was estimated at the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for 1997 and 1998, respectively: risk-free interest rates of 6.28% and 5.27%; no dividend yield; a .60 volatility factor; and an expected life of the options of 4 and 5 years, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because employee stock options have characteristics different from those of traded options, and because the changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the option is amortized to expense over the options' vesting period. The following pro forma information adjusts net loss for the years ended December 31, 1997 and 1998 for the impact of SFAS No. 123:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                           -------------------------
                                                              1997          1998
                                                           -----------   -----------
Pro forma net loss.......................................  $(3,975,000)  $(6,126,000)
                                                           ===========   ===========
Pro forma net loss per share.............................  $     (0.29)  $     (0.38)
                                                           ===========   ===========

6. COMMITMENTS AND CONTINGENT LIABILITIES

     ISS has noncancellable operating leases for facilities that expire at various dates through July 2002. Future minimum payments under noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 1998:

                                                              OPERATING
                                                                LEASES
                                                              ----------
1999........................................................  $1,855,000
2000........................................................   1,693,000
2001........................................................   1,513,000
2002........................................................     683,000
                                                              ----------
          Total minimum lease payments......................  $5,744,000
                                                              ==========

     Rent expense was approximately $105,000, $401,000 and $1,200,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

     In July 1998, Network Associates, Inc. ("Network Associates"), a competitor of ISS, filed a patent infringement suit against ISS in the Federal District Court for the Northern District of California. The suit alleges that ISS's product, RealSecure, violates certain patent claims issued for Network Associates' intrusion detection technology. ISS believes the lawsuit is without merit

                                ISS GROUP, INC.

6. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) and intends to defend against it vigorously. However, there can be no assurance that the lawsuit will not have or result in a material adverse effect on ISS's business, operating results or financial condition.

7. INCOME TAXES

     A reconciliation of the provision for income taxes to the statutory federal income tax rate is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                        -------------------------------------
                                                          1996         1997          1998
                                                        ---------   -----------   -----------
Statutory rate at 34%, applied to pretax loss.........  $(384,000)  $(1,332,000)  $(1,440,000)
State income taxes, net of federal income tax
  benefit.............................................    (45,000)     (157,000)     (160,000)
Intangibles...........................................         --            --       345,000
Research and development tax credit...................    (28,000)     (159,000)     (384,000)
Foreign operations....................................    100,000            --        62,000
Other.................................................     46,000       (26,000)       42,000
Change in valuation allowance.........................    311,000     1,674,000     1,597,000
                                                        ---------   -----------   -----------
                                                        $      --   $        --   $    62,000
                                                        =========   ===========   ===========

     The provision for income taxes for the year ended December 31, 1998 consisted of $62,000 of current income taxes related to some of ISS's foreign operations.

     Deferred income taxes reflect the net income tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of ISS's net deferred income tax assets are as follows:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------   ------------
Deferred income tax liabilities:
Core technology.............................................  $        --   $   (494,000)
                                                              -----------   ------------
Total deferred income tax liabilities.......................           --       (494,000)
                                                              -----------   ------------
Deferred income tax assets:
  Depreciation..............................................       69,000         72,000
  Accrued liabilities.......................................      143,000        410,000
  Allowance for doubtful accounts...........................       97,000        109,000
  Deferred compensation.....................................           --        274,000
  Net operating loss carryforwards..........................    1,573,000      5,178,000
  Research and development tax credit carryforwards.........      187,000        571,000
                                                              -----------   ------------
          Total deferred income tax assets..................    2,069,000      6,120,000
Less deferred income tax asset valuation allowance..........   (2,069,000)    (6,120,000)
                                                              -----------   ------------
Net deferred income tax assets..............................  $        --   $         --
                                                              ===========   ============

     For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred income tax assets to zero. ISS has not recognized the benefit from the future use of such loss carryforwards because management's evaluation of all the available evidence in

                                ISS GROUP, INC.

7. INCOME TAXES (CONTINUED)
assessing the realizability of the tax benefits of such loss carryforwards and other deferred income tax benefits indicates that the underlying assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.

     ISS has approximately $13,600,000 of net operating loss carryforwards for federal income tax purposes that expire in varying amounts between 2011 and 2018. These carryforwards include approximately $7,700,000 related to exercises of stock options in 1998 for which the income tax benefit, if realized, would increase additional paid-in capital. ISS also has approximately $800,000 of net operating loss carryforwards related to its foreign operations which expire between 2002 and 2003. Additionally, ISS has approximately $571,000 of research and development tax credit carryforwards which expire between 2011 and 2014.

8. EMPLOYEE BENEFIT PLANS

     ISS sponsors a 401(k) plan that covers substantially all employees over 21 years of age. ISS may make contributions to the plan at its discretion, but has made no contributions to the plan through December 31, 1998.

9. LOSS PER SHARE

     The following table sets forth the computation of basic, diluted and pro forma (unaudited) net loss per share:

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1996          1997          1998
                                                      -----------   -----------   -----------
Numerator:
  Net loss..........................................  $(1,131,000)  $(3,919,000)  $(4,102,000)
  Accretion of Series A and Series B Redeemable,
     Convertible Preferred Stock....................       (7,000)      (11,000)           --
                                                      -----------   -----------   -----------
                                                      $(1,138,000)  $(3,930,000)  $(4,102,000)
                                                      ===========   ===========   ===========
Denominator:
  Denominator for basic and diluted net loss per
     share -- weighted average shares...............    7,916,000     7,907,000    14,883,000
  Redeemable, Convertible Preferred Stock...........           --     5,737,000     1,306,000
                                                      -----------   -----------   -----------
  Weighted average shares for pro forma net loss per
     share..........................................    7,916,000    13,644,000    16,189,000
                                                      ===========   ===========   ===========
Basic net loss per share............................  $     (0.14)  $     (0.50)  $     (0.28)
                                                      ===========   ===========   ===========
Diluted net loss per share..........................  $     (0.14)  $     (0.50)  $     (0.28)
                                                      ===========   ===========   ===========
Pro forma net loss per share (unaudited)............                $     (0.29)  $     (0.25)
                                                                    ===========   ===========

     Stock options aggregating 1,888,000 and 2,379,000 at December 31, 1997 and 1998, respectively, are not included in the above calculations as they are antidilutive.

10. EXPORT SALES

     Export sales from the United States to the Europe and Asia/Pacific region represented approximately 10% and 3%, respectively, of total revenues for the year ended December 31, 1997

                                ISS GROUP, INC.

10. EXPORT SALES (CONTINUED)
and 12% and 0%, respectively, of total revenues for the year ended December 31, 1998. Export sales were not significant for the year ended December 31, 1996. Revenues generated from ISS's foreign operations located in the Europe and Asia/Pacific region totaled approximately 0% and 8%, respectively, and 2% and 5%, respectively, of total revenues for the years ended December 31, 1997 and 1998, respectively. ISS had no revenue generating foreign operations prior to 1997.

11. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Summarized quarterly results for the two years ended December 31, 1997 and 1998 are as follows (in thousands, except per share data):

                                                    FIRST     SECOND      THIRD     FOURTH
                                                   -------    -------    -------    -------
1997 by quarter:
  Revenues.....................................    $ 2,225    $ 2,671    $ 3,473    $ 5,098
  Operating loss...............................       (429)      (678)    (1,092)    (1,948)
  Net loss.....................................       (394)      (610)    (1,026)    (1,889)

Loss per share(1):
  Basic and diluted............................      (0.05)     (0.08)     (0.13)     (0.24)
  Pro forma (unaudited)........................      (0.03)     (0.05)     (0.08)     (0.14)

1998 by quarter:
  Revenues.....................................      6,073      7,331      9,430     13,095
  Operating loss...............................     (1,705)    (1,924)    (1,348)    (1,429)
  Net loss.....................................     (1,639)    (1,083)      (583)      (797)

Loss per share(1):
  Basic and diluted............................      (0.19)     (0.06)     (0.03)     (0.05)
  Pro forma (unaudited)........................      (0.12)        --         --         --

---------------

(1) Because of the method used in calculating per share data, the quarterly per share data will not add to the per share data as computed for the year.

                 REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
March Information Systems Limited

     We have audited the accompanying consolidated balance sheets of March Information Systems Limited as of March 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1998, which have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in U.S. Dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with UK auditing standards, which do not differ materially from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of March Information Systems Limited at March 31, 1997 and 1998 and the results of its operations and its cash flows for the each of the two years in the period ended March 31, 1998, in conformity with accounting principles generally accepted in the United States.
                                          /s/ Ernst & Young

Reading, England
October 16, 1998

                       MARCH INFORMATION SYSTEMS LIMITED

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,
                                                         -------------------   SEPTEMBER 30,
                                                           1997       1998         1998
                                                         --------   --------   -------------
                                                                                (UNAUDITED)
                                           ASSETS
Current Assets
Cash and cash equivalents..............................  $  4,494   $ 16,900     $ 38,683
Accounts receivable....................................   533,080    538,851      441,074
Other receivables......................................    32,433     25,724       81,089
Prepaid expenses.......................................    26,545     20,800       49,765
Other current assets...................................    15,434     15,742       26,105
                                                         --------   --------     --------
          Total current assets.........................   611,986    618,017      636,716
Investments (Note 2)...................................       821        837           --
Equipment and fixtures:
     Computer equipment................................   176,594    220,985      243,701
     Office furniture and equipment....................    36,244     38,469       39,039
     Motor vehicles....................................   312,857    230,541      243,216
                                                         --------   --------     --------
                                                          525,695    489,995      525,956
     Less accumulated depreciation.....................   327,295    356,635      391,792
                                                         --------   --------     --------
                                                          198,400    133,360      134,164
Deferred income taxes (Note 4).........................    12,256     12,704       12,704
                                                         --------   --------     --------
          Total Assets.................................  $823,463   $764,918     $783,584
                                                         ========   ========     ========

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable.......................................  $  1,478   $ 42,763     $ 44,084
Accrued expenses and other liabilities.................    68,457     51,747       91,516
Deferred revenue.......................................    92,227     84,301      111,370
Taxes and social security payable......................   180,387     98,011      103,193
Notes payable to Directors.............................    52,544     90,428           --
Current portion of capital lease obligations...........    63,378     25,713       20,802
                                                         --------   --------     --------
          Total current liabilities....................   458,471    392,963      370,965
Capital lease obligation (Note 3)......................    31,191      6,097       12,710
Minority interest......................................       161         --           --
Commitments (Note 7)
Shareholders' Equity
Ordinary shares: $1 par value, 50,000 shares
  authorized; 9,600 issued and outstanding at March 31,
  1997, 9,700 shares at March 31,1998 and 9,800 shares
  at September 30, 1998................................    14,654     14,821       14,988
Retained earnings......................................   292,128    317,305      345,180
Cumulative translation adjustment......................    26,858     33,732       39,741
                                                         --------   --------     --------
          Total shareholders' equity...................   333,640    365,858      399,909
                                                         --------   --------     --------
          Total Liabilities and Shareholders' Equity...  $823,463   $764,918     $783,584
                                                         ========   ========     ========

                       MARCH INFORMATION SYSTEMS LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED             SIX MONTHS ENDED
                                                    MARCH 31,               SEPTEMBER 30,
                                             -----------------------    ---------------------
                                                1997         1998         1997        1998
                                             ----------   ----------    --------   ----------
                                                                             (UNAUDITED)
Revenues:
  Consulting...............................  $1,294,573   $1,224,339    $566,991   $  663,205
  Licenses.................................     267,568      690,764     275,582      461,247
  Maintenance and other....................      73,909      131,265      65,231       74,323
                                             ----------   ----------    --------   ----------
                                              1,636,050    2,046,368     907,804    1,198,775
Research and development...................     460,027      697,808     367,380      405,083
Marketing, general and administrative......   1,176,375    1,193,958     519,050      695,334
Depreciation and amortization..............     110,216       99,304      55,029       39,293
                                             ----------   ----------    --------   ----------
                                              1,746,618    1,991,070     941,459    1,139,710
Operating (loss) profit....................    (110,568)      55,298     (33,655)      59,065
Equity share of losses of affiliated
  company..................................       3,263           --          --           --
Interest expense...........................     (29,253)     (12,861)     (6,518)      (6,921)
Interest income............................       1,680        3,103       1,995          714
Other income...............................          --          330       8,402          727
                                             ----------   ----------    --------   ----------
Income (loss) before taxation and minority
  interests................................    (134,878)      45,870     (29,776)      53,585
Minority interest..........................         692           --          --           --
Income tax benefit (expense)...............      26,677      (20,693)         --      (25,710)
                                             ----------   ----------    --------   ----------
Net (loss) income..........................  $ (107,509)  $   25,177    $(29,776)  $   27,875
                                             ==========   ==========    ========   ==========

See accompanying Notes to the Consolidated Financial Statements.

                       MARCH INFORMATION SYSTEMS LIMITED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                           CUMULATIVE
                                                      COMMON    RETAINED   TRANSLATION
                                                       STOCK    EARNINGS   ADJUSTMENT     TOTAL
                                                      -------   --------   -----------   --------
Balance at March 31, 1996 (unaudited)...............  $14,654   $399,637     $20,267     $434,558
Net loss............................................       --   (107,509)         --     (107,509)
Cumulative translation adjustment...................       --         --       6,591        6,591
                                                      -------   --------     -------     --------
Balance at March 31, 1997...........................   14,654    292,128      26,858      333,640
Net income..........................................       --     25,177          --       25,177
Cumulative translation adjustment...................       --         --       6,874        6,874
Issuance of ordinary stock for bonuses to
  employees.........................................      167         --          --          167
                                                      -------   --------     -------     --------
Balance at March 31, 1998...........................   14,821    317,305      33,732      365,858
Net income (unaudited)..............................       --     27,875          --       28,042
Cumulative translation adjustment (unaudited).......       --         --       6,009        6,009
Issuance of ordinary stock for bonuses to employees
  (unaudited).......................................      167         --          --          167
                                                      -------   --------     -------     --------
Balance at September 30, 1998 (unaudited)...........  $14,988   $345,180     $39,741     $399,909
                                                      =======   ========     =======     ========

See accompanying Notes to the Consolidated Financial Statements

                       MARCH INFORMATION SYSTEMS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED             SIX MONTHS ENDED
                                                   MARCH                SEPTEMBER 30,
                                            -------------------   --------------------------
                                              1997       1998        1997           1998
                                            ---------   -------   -----------    -----------
                                                                  (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income.........................  $(107,509)  $25,177    $ (29,776)     $ 27,875
Adjustments to reconcile net (loss) income
  to net cash provided by operating
  activities:
  Depreciation............................    110,216    99,304       55,029        39,293
  Minority interest.......................        692        --           --            --
  Loss on disposal of assets..............      6,107    12,354        7,926         7,953
  Changes in operating assets and
     liabilities:
     Accounts receivable..................    (59,188)    4,719      160,112       102,894
     Other receivable.....................    (23,401)    7,210        6,915       (53,496)
     Prepaid expenses.....................    (13,036)    6,149       (8,360)      (27,881)
     Other current assets.................        714        --           --        (9,856)
     Accounts payable.....................       (159)   40,450       39,022           670
     Accrued expenses and other
       liabilities........................     70,140    18,406       27,189       (51,336)
     Deferred revenue.....................     30,478    (9,567)     (19,845)       25,122
     Taxes and social security payable....     28,839   (84,279)    (147,501)        3,629
     Deferred income taxes................     (5,259)     (448)          --            --
                                            ---------   -------    ---------      --------
Net cash provided by operating
  activities..............................     38,634   119,475       90,711        64,867
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and fixtures.......    (87,164)  (44,026)      (5,003)      (18,917)
Loss from Joint Venture...................         --        --           --           827
                                            ---------   -------    ---------      --------
Net cash used in investing activities.....    (87,164)  (44,026)      (5,003)      (18,090)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on capital lease obligations.....    (35,355)  (63,374)     (36,852)      (25,993)
Minority interest.........................     (1,537)     (161)        (160)           --
Dividends paid............................    (41,050)       --           --            --
Issuance of ordinary stock for bonus......         --       167          167           167
                                            ---------   -------    ---------      --------
Net cash used in financing activities.....    (77,942)  (63,368)     (36,845)      (25,826)
                                            ---------   -------    ---------      --------
Net (decrease) increase in cash and cash
  equivalents.............................   (126,472)   12,081       48,863        20,951
Cash and cash equivalents at the beginning
  of the year.............................    124,544     4,494        4,494        16,900
Translation adjustment....................      6,422       325         (596)          832
                                            ---------   -------    ---------      --------
Cash and cash equivalents at the end of
  the year................................  $   4,494   $16,900    $  52,761      $ 38,683
                                            =========   =======    =========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid.............................  $  13,850   $12,368    $   5,866      $  8,182
                                            =========   =======    =========      ========
Income taxes paid.........................  $  56,455   $    --    $  20,047      $     --
                                            =========   =======    =========      ========
SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES
Equipment and fixtures acquired under
  capital leases..........................  $      --   $    --    $      --      $ 27,190
                                            =========   =======    =========      ========

See accompanying Notes to the Consolidated Financial Statements

                       MARCH INFORMATION SYSTEMS LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     March Information Systems ("March" or the "Company") was incorporated in England in 1990 with the name March Systems Consultancy Limited with the objective of providing computer consultancy services in systems administration, application development and systems integration. The Company's name was changed in February 1997 to March Information Systems reflecting the refocus of the company as a supplier of specialist security software rather than as a consultancy company. The company was acquired in October 1998 by ISS Group, Inc. as further explained in Note 7.

     The Company provides security software and services to customers using computers running UNIX and Windows NT operating systems with the objective of helping those customers improve the security of and reduce the threats to critical corporate data held on these computers.

  BASIS OF PRESENTATION

     These financial statements do not comprise the statutory accounts of the Company within the meaning of Section 240 of the Companies Act 1985, as amended (the "Companies Act"). The Company's statutory accounts, which are its primary financial statements, are prepared in accordance with the Companies Act and are presented in British pounds. Statutory accounts for the year ended March 31, 1997 and March 31, 1998 have been prepared and the auditors have given unqualified audit reports thereon. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and have been prepared in U.S. dollars. These consolidated financial statements have been translated from the functional currency (British pounds) to U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 -"Foreign Currency Translation". Under this Statement assets and liabilities are translated at year end rates and income and expenses are translated at average rates.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Investments in 50% or less owned companies and joint ventures over which the Company has the ability to exercise significant influence are accounted for using the equity method.

  REVENUE RECOGNITION

     The Company recognizes its license revenue upon (i) delivery of software or, if the customer has evaluation software, delivery of the software key, and
(ii) issuance of the related license, assuming no significant vendor obligations or customer acceptance rights exist. In October 1997, the AICPA issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, which the Company adopted, effective April 1, 1997. Such adoption had no effect on the Company's revenue recognition policies related to its licensee and maintenance activities. Prior to 1997, the Company's revenue recognition policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition.

     Annual renewable maintenance is a separate component of each contract, and is recognized ratably over the contract term. Professional services revenues are recognized as such services are performed.

                       MARCH INFORMATION SYSTEMS LIMITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  EQUIPMENT AND FIXTURES

     Depreciation is provided so as to write down the cost of property and equipment to their estimated residual value over their expected useful lives which is typically 3-4 years. The principal annual depreciation rates and methods of calculation are as follows:

Computer and telecom equipment..............................  3 years straight line
Furniture and fittings......................................  3 years straight line
Motor vehicles..............................................  4 years straight line

  INCOME TAXES

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to carryforward losses and differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recorded at their likely realizable amount.

  FOREIGN CURRENCY TRANSLATION

     Although the Company's functional currency is the British pound, some transactions are made in different currencies. Foreign currency transactions are converted into local currency at the rate of exchange prevailing at the date of the transaction. Exchange gains or losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in other expenses.

  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain estimates used by management are particularly susceptible to significant changes, such as the recoverability and amortization periods of intangible assets. Management believes that as of March 31, 1997 and 1998 and September 30, 1998, the estimates used are adequate based on the information currently available.

  INTERIM FINANCIAL INFORMATION

     The financial information at September 30, 1998 and for the six months ended September 30, 1997 and 1998 is unaudited but included all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results of the September 30, 1998 period are not necessarily indicative of the results for the entire year.

                       MARCH INFORMATION SYSTEMS LIMITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for the Company's financial instruments, including cash, accounts receivable, accounts payable, accrued expenses and long-term debt approximate fair values.

     However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

  CASH AND CASH EQUIVALENTS

     The Company considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such amounts are stated at cost which approximates market value.

  CONCENTRATION OF CREDIT RISK

     The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral on accounts receivable. When required, the Company maintains allowances for credit losses and such losses have been within management's expectations. The Company's services are provided to customers mainly throughout Europe and United States. There was no allowance for doubtful accounts established for the periods presented and write-offs of accounts receivable have not been significant.

     The Company had one customer that accounted for approximately 49% of total revenues for the year ended March 31, 1997 and 45% for the six months ended September 30, 1997 and two customers that accounted for approximately 33% and 41% of total revenues for the year ended March 31, 1998 and 29% and 42% of total revenues for the six months ended September 30, 1998, respectively.

  PENSION PLAN

     The Company sponsors a defined contribution pension plan. The pension charge represents the amounts payable by the Company to the fund. Employees are eligible to join the plan after three months of employment. The Company matches the employees contribution up to a maximum 5% of the employees salary. If an employee belongs to a pension fund outside of the company and does not elect to join the pension fund maintained by March, then the Company will contribute to the outside fund at a rate of 5% or match what the employee contributes, whichever is lower. Contributions for the year ended March 31, 1997 and 1998 and the six months ending September 30, 1997 and 1998 were $45,030, $47,247, $23,733 and $22,588, respectively.

  RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense as incurred. The Company has not capitalized any such development costs under SFAS No. 86, Accounting for the Costs of Computer Software to be sold, leased, or otherwise marketed, because the costs incurred by the company between the attainment of technological feasibility for the related software product through the date when the product is available for general release to customers is insignificant.

                       MARCH INFORMATION SYSTEMS LIMITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  ADVERTISING

     Costs related to advertising are expensed as incurred. Advertising expense was $4,879, $4,031 $1,051 and $7,589 for the years ended March 31, 1997 and 1998 and the six months ended September 30, 1997 and 1998, respectively.

  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This Statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The Statement will be effective for annual periods beginning after December 15, 1997 and the Company will adopt its provisions in fiscal 1998. Reclassification for earlier periods is required for comparative purposes. The Company is currently evaluating the impact this Statement will have on its financial statements, however, because the Statement requires only additional disclosure, the Company does not expect the statement to have a material impact on its financial position or results of operations.

     In June 1997, the FASB issued SFAS No 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Statement will be effective for annual periods beginning after December 15, 1997 and the Company will adopt its provisions in fiscal 1998. The Company does not expect the Statement to have a material impact on its financial position or results of operations.

  YEAR 2000 (UNAUDITED)

     The Company has determined that its current computer systems are Year 2000 compliant and would function properly with respect to dates in the Year 2000 and beyond. The Company has not noted any Year 2000 issues with its products; however, the Company has not performed a significant amount of testing with respect to its products. The Company has yet to initiate discussions with all of its third-party relationships to ensure that those parties have appropriate plans in place to correct all of their year 2000 issues.

     While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no assurance that the systems and products of other companies on which the Company's operations rely will be converted on a timely basis and will not have a material adverse effect on the Company's results of operations. The cost of the Year 2000 initiatives is not expected to be material to the Company's consolidated results of operations or financial position.

2. BUSINESS COMBINATIONS

     The Company incorporated a wholly-owned subsidiary in Belgium, March Systems Consultancy BVBA, in January 1993 to exploit the market for temporary computer specialists in Belgium and Western Europe. March Systems Consultancy BVBA was dissolved in December 1997 as the UK company continued to focus on software development.

                       MARCH INFORMATION SYSTEMS LIMITED

2. BUSINESS COMBINATIONS (CONTINUED)
     Also in 1993, the Company acquired a 50% interest in another company, Westmount UK Limited, supplying UNIX based I-CASE software and professional services. Westmount UK ceased trading in December 1997.

3. COMMITMENTS

  OPERATING LEASES

     The Company leases two separate office spaces under non-cancelable operating leases. One lease is month to month and the other expires on September 30, 1999. The Company also leases cars and computer equipment under a non-cancelable lease arrangements.

     Required future minimum lease payments under both operating and capital leases as of March 31, 1998 are as follows:

                                                              OPERATING   CAPITAL
                                                               LEASES      LEASES
                                                              ---------   --------
Years ending December 31:
  1999......................................................   $31,817    $ 32,226
  2000......................................................    15,908       3,190
                                                               -------    --------
          Total minimum payments required...................   $47,725      35,416
                                                               =======
  Present value of future lease payments....................                31,810
  Less current portion......................................               (25,713)
                                                                          --------
  Noncurrent portion........................................              $  6,097
                                                                          ========

     Rent expense was $42,152, $43,629, $16,424 and $22,744 for the fiscal years ending March 31, 1997 and March 31, 1998, and the six months ending September 30, 1997 and September 30, 1998, respectively.

     Equipment and fixtures financed under a capital lease were $277,639, $158,365 and $85,592 at March 31, 1997, March 31, 1998 and September 30, 1998,
respectively. Accumulated amortization related to the leased assets were $139,910, $98,466 and $37,528 at March 31, 1997, March 31, 1998 and September
30, 1998, respectively. Amortization related to capital leases are included in depreciation expense.

4. INCOME TAX

     The deferred tax asset reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company's deferred tax assets are as follows:

                                                                 YEAR ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Book over tax depreciation..................................  $11,468   $10,945
Other.......................................................      788     1,759
                                                              =======   =======
          Total deferred tax asset..........................  $12,256   $12,704
                                                              =======   =======

                       MARCH INFORMATION SYSTEMS LIMITED

4. INCOME TAX (CONTINUED)
     Significant components of the benefit (provision) for income taxes attributable to operations are as follows:

                                                                  YEAR ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1998
                                                              -------   --------
Current.....................................................  $21,418   $(20,811)
Deferred....................................................    5,259        118
                                                              =======   ========
                                                              $26,677   $(20,693)
                                                              =======   ========

     A reconciliation of the statutory income tax rate to the Company's effective income tax rate is as follows:

                                                                  YEAR ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1998
                                                              -------   --------
Income tax at statutory rates...............................  $32,370   $ (9,564)
Income not taxable..........................................       --      3,276
Non deductible expenses.....................................   (6,239)   (12,210)
Other.......................................................      809       (152)
Change in rate for deferred accounts........................     (263)    (2,043)
                                                              =======   ========
                                                              $26,677   $(20,693)
                                                              =======   ========
                                                                19.8%      45.4%
                                                              =======   ========

5. RELATED PARTIES

     The directors of the Company have made short term loans to assist in the funding of the Company during temporary cash flow shortages. At March 31, 1997 and March 31, 1998 the total of the loans were approximately $52,544 and $90,428, respectively. There were no balances outstanding at September 30, 1998. There were no specific payment terms attached to the notes. The balances are included in accrued expenses and other liabilities on the balance sheet. Subsequent to year end, the balance of the notes were paid.

6. SEGMENT REPORTING

     Revenue by geographic area is as follows:

                                                YEAR ENDED              SIX MONTHS ENDED
                                                 MARCH 31,                SEPTEMBER 30,
                                          -----------------------   -------------------------
                                             1997         1998         1997          1998
                                          ----------   ----------   -----------   -----------
                                                                    (UNAUDITED)   (UNAUDITED)
United Kingdom customers................  $1,553,784   $1,473,022    $691,533     $  691,287
Continental Europe customers............      62,754      118,691      57,866        240,123
United States of America................          --      358,461     147,386         41,610
Rest of the world.......................      19,512       96,194      11,019        225,755
                                          ==========   ==========    ========     ==========
          Total revenue.................  $1,636,050   $2,046,368    $907,804     $1,198,775
                                          ==========   ==========    ========     ==========

                       MARCH INFORMATION SYSTEMS LIMITED

7. SUBSEQUENT EVENTS

     On October 6, 1998, the Company was purchased by ISS Group, Inc. for $4.75 million plus 120,000 shares of ISS Group, Inc.'s common stock. The acquisition will be accounted for as a purchase. ISS Group is a US based company currently being traded on the NASDAQ stock exchange. Upon acquisition, the Company's name was changed to ISS Group Ltd.

            ISS GROUP, INC. ACQUISITION OF MARCH INFORMATION SYSTEMS

                       UNAUDITED PRO FORMA FINANCIAL DATA

     On October 6, 1998, ISS acquired privately held March Information Systems Limited ("March Systems"), a United Kingdom-based developer of Windows NT and Unix-based security assessment technologies. Under the terms of the agreement, ISS Group, Inc. ("ISS" or "Company") acquired all of the outstanding stock of March Systems in exchange for $4.75 million in cash and 120,000 shares of ISS Group common stock. The ISS shares were valued at the closing price of ISS common stock on October 6, 1998 of $24 per share, as quoted on the NASDAQ National Market System. In addition, there were transaction costs of approximately $265,000, principally for legal and accounting professional services and stock transfer taxes. The transaction has been accounted for using the purchase method of accounting and the results of March Systems will be included in future results of ISS from October 6, 1998, the closing date of the transaction.

     The Unaudited Pro Forma Consolidated Statement of Operations set forth below for the year ended December 31, 1998 gives effect to the acquisition as if it occurred on January 1, 1998. It has been derived from the ISS historical consolidated statement of operations for the year ended December 31, 1998 and from the March Systems unaudited consolidated statement of operations for the nine-month period ended September 30, 1998.

     The Pro Forma Consolidated Financial Statements do not purport to be indicative of the results of operations or financial position which would have actually been reported if the acquisition had been consummated on the date indicated, or which may be reported in the future.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                        MARCH
                                                     INFORMATION    PRO FORMA
                                                       SYSTEMS     ACQUISITION     ISS GROUP
                                        ISS GROUP      LIMITED     ADJUSTMENTS     PRO FORMA
                                       -----------   -----------   -----------    -----------
Revenues:
  Perpetual licenses.................  $25,936,000   $1,029,000     $      --     $26,965,000
  Subscriptions......................    7,406,000      109,000                     7,515,000
  Professional services..............    2,587,000      668,000                     3,255,000
                                       -----------   ----------     ---------     -----------
                                        35,929,000    1,806,000                    37,735,000
                                       -----------   ----------     ---------     -----------
Costs and expenses:..................                        --
  Cost of revenues...................    4,831,000      584,000                     5,415,000
  Research and development...........    9,321,000      387,000                     9,708,000
  Charge for in-process research and
     development.....................      802,000                                    802,000
  Sales and marketing................   22,762,000      585,000                    23,347,000
  Amortization.......................      230,000           --       607,000(1)      837,000
  General and administrative.........    4,389,000       75,000                     4,464,000
                                       -----------   ----------     ---------     -----------
                                        42,335,000    1,631,000       607,000      44,573,000
                                       -----------   ----------     ---------
Operating income (loss)..............   (6,406,000)     175,000      (607,000)     (6,838,000)
Interest income (expense), net.......    2,366,000      (31,000)     (196,000)(2)   2,139,000
                                       -----------   ----------     ---------     -----------
Income (loss) before income taxes....   (4,040,000)     144,000      (803,000)     (4,699,000)
Provision for income taxes...........       62,000       67,000                       129,000
                                       -----------   ----------     ---------     -----------
Net income (loss)....................  $(4,102,000)  $   77,000     $(803,000)     (4,828,000)
                                       ===========   ==========     =========     ===========
Basic and diluted net loss per share
  of Common Stock....................  $     (0.28)                               $     (0.32)
                                       ===========                                ===========
Weighted average number of shares
  used in calculating basic and
  diluted net loss per share of
  Common Stock.......................   14,883,000                    120,000      15,003,000
                                       ===========                  =========     ===========
Unaudited pro forma net loss per
  share of Common Stock (see note
  3).................................  $     (0.25)                               $     (0.30)
                                       ===========                                ===========
Unaudited weighted average number of
  shares used in calculating pro
  forma net loss per share of Common
  Stock (see note 3).................   16,189,000                    120,000      16,309,000
                                       ===========                  =========     ===========

See accompanying notes to unaudited pro forma consolidated financial statements for explanation of pro forma acquisition adjustments.

            ISS GROUP, INC. ACQUISITION OF MARCH INFORMATION SYSTEMS
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) ALLOCATION OF PURCHASE PRICE AND RELATED AMORTIZATION

     The purchase price was allocated first to tangible net assets, then to identified intangible assets with any remaining unallocated purchase price attributed to goodwill. The fair value of tangible assets approximated their historical book values at September 30, 1998. The identified intangible assets, along with their estimated lives for amortization, are as follows:

                                                                           LIFE
                                                                           ----
Professional work force.....................................  $  215,000     6
Core technology software....................................   3,099,000     8
Developed software..........................................     380,000     5
In process research and development software................     705,000
Goodwill....................................................   3,096,000    10

     The value assigned to in-process research and development software, in accordance with generally accepted accounting principles, was written off at the time of the acquisition and is reflected in the ISS consolidated financial results for the year ended December 31, 1998.

(2) INTEREST INCOME

     In connection with the payment of $5,015,000 in cash in conjunction with the acquisition, including transaction costs, interest income was reduced for the nine months ended September 30, 1998 using the 5.2% interest rate earned on such funds.

(3) PRO FORMA LOSS PER SHARE

     The Pro Forma basic and diluted historical net loss per share use the historical amounts for ISS Group, Inc adjusted by the impact of the March Systems acquisition. This impact includes March Systems historical net income for the periods, the impact of purchase accounting adjustments and the shares of Common Stock issued in connection with the acquisition.

     Additionally, these pro forma consolidated statements of operation reflect adjustments to the pro forma net loss per share amounts reflected in the ISS historical consolidated statements of operations. The per share amounts were computed for the historical ISS statements by dividing its net losses by the number of shares of common Stock outstanding plus the conversion of the 3,650,000 shares of Series A and 2,087,000 shares of Series B Redeemable, Convertible Preferred Stock into 5,737,000 share of Common Stock which occurred upon consummation of ISS's initial public offering in March 1998. These pro forma financial statements adjust such net loss and weighted average share amounts for March Systems historical net income for the period, the impact of purchase accounting adjustments and the shares of Common Stock issued in connection with the acquisition.

                                  UNDERWRITING

     ISS, the selling stockholders and the underwriters for the U.S. offering (the "U.S. Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, Warburg Dillon Read LLC, a subsidiary of UBS AG, and BancBoston Robertson Stephens Inc. are the representatives of the U.S. Underwriters.

                                                              Number of
                        Underwriters                           Shares
                        ------------                          ---------
Goldman, Sachs & Co.........................................
Dain Rauscher Wessels.......................................
Warburg Dillon Read LLC, a subsidiary of UBS AG.............
BancBoston Robertson Stephens Inc...........................

                                                              ---------
          Total.............................................  1,920,000
                                                              =========

                             ----------------------

     If the U.S. Underwriters sell more shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an additional 264,000 shares from ISS and an option to buy an additional 24,000 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the U.S. Underwriters by ISS and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the U.S. Underwriters' option to purchase additional shares.

                               Paid by the Company
                         -------------------------------
                             No                Full
                          Exercise           Exercise
                         -----------       -------------
Per Share............     $                  $
Total................     $                  $

                               Paid by the Selling
                                  Stockholders
                         -------------------------------
                             No                Full
                          Exercise           Exercise
                         -----------       -------------
Per Share............     $                  $
Total................     $                  $

     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the U.S. Underwriters to
certain other brokers or dealers at a discount of up to $          per share
from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     ISS and the selling stockholders have entered into underwriting agreements with the Underwriters for the sale of shares outside of the United States. The terms and conditions of both offerings are the same and the sale of shares in both Offerings are conditioned on each other. Goldman Sachs International, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, Warburg Dillon Read, a division of UBS AG, and BancBoston Robertson Stephens Inc. are representatives of the Underwriters for the international offering outside of the United States (the "International Underwriters"). ISS and the selling stockholders have granted the International Underwriters similar options to purchase up to an aggregate of an additional
72,000 shares.

     The Underwriters for both of the Offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The Underwriters also have agreed that they may sell shares among each of the underwriting groups.

     ISS and the selling stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     The common stock will be quoted on the Nasdaq National Market under the symbol "ISSX".

     In connection with the Offerings, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the Offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the Offerings are in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     ISS estimates that the total expenses of the Offerings, excluding
underwriting discounts and commissions, will be approximately $       .

     ISS and the selling stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This prospectus may be used by the Underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the Underwriters in the Offerings being made outside of the United States, to persons located in the United States.

                       [Inside Back Cover of Prospectus]

     Picture headed "SAFEsuite Architecture" depicts a rectangle segmented into 12 parts: One segment spans the top of the top of the rectangle and is titled "Information Risk Management". Immediately below that segment is another segment spanning the top of the rectangle entitled "SAFEsuite Decisions" and includes that product's square logo. Immediately below that segment are two segments of half the length of the rectangle. The left segment is entitled "Vulnerability Management" and the right segment is entitled "Threat Management". Below the Vulnerability Management segment are three segments, entitled (from left to right) "Internet Scanner", "Database Scanner" and "System Scanner", each with a circular product logo. Below the "Threat Management" segment are two segments (on a level even with the three segments below "Vulnerability Management") entitled "RealSecure Engine" and "RealSecure Agent", both with a circular product logo. Below these five segments is a segment spanning the length of the rectangle entitled "Security Knowledge Base". Below that segment is another segment spanning the width of the rectangle with 4 rectangular "X-Force" logos. Along the right edge of the rectangle is a segment entitled "Professional Services" with the words "Implementation" "Consulting" "Training" and "Advisory Service" underneath the title.

----------------------------------------------------------
----------------------------------------------------------

     No dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                          Page
                                          ----
Prospectus Summary......................    1
Risk Factors............................    3
Use of Proceeds.........................   12
Price Range of Common Stock.............   12
Dividend Policy.........................   12
Capitalization..........................   13
Dilution................................   14
Selected Consolidated Financial Data....   15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   16
Business................................   24
Management..............................   43
Certain Transactions....................   52
Principal and Selling Stockholders......   54
Description of Securities...............   56
Shares Eligible for Future Sale.........   60
Validity of Common Stock................   62
Experts.................................   62
Additional Information..................   62
Index to Consolidated Financial
  Statements............................  F-1
Underwriting............................  U-1

----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------

                                2,400,000 Shares

                                ISS GROUP, INC.

                                  Common Stock
                             ----------------------

                                   (ISS LOGO)
                             ----------------------
                              GOLDMAN, SACHS & CO.

                             DAIN RAUSCHER WESSELS
                    A DIVISION OF DAIN RAUSCHER INCORPORATED
                            WARBURG DILLON READ LLC

                                   BANCBOSTON
                               ROBERTSON STEPHENS

                      Representatives of the Underwriters
----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     All capitalized terms used and not defined in Part II of this registration statement shall have the meaning assigned to them in the prospectus which forms a part of this registration statement.

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant connection with the sale of common stock being registered. All amounts are estimates, except the SEC registration fee and the NASD filing fee.

SEC Registration fee........................................  $ 46,375
NASD fee....................................................    17,182
Nasdaq National Market listing fee..........................    17,500
Printing and engraving expenses.............................   200,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   120,000
Blue sky fees and expenses..................................     5,000
Transfer agent fees.........................................    10,000
Miscellaneous...............................................    33,943
                                                              --------
          Total.............................................  $600,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Eleventh of the registrant's charter provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 6.1 of the registrant's bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the Delaware General Corporation Law indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

     The registrant has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

     The registrant has purchased officers' and directors' liability insurance.

     The registrant has agreed to indemnify certain directors and officers against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), pursuant to Section 7 of the Amended and Restated Rights Agreement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three years, the registrant has sold the following securities or engaged in the following transactions in private placements exempt from registration under the Securities Act pursuant to Section 4(2) thereof:

          (1) On September 6, 1995, Internet Security Systems, Inc. ("Oldco") sold 1,293,475 shares of its common stock, par value $1.00 per share ("Oldco Common Stock") to Kevin J. O'Connor for $50,000.

          (2) On December 29, 1995, Oldco issued 1,959,770 shares of Oldco Common Stock to Thomas E. Noonan and 162,890 shares of Oldco Common Stock to Glenn McGonnigle in consideration for their employment with Oldco.

          (3) On February 2 and 21, 1996, Oldco sold an aggregate of 3,650,000 shares of its Series A Preferred Stock, par value $1.00 per share, for an aggregate of $3,650,000 to Greylock Equity Limited Partnership, Sigma Associates III, L,P., Sigma Investors III, L.P., Sigma Partners III, L.P. and John P. Imlay, Jr., which shares automatically converted into an aggregate of 3,650,000 shares of common stock upon closing of the registrant's Initial Public Offering on March 27, 1998. Also in connection with the sale of Oldco's Series A Preferred Stock, Oldco repurchased 100,000 shares of Oldco Common Stock from Christopher W. Klaus for $15,000.

          (4) On February 14, 1997, Oldco sold an aggregate of 2,086,957 shares of its Series B Preferred Stock, par value $1.00 per share, for an aggregate of $5,280,001 to Greylock Equity Limited Partnership, Sigma Associates III, L.P., Sigma Investors III, L.P., Sigma Partners III, L.P., John P. Imlay, Jr., Kleiner Perkins Caufield & Byers VIII, KPCB Information Sciences Zaibatsu Fund II, KPCB Java Fund, AT&T Venture Fund II, L.P. and Venture Fund I, L.P., which shares automatically converted into 2,086,457 Shares of common stock upon closing of the registrant's initial public offering on March 27, 1998.

          (5) On July 26, 1997, Oldco issued an aggregate of 12,500 shares of common stock to an executive recruiter in partial consideration for services rendered.

          (6) In December 1997, the registrant, Oldco and the shareholders of Oldco entered into an exchange agreement whereby (i) each share of Oldco Common Stock was exchanged for one share of the registrant's common stock,
     (ii) each share of Oldco's Series A Preferred Stock was exchanged for one share of the registrant's Series A Preferred Stock and (iii) each share of Oldco's Series B Preferred Stock was exchanged for one share of the registrant's Series B Preferred Stock.

          (7) On February 24, 1998, the registrant issued an aggregate of 1,000 shares of common stock to an executive recruiter in partial consideration for services rendered.

          (8) In this period, holders of options issued under our stock option plan exercised options to purchase 412,000 shares of common stock for approximately $293,000.

          (9) The registrant has from time to time granted stock options to employees. The following table sets forth certain information regarding such grants:

                                                         NUMBER OF      RANGE OF
                                                          SHARES     EXERCISE PRICES
                                                         ---------   ---------------
April 19, 1994 (inception) through December 31,
  1995.................................................          --  $           --
January 1, 1996 through December 31, 1996..............     810,350   0.15 -   0.60
January 1, 1997 through December 31, 1997..............   1,023,000   0.60 -   7.00
January 1, 1998 through December 31, 1998..............     964,535   8.00 - 48.125

     The above securities were offered and sold by the registrant in reliance upon exemptions for registration pursuant to either (i) Section 4(2) of the Securities Act, as transactions not involving any public offering, or (ii) Rule 701 under the Securities Act. No underwriters were involved in connections with the sales of securities referred to in this Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

 1.1   --   Form of U.S. Underwriting Agreement.
 3.1*  --   Certificate of Incorporation.
 3.2*  --   Bylaws.
 4.1*  --   Specimen common stock certificate.
 4.2*  --   See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws of the registrant defining the rights of holders of common stock of the registrant.
+5.1   --   Opinion of Brobeck, Phleger & Harrison LLP.
10.1*  --   1995 Stock Incentive Plan.
10.2*  --   Internet Security Systems, Inc. Amended and Restated Rights
            Agreement.
10.3*  --   Stock Exchange Agreement dated December 9, 1997.
10.4*  --   Amended and Restated Agreement Regarding Acceleration of
            Vesting of Future Optionees.
10.5*  --   Forms of Non-Employee Director Compensation Agreement,
            Notice of Stock Option Grant and Stock Option Agreement.
10.6*  --   Sublease for Atlanta facilities.
10.7*  --   Form of Indemnification Agreement for directors and certain officers.
10.8*  --   Series B Preferred Stock Purchase Agreement.
10.9   --   Sublease for additional Atlanta facilities.
21.1   --   Subsidiaries of registrant.
23.1   --   Consent of Ernst & Young LLP.
23.2   --   Consent of Ernst & Young.
23.3   --   Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
24.1   --   Power of attorney pursuant to which amendments to this
            registration statement may be filed (included on the
            signature page in Part 11 hereof).
27.1   --   Financial Data Schedule (for SEC use only).

---------------
* Incorporated by reference to the registrant's registration statement on Form S-1, Registration No. 333-44529.

+ To be filed by amendment.

     (b) Financial Statement Schedules

     The following financial statement schedule of the registrant is included in
Part II of the registration statement:

          Report of Ernst & Young LLP, Independent Auditors

          Schedule II -- Valuation and Qualifying Accounts

     Except for the financial statement schedule listed above, the financial statement schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission (the "Commission")are either not required under the related instructions or are inapplicable and have therefore been omitted.

ITEM 17.  UNDERTAKINGS

     The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General

Corporation Law, the charter or the bylaws of the registrant, the underwriting agreement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 29th day of January, 1999.

                                          ISS GROUP, INC.

                                          By:     /s/ THOMAS E. NOONAN
                                             -----------------------------------
                                                      Thomas E. Noonan
                                                Chairman, President and Chief
                                                      Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas E. Noonan, Richard Macchia and Jon Ver Steeg and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                        NAME                                      TITLE                   DATE
                        ----                                      -----                   ----
                /s/ THOMAS E. NOONAN                   Chairman, President and       January 29, 1999
-----------------------------------------------------    Chief Executive
                  Thomas E. Noonan                       (Principal Executive
                                                         Officer)

              /s/ CHRISTOPHER W. KLAUS                 Chief Technical Officer,      January 29, 1999
-----------------------------------------------------    Secretary and Director
                Christopher W. Klaus

                 /s/ RICHARD MACCHIA                   Vice President and Chief      January 29, 1999
-----------------------------------------------------    Financial Officer
                   Richard Macchia                       (Principal Financial and
                                                         Accounting Officer)

                /s/ RICHARD S. BODMAN                  Director                      January 29, 1999
-----------------------------------------------------
                  Richard S. Bodman

                /s/ ROBERT E. DAVOLI                   Director                      January 29, 1999
-----------------------------------------------------
                  Robert E. Davoli

                /s/ KEVIN J. O'CONNOR                  Director                      January 29, 1999
-----------------------------------------------------
                  Kevin J. O'Connor

                 /s/ DAVID N. STROHM                   Director                      January 29, 1999
-----------------------------------------------------
                   David N. Strohm

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of ISS Group, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated January 15, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/  ERNST & YOUNG LLP

Atlanta, Georgia
January 15, 1999

                                                                     SCHEDULE II

[UPDATE]

                       VALUATION AND QUALIFYING ACCOUNTS

                                           BALANCE AT
                                          BEGINNING OF                             BALANCE AT
                                              YEAR        PROVISION   WRITEOFFS   END OF YEAR
                                          -------------   ---------   ---------   ------------
1996
Allowance for Doubtful Accounts.........    $     --      $ 86,000    $  (7,000)    $ 79,000
                                            ========      ========    =========     ========
1997
Allowance for Doubtful Accounts.........    $ 79,000      $195,000    $ (19,000)    $255,000
                                            ========      ========    =========     ========
1998
Allowance for Doubtful Accounts.........    $255,000      $135,000    $(103,000)    $287,000
                                            ========      ========    =========     ========